                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-108249


                           PROSPECTUS SUPPLEMENT NO. 1
                  Island Pacific, Inc., a Delaware corporation
                     (formerly known as SVI Solutions, Inc.)
                                  Common Stock


This prospectus supplement relates to the resale by the holders of Common Stock.

         The Prospectus dated September 26, 2003 (the "Prospectus"), is hereby amended by the information contained in the attached report on Form 10-Q dated September 30, 2003 and the attached reports on Form 8-K dated November 12, 2003 and November 24, 2003. If the information in the attached reports is inconsistent with any information contained in the Prospectus or any prospectus supplement dated earlier than the date of this Supplement, the Prospectus or earlier supplement shall be deemed superceded by this Supplement. In all other ways, the Prospectus and any prior supplement shall remain unchanged.

         This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated September 26, 2003.

                                   PROSPECTUS

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              ISLAND PACIFIC, INC.

                                7,177,500 SHARES

                                  COMMON STOCK

         We are registering 7,177,500 shares of our common stock for resale by the selling stockholders identified in this prospectus on pages 16 through 19. The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.


         Our common stock is listed on the American Stock Exchange under the symbol "IPI." The closing sale price of our common stock as reported on the American Stock Exchange on September 24, 2003 was $2.40 per share.


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this prospectus is September 26, 2003, subject to completion.



                                    TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
PROSPECTUS SUMMARY............................................................................................        1

THE OFFERING..................................................................................................        2

SUMMARY CONSOLIDATED FINANCING DATA...........................................................................        3

RISK FACTORS..................................................................................................        5

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK....................................................       15

FORWARD LOOKING STATEMENTS....................................................................................       16

SELLING STOCKHOLDERS..........................................................................................       16

PLAN OF DISTRIBUTION..........................................................................................       20

USE OF PROCEEDS...............................................................................................       21

DIVIDEND POLICY...............................................................................................       21

PRICE RANGE OF COMMON STOCK...................................................................................       22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................       22

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE..........................       49

DESCRIPTION OF BUSINESS.......................................................................................       49

MANAGEMENT....................................................................................................       61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................................       68

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................       71

DESCRIPTION OF CAPITAL STOCK..................................................................................       75

LEGAL MATTERS.................................................................................................       76

EXPERTS.......................................................................................................       76

WHERE YOU CAN FIND MORE INFORMATION...........................................................................       77

FINANCIAL STATEMENTS..........................................................................................      F-1

PART II, INFORMATION NOT REQUIRED IN PROSPECTUS...............................................................     II-1

EXHIBIT INDEX.................................................................................................     II-9

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE COVER PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, "IPI", "WE", "US" AND "OUR" REFER TO ISLAND PACIFIC, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES.


                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

         We are a provider of software solutions and services to the retail industry. We provide solutions that help retailers understand, create, manage and fulfill consumer demand.

         Our solutions and services have been developed specifically to meet the needs of the retail industry. Our solutions help retailers improve the efficiency and effectiveness of their operations and build stronger, longer lasting relationships with their customers.

         We market our software solutions through direct and indirect sales channels primarily to retailers who sell to their customers through traditional retail stores, catalogs and/or internet-enabled storefronts.

         Our offerings consist of the following components:

         The ISLAND PACIFIC MERCHANDISE MANAGEMENT suite of applications builds on our long history in retail software design and development and provides our customers with a comprehensive and fully integrated merchandise management solution. Our complete enterprise-level offering of applications and services is designed to assist our customers in maximizing their business potential. The foundation of our application suite is the individual modules that comprise the offering. The modules are:

         o    IP GLADIATOR;

         o    IP GLOBAL NETWORK;

         o    IP INTEGRATOR;

         o    IP BUYER'S WORKMATE;

         o    IP WEATHER IMPACT;

         o    IP BUSINESS PROCESS OPTIMIZATION;

         o    IP CONSUMER RESEARCH;

         o    IP PROFILING;

         o    IP FORECASTING AND REPLENISHMENT;

         o    IP OMNICARD;

         o    IP STORE PEOPLE PRODUCTIVITY;

         o    MERCHANDISING MANAGEMENT;

         o    THE EYE(TM) ANALYSIS AND PLANNING;

         o    REPLENISHMENT AND FORECASTING;

         o    PROMOTION AND EVENTS;

         o    WAREHOUSE;

         o    TICKETING; AND

         o    FINANCIALS

         The ISLAND PACIFIC STORE SOLUTION suite of applications builds on our long history of providing multi-platform, client server in-store solutions. We market this set of applications under the name "OnePointe," and "OnePointe International" which is a full business to consumer software infrastructure encompassing a range of integrated store solutions. "OnePointe" is a complete application providing all point-of-sale ("POS") and in-store processor (server) functions for traditional "brick and mortar" retail operations.

         Our PROFESSIONAL SERVICES provide our customers with expert retail business consulting, project management, implementation, application training, technical and documentation services. This offering ensures that our customers' technology selection and implementation projects are planned and implemented timely and effectively. We also provide development services to customize our applications to meet specific requirements of our customers and ongoing support and maintenance services.

         We market our applications and services through an experienced professional direct sales force in the United States and in the United Kingdom. We believe our knowledge of the complete needs of multi-channel retailers enables us to help our customers identify the optimal systems for their particular businesses. The customer relationships we develop build recurring support, maintenance and professional service revenues and position us to continuously recommend changes and upgrades to existing systems.

         Our executive offices are located at 19800 MacArthur Boulevard, Suite 1200, Irvine, California, 92612, telephone number (949) 476-2212.


                                  THE OFFERING
----------------------------------           -----------------------------------
Common stock to be offered by                7,177,500 shares (1)
the selling stockholders
----------------------------------           -----------------------------------
Common stock outstanding as of               38,195,279 shares
August 20, 2003
----------------------------------           -----------------------------------
Use of proceeds                              We will not receive any proceeds
                                             from the sale of shares of common
                                             stock covered by this prospectus.
----------------------------------           -----------------------------------
American Stock Exchange symbol               IPI
----------------------------------           -----------------------------------

(1) The registrant is hereby registering a number of shares of common stock equal to (a) 5,275,000 shares of common stock held by to MicroCapital Fund, L.P., The Pinnacle Fund, L.P., Atlas Capital (Q.P.) L.P., Atlas Capital Master Fund, Ltd., Westpark Capital, L.P., Gruber & McBain International, Lagunitas Partners, L.P., Jon D. Gruber and Linda W. Gruber, J. Patterson McBaine, Bonanza Master Fund Ltd., Sandor Capital Master Fund, L.P., Southwell Partners, L.P. and Glacier Partners, L.P. all of whom have registration rights, plus (b) 902,500 shares of common stock issuable upon the conversion of warrants held by Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., Crestview Capital Fund I, L.P., Crestview Fund II, L.P., Crestview Capital Offshore Fund, Inc., and Roth Capital Partners, LLC all of whom have registration rights, plus (c) 1,000,000 shares of common stock held by 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., 033 Growth International Fund, LTD., Midsummer Investment, Ltd., Omicron Master Trust, Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore Fund, Inc. and Glacier Partners, LP, all of whom have registration rights. This number of shares is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416, this Registration Statement also registers such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar transactions.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

         The following financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and unaudited financial information included elsewhere in this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA FOR THE 3-MONTH PERIODS ENDED JUNE 30, 2003 AND 2002 (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                                             THREE MONTHS ENDED JUNE 30,
                                                                                  2003         2002
                                                                                ---------   ---------
STATEMENT OF OPERATIONS DATA:
Net sales                                                                       $  5,466    $  4,893
Cost of sales                                                                      1,654       2,053
                                                                                ---------   ---------
     Gross profit                                                                  3,812       2,840

Expenses:
   Application development                                                           137         901
   Depreciation and amortization                                                     868       1,034
   Selling, general and administrative                                             2,796       1,937
                                                                                ---------   ---------
     Total expenses                                                                3,801       3,872
                                                                                ---------   ---------
Operating income (loss)                                                               11      (1,032)

Other income (expense):
   Interest income                                                                    26           1
   Other expense                                                                     (11)         (1)
   Interest expense                                                                 (311)       (408)
                                                                                ---------   ---------
     Total other expense                                                            (296)       (408)
                                                                                ---------   ---------

Loss before provision for income taxes                                              (285)     (1,440)

   Provision for income taxes                                                        570          --
                                                                                ---------   ---------
Income (loss) before cumulative effect of a change in accounting principle           285      (1,440)

    Cumulative effect of changing accounting principle - goodwill
     valuation under SFAS 142                                                         --        (627)
                                                                                ---------   ---------
Income (loss) from continuing operations                                             285      (2,067)

     Income from discontinued operations of the SVI Training Products, Inc.
        subsidiary net of applicable income taxes                                     --          50
                                                                                ---------   ---------

Net income (loss)                                                               $    285    $ (2,017)
                                                                                =========   =========

Basic income (loss) per share:
   Income (loss) before cumulative effect of a change in accounting principle   $     --    $  (0.05)
   Cumulative effect of a change in accounting principle - goodwill
     valuation under SFAS 142                                                         --       (0.02)
                                                                                ---------   ---------
   Income (loss) from continuing operations                                         0.01       (0.07)
   Income from discontinued operations                                                --          --
                                                                                ---------   ---------
        Net income (loss)                                                       $   0.01    $  (0.07)
                                                                                =========   =========
Diluted income (loss) per share:
   Income (loss) before cumulative effect of a change in accounting principle   $     --    $  (0.05)
   Cumulative effect of a change in accounting principle - goodwill
     valuation under SFAS 142                                                         --       (0.02)
                                                                                ---------   ---------
   Income (loss) from continuing operations                                           --       (0.07)
   Income from discontinued operations                                                --          --
                                                                                ---------   ---------
        Net income (loss)                                                       $     --    $  (0.07)
                                                                                =========   =========

Weighted-average common shares outstanding:
    Basic                                                                         31,615      28,512
    Diluted                                                                       64,743      28,512

BALANCE SHEET DATA:
    Working capital                                                                3,406      (5,188)
    Total assets                                                                  46,917      38,798
    Long-term obligations                                                          2,708       8,062
    Stockholders' equity                                                          31,634      20,629

SUMMARY CONSOLIDATED FINANCIAL DATA FOR THE LAST 5 FISCAL YEARS(1):
                                                                            YEAR ENDED MARCH 31,
                                                         ---------------------------------------------------------
                                                           2003        2002        2001         2000        1999
                                                         ---------   ---------   ---------   ---------   ---------
                                                                 (in thousands except for per share data)
STATEMENT OF OPERATIONS DATA:
Net sales                                                $ 22,296    $ 26,715    $ 28,049    $ 25,027    $  3,648
Cost of sales                                               8,045      11,003      10,815       6,176       1,206
                                                         ---------   ---------   ---------   ---------   ---------
    Gross profit                                           14,251      15,712      17,234      18,851       2,442

Application development expenses                            4,643       4,203       5,333       4,877          --
Depreciation and amortization                               4,148       6,723       8,299       7,201       1,672
Selling, general and administrative expenses                8,072      12,036      16,985      13,769       3,181
Impairment of intangible assets                                --          --       6,519          --          --
Impairment of note receivable received in
    connection with the sale of IBIS Systems
    Limited                                                    --          --       7,647          --          --
                                                         ---------   ---------   ---------   ---------   ---------
       Total expenses                                      16,863      22,962      44,783      25,847       4,853
                                                         ---------   ---------   ---------   ---------   ---------
Loss from operations                                       (2,612)     (7,250)    (27,549)     (6,996)     (2,411)

Other income (expense):
    Interest income                                             1           7         620       1,069         516
    Other income (expense)                                     24         (56)         74        (202)        769
    Interest expense                                       (1,088)     (3,018)     (3,043)     (1,493)         (1)
                                                         ---------   ---------   ---------   ---------   ---------
       Total other income (expense)                        (1,063)     (3,067)     (2,349)       (626)      1,284
                                                         ---------   ---------   ---------   ---------   ---------
Loss before provision (benefit) for income taxes           (3,675)    (10,317)    (29,898)     (7,622)     (1,127)
    Provision (benefit) for income taxes                       11           2      (4,778)     (2,435)         30
                                                         ---------   ---------   ---------   ---------   ---------
Loss before extraordinary item and change
    in accounting principle                                (3,686)    (10,319)    (25,120)     (5,187)     (1,157)

    Extraordinary item- Gain on debt forgiveness            1,476          --          --          --          --
    Cumulative effect of changing accounting principle
       - Goodwill valuation under SFAS 142                   (627)         --          --          --          --
                                                         ---------   ---------   ---------   ---------   ---------
    Loss from continuing operations                        (2,837)    (10,319)    (25,120)     (5,187)     (1,157)

Income (loss) from discontinued operations                    119      (4,339)     (3,825)      1,133       6,742
                                                         ---------   ---------   ---------   ---------   ---------
       Net income (loss)                                 $ (2,718)   $(14,658)   $(28,945)   $ (4,054)   $  5,585
                                                         =========   =========   =========   =========   =========
Basic earnings (loss) per share:
    Loss before extraordinary item and
       change in accounting principle                    $  (0.12)   $  (0.29)   $  (0.72)   $  (0.15)   $  (0.04)
    Extraordinary item - gain on debt forgiveness            0.05          --          --          --          --
    Loss from change in accounting principle                (0.02)         --          --          --          --
                                                         ---------   ---------   ---------   ---------   ---------
    Loss from continuing operations                         (0.09)      (0.29)      (0.72)      (0.15)      (0.04)
    Income (loss) from discontinued operations                 --       (0.12)      (0.11)       0.13        0.24
                                                         ---------   ---------   ---------   ---------   ---------
       Net income (loss)                                 $  (0.09)   $  (0.41)   $  (0.83)   $  (0.12)   $   0.20
                                                         =========   =========   =========   =========   =========


                                                                       YEAR ENDED MARCH 31,
                                                    ---------------------------------------------------------
                                                      2003        2002        2001        2000         1999
                                                    ---------   ---------   ---------   ---------   ---------
                                                                         (in thousands)
Diluted earnings (loss) per share:
    Loss before extraordinary item and
       change in accounting principle               $  (0.12)   $  (0.29)   $  (0.72)   $  (0.15)   $  (0.03)
    Extraordinary item - gain on debt forgiveness       0.05          --          --          --          --
    Loss from change in accounting principle           (0.02)         --          --          --          --
                                                    ---------   ---------   ---------   ---------   ---------
    Loss from continuing operations                    (0.09)      (0.29)      (0.72)      (0.15)      (0.03)
    Income (loss) from discontinued operations            --       (0.12)      (0.11)       0.03        0.20
                                                    ---------   ---------   ---------   ---------   ---------
       Net income (loss)                            $  (0.09)   $  (0.41)   $  (0.83)   $  (0.12)   $   0.17
                                                    =========   =========   =========   =========   =========
Weighted average common shares:
    Basic                                             29,599      35,698      34,761      32,459      28,600
    Diluted                                           29,599      35,698      34,761      32,459      33,071

BALANCE SHEET DATA:
Working capital                                     $ (4,056)   $ (5,337)   $ (2,782)   $  2,628    $ 26,387
Total assets                                        $ 37,637    $ 40,005    $ 56,453    $ 94,083    $ 52,374
Long-term obligations                               $  2,807    $  8,013    $ 18,554    $ 21,586    $  2,043
Stockholders' equity                                $ 23,842    $ 21,952    $ 26,993    $ 53,497    $ 45,270

(1) Except for the year ended March 31, 2003, certain reclassifications are reflected in the above data since the filing of such annual reports on forms 10KSB, 10K and 10K/A. Such reclassifications did not result in changes in net income (loss), net income (loss) per share or stockholders' equity.

                                  RISK FACTORS

THE PURCHASE OF OUR SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

BUSINESS RISKS

WE INCURRED LOSSES FOR FISCAL YEARS 2003, 2002, 2001 AND 2000.

         We incurred losses of $2.7 million, $14.7 million, $28.9 million and $4.1 million in the fiscal years ended March 31, 2003, 2002, 2001, and 2000 respectively. The losses in the past four years have generally been due to difficulties completing sales for new application software licenses, the resulting change in sales mix toward lower margin services, and debt service expenses. We will need to generate additional revenue to achieve profitability in future periods. Failure to achieve profitability, or maintain profitability if achieved, may have a material adverse effect on our business and stock price.

WE HAD NEGATIVE WORKING CAPITAL IN PRIOR FISCAL YEARS, AND WE HAVE EXTENDED PAYMENT TERMS WITH A NUMBER OF OUR SUPPLIERS.

         At March 31, 2003, 2002 and 2001, we had negative working capital of $4.1 million, $5.3 million and $2.8 million, respectively. We have had difficulty meeting operating expenses, including interest payments on debt, lease payments and supplier obligations. We have at times deferred payroll for our executives offices, and borrowed from related parties to meet payroll obligations. We have extended payment terms with our trade creditors wherever possible.

         As a result of extended payment arrangements with suppliers, we may be unable to secure products and services necessary to continue operations at current levels from these suppliers. In that event, we will have to obtain these products and services from other parties, which could result in adverse consequences to our business, operations and financial condition.

OUR NET SALES HAVE DECLINED IN RECENT FISCAL YEARS. WE EXPERIENCED A SUBSTANTIAL DECREASE IN APPLICATION SOFTWARE LICENSE SALES. OUR GROWTH AND PROFITABILITY IS DEPENDENT ON THE SALE OF HIGHER MARGIN LICENSES.

         Our net sales decreased by 16% in the fiscal year ended March 31, 2003, compared to the fiscal year ended March 31, 2002. Our net sales decreased by 5% in the fiscal year ended March 31, 2002 compared to the fiscal year ended March 31, 2001. We experienced a substantial decrease in application license software sales, which typically carry a much higher margin than other revenue sources. We must improve new application license sales to become profitable. We have taken steps to refocus our sales strategy on core historic competencies, but our typically long sales cycles make it difficult to evaluate whether and when sales will improve. We cannot be sure that the decline in sales has not been due to factors which might continue to negatively affect sales.

OUR FINANCIAL CONDITION MAY INTERFERE WITH OUR ABILITY TO SELL NEW APPLICATION SOFTWARE LICENSES.

         Future sales growth may depend on our ability to improve our financial condition. Our current financial condition has made it more difficult for us to complete sales of new application software licenses. Because our applications typically require lengthy implementation and extended servicing arrangements, potential customers require assurance that these services will be available for the expected life of the application. These potential customers may defer buying decisions until our financial condition improves, or may choose the products of our competitors whose financial condition is or is perceived to be stronger. Customer deferrals or lost sales will adversely affect our business, financial conditions and results of operations.

OUR SALES CYCLES ARE LONG AND PROSPECTS ARE UNCERTAIN. THIS MAKES IT DIFFICULT FOR US TO PREDICT REVENUES AND BUDGET EXPENSES.

         The length of sales cycles in our business makes it difficult to evaluate the effectiveness of our sales strategies. Our sales cycles historically has ranged from three to twelve months, which has caused significant fluctuations in revenues from period to period. Due to our difficulties in completing new application software sales in recent periods and our refocused sales strategy, it is difficult to predict revenues and properly budget expenses.

         Our software applications are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the retail enterprise. In many cases, our customers must change established business practices when they install our software. Our sales staff must dedicate significant time consulting with a potential customer concerning the substantial technical and business concerns associated with implementing our products. The purchase of our products is often discretionary, so lengthy sales efforts may not result in a sale. Moreover, it is difficult to predict when a license sale will occur. All of these factors can adversely affect our business, financial condition and results of operations.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND THEY MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors, many of which are outside of our control. If revenue declines in a quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, application development and general and administrative expenses do not change significantly with variations in revenue in a quarter. It is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts or investors. If that happens, our stock price will likely decline.

OUR REVENUE MAY VARY FROM PERIOD TO PERIOD, WHICH MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS.

         Factors outside our control that could cause our revenue to fluctuate significantly from period to period include:

         o The size and timing of individual orders, particularly with respect to our larger customers;

         o    General health of the retail industry and the overall economy;

         o Technological changes in platforms supporting our software products; and

         o    Market acceptance of new applications and related services.

         In particular, we usually deliver our software applications when contracts are signed, so order backlog at the beginning of any quarter may represent only a portion of that quarter's expected revenues. As a result, application license revenues in any quarter are substantially dependent on orders booked and delivered in that quarter, and this makes it difficult for us to accurately predict revenues. We have experienced, and we expect to continue to experience, quarters or periods where individual application license or services orders are significantly larger than our typical application license or service orders. Because of the nature of our offerings, we may get one or more large orders in one quarter from a customer and then no orders the next quarter.

OUR EXPENSES MAY VARY FROM PERIOD TO PERIOD, WHICH COULD AFFECT QUARTERLY RESULTS AND OUR STOCK PRICE.

         If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations would be adversely affected and we may incur losses for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

         o The extent of marketing and sales efforts necessary to promote and sell our applications and services;

         o    The timing and extent of our development efforts; and

         o    The timing of personnel hiring.

IT IS DIFFICULT TO EVALUATE OUR PERFORMANCE BASED ON PERIOD TO PERIOD COMPARISONS OF OUR RESULTS.

         The many factors which can cause revenues and expenses to vary make meaningful period to period comparisons of our results difficult. We do not believe period to period comparisons of our financial performance are necessarily meaningful, and you cannot rely on them as an indication of our future performance.

WE MAY EXPERIENCE SEASONAL DECLINES IN SALES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FALL SHORT OF EXPECTATIONS IN SOME QUARTERS.

         We may experience slower sales of our applications and services from October through December of each year as a result of retailers' focus on the holiday retail-shopping season. This can negatively affect revenues in our third fiscal quarter and in other quarters, depending on our sales cycles.

OUR DEBT COULD ADVERSELY AFFECT US.

         As of August 20, 2003, our debt is as follows:

         o $3.0 million in convertible debentures issued on March 31, 2003 to Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P. due in full in May 2005, with monthly redemptions to commence in February 2004. We have notified these investors that we are exercising our right to convert their debentures into shares of common stock effective September 30, 2003; however, the investors have agreed to cease accruing interest from August 11, 2003 so long as they can elect to effectuate the conversion sooner.

         o $1.25 million in convertible notes reissued in July 2002 to entities related to ICM Asset Management, Inc. due September 30, 2003.

         o $500,000 in a convertible note issued to Union Bank of California NA on March 31, 2003, due March 31, 2004.

         The substantial amount of our indebtedness impacts us in a number of ways:

         o We have to dedicate a portion of cash flow from operations to principal and interest payments on the debt, which reduces funds available for other purposes.

         o We may not have sufficient funds to pay principal and/or interest payment when they become due, which could lead to a default.

         These are just some factors pertaining to our debt that generally place us at a disadvantage to our less leveraged competitors. Any or all of these factors could cause our stock price to decline.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

         Our cash from operations has not been sufficient to meet our operational needs, and we have relied on capital from related parties. A company affiliated with Donald S. Radcliffe, one of our directors, made short-term loans to us in fiscal 2002 and in fiscal 2003 to meet payroll when cash on hand was not sufficient. Softline, Ltd. ("Softline") loaned us $10 million to make a required principal payment on our Union Bank term loan in July 2000. A subsidiary of Softline loaned us an additional $600,000 in November 2000 to meet working capital needs. This loan was repaid in February 2001, in part with $400,000 we borrowed from Barry M. Schechter, our former Chairman. We borrowed an additional $164,000 from Mr. Schechter in March 2001 for operational needs related to our Australian subsidiary, which was repaid in July 2001.

         We may not be able to obtain capital from related parties in the future. Neither Softline, Mr. Schechter, Mr. Radcliffe nor any other officers, directors, stockholders or related parties are under any obligation to continue to provide cash to meet our future liquidity needs.

WE MAY NEED TO RAISE CAPITAL TO REPAY DEBT AND GROW OUR BUSINESS. OBTAINING THIS CAPITAL COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

         We may need to raise capital to discharge our aged payables and grow our business. We will also likely need to raise capital to pay our $1.25 million convertible note obligations to the entities related to ICM Asset Management, Inc. due in full in September 2003 and our $500,000 convertible note obligation due in full in March 2004. We may also need to raise further capital to:

         o    Support unanticipated capital requirements;

         o    Take advantage of acquisition or expansion opportunities;

         o    Continue our current development efforts;

         o    Develop new applications or services; or

         o    Address working capital needs.

         Our future capital requirements depend on many factors including our application development, sales and marketing activities. We do not know whether additional financing will be available when needed, or available on terms acceptable to us. If we cannot raise needed funds for the above purposes on acceptable terms, we may be forced to curtail some or all of the above activities and we may not be able to grow our business or respond to competitive pressures or unanticipated developments.

         We may raise capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution and the new securities may have greater rights, preferences or privileges than our existing common stock.

INTANGIBLE ASSETS MAY BE IMPAIRED MAKING IT MORE DIFFICULT TO OBTAIN FINANCING.

         Goodwill, capitalized software, non-compete agreements and other intangible assets represent approximately 65% of our total assets as of June 30, 2003 and represent more than our stockholders' equity. We may have to impair or write-off these assets, which will cause a charge to earnings and could cause our stock price to decline.

         Any such impairments will also reduce our assets, as well as the ratio of our assets to our liabilities. These balance sheet effects could make it more difficult for us to obtain capital, and could make the terms of capital we do obtain more unfavorable to our existing stockholders.

FOREIGN CURRENCY FLUCTUATIONS MAY IMPAIR OUR COMPETITIVE POSITION AND AFFECT OUR OPERATING RESULTS.

         Fluctuations in currency exchange rates affect the prices of our applications and services and our expenses, and foreign currency losses will negatively affect profitability or increase losses. Approximately 10% and 9% of our net sales were in the United Kingdom in the three months ended June 30, 2003 and 2002, respectively. Approximately 12%, 9% and 8% of our net sales were outside North America, principally in Australia and the United Kingdom, in the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Many of our expenses related to foreign sales, such as corporate level administrative overhead and development, are denominated in U.S. dollars. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss contributes to fluctuations in our operating results. We do not hedge against foreign currency exchange rate risks.

WE HAVE A SINGLE CUSTOMER REPRESENTING A SIGNIFICANT AMOUNT OF OUR BUSINESS.

         Toys "R" Us, Inc. ("Toys") accounted for 24% and 42% of our net sales for the three months ended June 30, 2003 and 2002, respectively, and 31%, 47% and 33% of our net sales for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. While we have a development agreement with this customer, Toys has the right to terminate the agreement without cause with limited advance notice. A reduction, delay or cancellation of orders from Toys would significantly reduce our revenues and force us to substantially curtail operations. We cannot provide any assurances that Toys or any of our current customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL AND SALES PERSONNEL, OR IF WE ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

         We are heavily dependent on our Chairman and Chief Executive Officer, Harvey Braun, and our President and Chief Operating Officer, Steven Beck. We do not have any written employment agreements with Mr. Braun or Mr. Beck. We are also heavily dependent on our former Chairman, Barry Schechter, who remains a consultant to us. We do not have a written consulting agreement with Mr. Schechter. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled software programmers, managers, and sales and marketing personnel. Competition for personnel is intense, particularly in international markets. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We may not be successful in attracting or retaining skilled sales, technical and managerial personnel. The loss of key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance and cause our stock price to decline.

WE ARE DEPENDENT ON THE RETAIL INDUSTRY, AND IF ECONOMIC CONDITIONS IN THE RETAIL INDUSTRY FURTHER DECLINE, OUR REVENUES MAY ALSO DECLINE. RETAIL SALES HAVE BEEN AND MAY CONTINUE TO BE SLOW.

         Our future growth is critically dependent on increased sales to the retail industry. We derive the substantial majority of our revenues from the licensing of software applications and the performance of related professional and consulting services to the retail industry. Demand for our applications and services could decline in the event of consolidation, instability or more downturns in the retail industry. This decline would likely cause reduced sales and could impair our ability to collect accounts receivable. The result would be reduced earnings and weakened financial condition, each or both of which would likely cause our stock price to decline.

         The success of our customers is directly linked to economic conditions in the retail industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. In addition, the retail industry may be consolidating, and it is uncertain how consolidation will affect the industry. The retail industry as a whole is currently experiencing increased competition and weakening economic conditions that could negatively impact the industry and our customers' ability to pay for our products and services. Such consolidation and weakening economic conditions have in the past, and may in the future, negatively impact our revenues, reduce the demand for our products and may negatively impact our business, operating results and financial condition. Weakening economic conditions and the September 11, 2001 terrorist attack have adversely impacted sales of our software applications, and we believe mid-tier specialty retailers may be reluctant during the current economic slowdown to make the substantial infrastructure investment that generally accompanies the implementation of our software applications. The recent war in Iraq and the anticipated burden of rebuilding that country's infrastructure has also led to some uncertainty in the economic climate, which may adversely impact our business.

THERE MAY BE AN INCREASE IN CUSTOMER BANKRUPTCIES DUE TO WEAK ECONOMIC
CONDITIONS.

         We have in the past and may in the future be impacted by customer bankruptcies. During weak economic conditions, such as those currently being experienced in many geographic regions around the world, there is an increased risk that certain of our customers will file bankruptcy. When our customers file bankruptcy, we may be required to forego collection of pre-petition amounts owed, and to repay amounts remitted to us during the 90-day preference period preceding the filing. Accounts receivable balances related to pre-petition amounts may in certain of these instances be large due to extended payment terms for software license fees, and significant billings for consulting and implementation services on large projects. The bankruptcy laws, as well as the specific circumstances of each bankruptcy, may severely limit our ability to collect pre-petition amounts, and may force us to disgorge payments made during the 90-day preference period. We also face risk from international customers which file for bankruptcy protection in foreign jurisdictions, in that the application of foreign bankruptcy laws may be less certain or harder to predict. Although we believe that we have sufficient reserves to cover anticipated customer bankruptcies, there can be no assurance that such reserves will be adequate, and if they are not adequate, our business, operating results and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE RETAIL SOFTWARE INDUSTRY.

         We conduct business in an industry characterized by intense competition. Most of our competitors are very large companies with an international presence. We must also compete with smaller companies which have been able to develop strong local or regional customer bases. Many of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than us. Our competitors may also have lower cost structures and better access to the capital markets than us. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may:

         o Introduce new technologies that render our existing or future products obsolete, unmarketable or less competitive;

         o Make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, which would increase the ability of their products to address the needs of our customers; and

         o Establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to compete through these channels.

         We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from providers of offerings similar to, or competitive with, our applications, or from service providers that provide services similar to our services. Competition could also render our technology obsolete. For a further discussion of competitive factors in our industry, see "Business" under the heading "Competition."

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES.

         The retail software industry is characterized by rapid technological change, evolving standards and wide fluctuations in supply and demand. We must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new offerings or if we fail to introduce progressive new offerings in a timely or cost-effective manner, our financial performance will suffer.

         The success of application enhancements and new applications depends on a variety of factors, including technology selection and specification, timely and efficient completion of design, and effective sales and marketing efforts. In developing new applications and services, we may:

         o Fail to respond to technological changes in a timely or cost-effective manner;

         o Encounter applications, capabilities or technologies developed by others that render our applications and services obsolete or non-competitive or that shorten the life cycles of our existing applications and services;

         o Experience difficulties that could delay or prevent the successful development, introduction and marketing of these new applications and services; or

         o Fail to achieve market acceptance of our applications and services.

         The life cycles of our applications are difficult to estimate, particularly in the emerging electronic commerce market. As a result, new applications and enhancements, even if successful, may become obsolete before we recoup our investment.

OUR PROPRIETARY RIGHTS OFFER ONLY LIMITED PROTECTION AND OUR COMPETITORS MAY DEVELOP APPLICATIONS SUBSTANTIALLY SIMILAR TO OUR APPLICATIONS AND USE SIMILAR TECHNOLOGIES WHICH MAY RESULT IN THE LOSS OF CUSTOMERS. WE MAY HAVE TO BRING COSTLY LITIGATION TO PROTECT OUR PROPRIETARY RIGHTS.

         Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspects of our intellectual property. Our intellectual property includes our trademarks, trade secrets, copyrights and other proprietary information. Our efforts to protect our intellectual property may not be successful. Effective copyright and trade secret protection may be unavailable or limited in some foreign countries. We hold no patents. Consequently, others may develop, market and sell applications substantially equivalent to ours or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

         We may find it necessary to bring claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. The ultimate outcome of any litigation will be difficult to predict.

OUR APPLICATIONS MAY BE SUBJECT TO CLAIMS THEY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

         We may become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to and defending claims related to our intellectual property rights, even ones without merit, can be time consuming and expensive and can divert management's attention from other business matters. In addition, these actions could cause application delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

DEVELOPMENT AND MARKETING OF OUR OFFERINGS DEPENDS ON STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES. OUR EXISTING STRATEGIC RELATIONSHIPS MAY NOT ENDURE AND MAY NOT DELIVER THE INTENDED BENEFITS, AND WE MAY NOT BE ABLE TO ENTER INTO FUTURE STRATEGIC RELATIONSHIPS.

         Since we do not possess all of the technical and marketing resources necessary to develop and market our offerings to their target markets, our business strategy substantially depends on our strategic relationships. While some of these relationships are governed by contracts, most are non-exclusive and all may be terminated on short notice by either party. If these relationships terminate or fail to deliver the intended benefits, our development and marketing efforts will be impaired and our revenues may decline. We may not be able to enter into new strategic relationships, which could put us at a disadvantage to those of our competitors which do successfully exploit strategic relationships.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

         Substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from fire, earthquake, water damage, sabotage, flood, power loss, technical or telecommunications failure or break-ins. Our insurance may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to service our customers. Any of these occurrences could impair our ability to serve our customers and harm our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR APPLICATIONS.

         Our business exposes us to product liability risks. Any product liability or other claims brought against us, if successful and of sufficient magnitude, could negatively affect our financial performance and cause our stock price to decline.

         Our applications are highly complex and sophisticated and they may occasionally contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of our applications may involve customer-specific customization by us or third parties, and may involve integration with systems developed by third parties. These aspects of our business create additional opportunities for errors and defects in our applications and services. Problems in the initial release may be discovered only after the application has been implemented and used over time with different computer systems and in a variety of other applications and environments. Our applications have in the past contained errors that were discovered after they were sold. Our customers have also occasionally experienced difficulties integrating our applications with other hardware or software in their enterprise.

         We are not currently aware of any defects in our applications that might give rise to future lawsuits. However, errors or integration problems may be discovered in the future. Such defects, errors or difficulties could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, returns, increased costs and diversion of development resources, redesigns and increased warranty and servicing costs. In addition, third-party products, upon which our applications are dependent, may contain defects which could reduce or undermine entirely the performance of our applications.

         Our customers typically use our applications to perform mission-critical functions. As a result, the defects and problems discussed above could result in significant financial or other damage to our customers. Although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our applications or the performance of our services. Our product liability insurance may not cover all claims brought against us.

SOFTLINE LIMITED HAS THE RIGHT TO ACQUIRE A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, SO WE MAY BE EFFECTIVELY CONTROLLED BY SOFTLINE, AND OUR OTHER STOCKHOLDERS ARE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING.

         Softline Limited beneficially owns 48.8% of our outstanding common stock, including shares Softline has the right to acquire upon conversion of its Series A Convertible Preferred Stock. Ivan M. Epstein, Softline's Chief Executive Officer, and Robert P. Wilkie, Softline's Chief Financial Officer, serve on our board of directors. If Softline converts its Series A Preferred Stock, it may have effective control over all matters affecting us, including:

         o    The election of all of our directors;

         o The allocation of business opportunities that may be suitable for Softline and us;

         o Any determinations with respect to mergers or other business combinations involving us;

         o    The acquisition or disposition of assets or businesses by us;

         o Debt and equity financing, including future issuance of our common stock or other securities;

         o    Amendments to our charter documents;

         o    The payment of dividends on our common stock; and

         o    Determinations with respect to our tax returns.

OUR BUSINESS MAY BE DISADVANTAGED OR HARMED IF SOFTLINE'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

         Conflicts of interest have and will continue to arise between Softline and us in a number of areas relating to our past and ongoing relationships. Conflicts may not be resolved in a manner that is favorable to us, and such conflicts may result in harmful consequences to our business or prospects.

SOFTLINE'S INFLUENCE ON OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

         Softline's potential voting control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, Softline's control could reduce the price that investors may be willing to pay in the future for shares of our stock, or could prevent any party from attempting to acquire us at any price.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

         The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price could be affected. Some of the volatility in our stock price may be unrelated to our performance. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance. For further information on our stock price trends, see "Price Range of Common Stock."

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not previously paid any cash or other dividend on our common stock. We anticipate that we will use our earnings and cash flow for repayment of indebtedness, to support our operations, and for future growth, and we do not have any plans to pay dividends in the foreseeable future. Softline is entitled to dividends on its Series A Convertible Preferred Stock in preference and priority to common stockholders. Future equity financing(s) may further restrict our ability to pay dividends.

THE TERMS OF OUR PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

         We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. We issued 141,000 shares of Series A Convertible Preferred Stock to Softline in May 2002. Our board of directors may determine the terms of subsequent series of preferred stock without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We are actively seeking capital, and some of the arrangements we are considering may involve the issuance of preferred stock.

FAILURE TO COMPLY WITH THE AMERICAN STOCK EXCHANGE'S LISTING STANDARDS COULD RESULT IN OUR DELISTING FROM THAT EXCHANGE AND LIMIT THE ABILITY TO SELL ANY OF OUR COMMON STOCK.

         Our stock is currently traded on the American Stock Exchange. The Exchange has published certain guidelines it uses in determining whether a security warrants continued listing. These guidelines include financial, market capitalization and other criteria, and as a result of our financial condition or other factors, the American Stock Exchange could in the future determine that our stock does not merit continued listing. If our stock were delisted from the American Stock Exchange, the ability of our stockholders to sell our common stock could become limited, and we would lose the advantage of some state and federal securities regulations imposing lower regulatory burdens on exchange-traded issuers.

DELAWARE LAW AND SOME PROVISIONS OF OUR CHARTER AND BYLAWS MAY ADVERSELY AFFECT THE PRICE OF YOUR STOCK.

         Special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors. Stockholders have no right to call a meeting. Stockholders must also comply with advance notice provisions in our bylaws in order to nominate directors or propose matters for stockholder action. These provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change in control of the Company or our management. Delaware law also contains provisions that could delay or make more difficult change in control transactions. As a result, the price of our common stock may be adversely affected.

SHARES ISSUED UPON THE EXERCISE OF OPTIONS, WARRANTS, DEBENTURES AND CONVERTIBLE NOTES COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

         We have issued options and warrants to acquire common stock to our employees and certain other persons at various prices, some of which are or may in the future have exercise prices at below the market price of our stock. We currently have outstanding options and warrants for 16,951,939 shares. Of these options and warrants, 579,981 have exercise prices above the recent market price of $3.40 per share (as of July 31, 2003), and 16,371,958 have exercise prices at below that recent market price. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders.

         Our existing stock option plan currently has approximately 2,266,783 shares available for issuance as of July 31, 2003. Future options issued under the plan may have further dilutive effects.

         We issued to Toys "R" Us, Inc., our major customer, a note convertible into 2,500,000 shares of common stock. This note has a conversion price of $0.553. This note will have a dilutive effect on stockholders if converted.

         We issued to entities related to ICM Asset Management notes that are convertible into 2,083,333 shares of common stock. These notes have a conversion price of $0.60 per share, which is currently below the recent market price of $3.40 (as of July 31, 2003). These notes will have a dilutive effect on stockholders if converted.

         We also issued to Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P. debentures that are convertible into 2,930,832 shares of common stock. These debentures have a conversion price of $1.0236, which is currently below the recent market price of $3.40 (as of July 31, 2003). These debentures will have a dilutive effect on stockholders of converted. We also issued these investors warrants to purchase 1,918,253 shares of common stock at exercise prices ranging from $1.0236 to $1.65. These warrants will have a dilutive effect on stockholders if converted.

         We issued to Union Bank of California, N.A. an unsecured note that is convertible into shares of common stock at a price per share of eighty percent (80%) of the average share closing price of our common stock for the ten trading day period immediately preceding the payoff date of the note. This note will have a dilutive effect on stockholders if converted.

         Sales of shares pursuant to exercisable options, warrants, convertible notes, and convertible debentures could lead to subsequent sales of the shares in the public market, and could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows. We are exposed to market risks, which include changes in interest rates and changes in foreign currency exchange rate as measured against the U.S. dollar.

FOREIGN CURRENCY EXCHANGE RATE RISK

         We conduct business in various foreign currencies, primarily in Europe and until February 2002, Australia. Sales are typically denominated in the local foreign currency, which creates exposures to changes in exchange rates. These changes in the foreign currency exchange rates as measured against the U.S. dollar may positively or negatively affect our sales, gross margins and retained earnings. We attempt to minimize currency exposure risk through decentralized sales, development, marketing and support operations, in which substantially all costs are local-currency based. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of the foreign currency. We do not hedge against foreign currency risk. Approximately 10% and 9% of our total net sales were denominated in currencies other than the U.S. dollar for the three months ended June 30, 2003 and 2002, respectively. Approximately 12%, 9% and 8% of our total net sales were denominated in currencies other than the U.S. dollar for the periods ended March 31, 2003, 2002 and 2001, respectively.

EQUITY PRICE RISK

We have no direct equity investments.

                           FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS THE WORDS MAY, WILL, SHOULD, EXPECT, PLAN, ANTICIPATE, BELIEVE, ESTIMATE, PREDICT, POTENTIAL OR CONTINUE, OR THE NEGATIVES OF SUCH WORDS OR OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IMPORTANT FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO THE ITEMS DISCUSSED UNDER "RISK FACTORS" AND OTHER SECTIONS OF THIS PROSPECTUS.

         ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS. WE ARE UNDER NO OBLIGATION TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE FILING OF THIS REPORT TO CONFORM SUCH STATEMENTS TO ACTUAL RESULTS OR TO CHANGES IN OUR EXPECTATIONS.

                              SELLING STOCKHOLDERS

         We are registering 7,177,500 shares of our common stock for resale by the selling stockholders named below. The term "selling stockholders" includes each stockholder named below and such stockholder's transferees, pledgees, donees or other successors. See "Registration Rights" and below for a more complete description of our agreements with selling stockholders in connection with their registration rights.

BACKGROUND

         In this registration statement, 5,275,000 shares of common stock held by MicroCapital Fund, L.P., The Pinnacle Fund, L.P., Atlas Capital (Q.P.) L.P., Atlas Capital Master Fund, Ltd., Westpark Capital, L.P., Gruber & McBain International, Lagunitas Partners, L.P., Jon D. Gruber and Linda W. Gruber, J. Patterson McBaine, Bonanza Master Fund Ltd., Sandor Capital Master Fund, L.P., Southwell Partners, L.P. and Glacier Partners (collectively, the "Common Stock Institutional Investors") are being registered herein pursuant to a registration rights agreement. We sold these shares of common stock being registered to the investors under a Securities Purchase Agreement dated June 27, 2003. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, Common Stock Institutional Investors." The shares were issued on July 1, 2003.

         We also issued to Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P., and Crestview Offshore Fund, Inc., all of whom are holders of our 9% convertible debentures (collectively, the "Debenture Holders"), warrants to purchase an aggregate of 375,000 of common stock in consideration for obtaining their required consents to the sale of shares of common stock to the Common Stock Institutional Investors and to waive their participation rights in that sale. We also agreed to grant to these Debenture Holders registration rights with respect to the warrants. Accordingly, we are registering for the Debenture Holders 375,000 shares of common stock issuable upon the exercise of the warrants. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, Common Stock Institutional Investors." These warrants were issued on July 1, 2003.

         We also issued to Roth Capital Partners, LLC ("Roth Capital"), a warrant to purchase 527,500 shares of common stock in connection with its services as a placement agent for the Common Stock Institutional Investors. We agreed to grant Roth Capital registration rights for the shares underlying this warrant. Accordingly, we are registering 527,500 shares of common stock issuable upon the exercise of the warrant. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations - Financing Transactions, Common Stock Institutional Investors." This warrant was issued on July 1, 2003.

         In addition, 1,000,000 shares of common stock are being registered for 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., 033 Growth International Fund, LTD., Midsummer Investment, Ltd, Omicron Master Trust, Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore Fund, Inc. and Glacier Partners, L.P. (the "O33 Investors"), all of whom have registration rights for these shares. These shares were issued to Union Bank of California, N.A. on April 1, 2003 under a Discounted Loan Payoff Agreement. Under that agreement, we paid UBOC $2.8 million and issued to it a convertible note in the amount of $500,000 and 1,000,000 shares of our common stock. The shares of common stock were later acquired by Roth Capital on July 10, 2003 in a private transaction between Roth Capital and UBOC exempt from registration under Section 4(l) of the Securities Act of 1933. Subsequently, on July 23, 2003, these shares were acquired by the 033 Investors in a private transaction between the 033 Investors and Roth Capital, exemp from registration under Section 4(1) of the Securities Act of 1933. We granted these investors registration rights under our registration rights agreement with the Common Stock Institutional Investors.


         The following table, which reflects stockholdings as of August 20, 2003, is based in part upon information provided by the selling stockholders and sets forth (i) the names of the selling stockholders; (ii) the number of shares of our common stock that the selling stockholders owned prior to the offering for resale of any of the shares or our common stock being registered hereby;
(iii) the maximum number of shares of our common stock that may be offered for resale for the accounts of the selling stockholders pursuant to this prospectus; and (iv) the percentage of shares of common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).

insert

                                        NUMBER OF SHARES OF IPI       NUMBER OF SHARES OF IPI        PERCENTAGE OF COMMON
                                             COMMON STOCK               COMMON STOCK TO BE          STOCK OUTSTANDING AFTER
    SELLING STOCKHOLDERS                BENEFICIALLY OWNED (1)        RESOLD IN THE OFFERING           THE OFFERING (2)
    --------------------                ----------------------        ----------------------           ----------------
MicroCapital Fund. L.P. (3)                       875,000                    875,000                            0%
The Pinnacle Fund, L.P. (4)                     1,919,500                  1,400,000                          1.4%
Atlas Capital (Q.P.) L.P. (5)                     154,000                    154,000                            0%
Atlas Capital Master Fund, Ltd. (5)               546,000                    546,000                            0%
Westpark Capital, L.P. (6)                        250,000                    250,000                            0%
Gruber & McBain International (7)               1,500,000                    300,000                            0%
Lagunitas Partners LP (7)                       1,500,000                    900,000                            0%
Jon D. Gruber & Linda W. Gruber (8)             1,350,000                    150,000                            0%
J. Patterson McBaine (9)                        1,350,000                    150,000                            0%
Bonanza Master Fund Ltd. (10)                     225,000                    225,000                            0%
Sandor Capital Master Fund, L.P. (11)              75,000                     75,000                            0%
Southwell Partners, LP (12)                       312,500                    150,000                           <1%
Glacier Partners (13)                             219,300                    125,000                            0%
Midsummer Investment, Ltd. (14)                 2,260,023                    263,158                          5.0%
Omicron Master Trust (15)                       2,487,524                    348,026                          5.3%
Islandia, L.P. (16)                               915,110                     59,211                          2.2%
Crestview Capital Fund I, L.P. (17)               174,599                     43,201                           <1%
Crestview Capital Fund II, L.P. (18)              305,550                     75,603                           <1%
Crestview Capital Offshore Fund, Inc. (19)         43,651                     10,801                           <1%
Roth Capital Partners, LLC (20)                   527,500                    527,500                            0%
033 Growth Partners I, L.P. (21)                  550,000                    297,300                            0%
033 Growth Partners II, L.P. (21)                 550,000                     79,100                            0%
Oyster Pond Partners, L.P. (21)                   550,000                     38,500                            0%
033 Growth International Fund, LTD. (21)          550,000                    135,100                            0%

(1) The number of shares does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities Act to prevent dilution of the common stock resulting from stock splits, stock dividends or other events.

(2) Percentage of shares of common stock outstanding after the offering (a) is based upon 38,195,279 shares of our common stock outstanding as of August 20, 2003, plus 902,500 shares of our common stock issuable upon the conversion or exercise of the warrants which shares are being registered in this prospectus, and (b) assumes that the selling stockholders sell all shares of our common stock that are registered pursuant to this prospectus.

(3) Ian P. Ellis has voting and dispositive power over all of these shares.

(4) Includes 49,500 shares held by Barry M. Kitt and his immediate family members. Mr. Kitt is the general partner of Pinnacle Advisors, L.P., which is the general partner of The Pinnacle Fund. Mr. Kitt has voting and dispositive power over the shares held by The Pinnacle Fund included in this registration statement.

(5) Robert H. Alpert, General Partner, has voting and dispositive power of all of these shares.

(6) Patrick J. Brosnahan, General Partner, has voting and dispositive power over all of these shares.

(7) Includes 900,000 shares held by Lagunitas Partners, L.P., 300,000 shares held by Gruber & McBaine International, 150,000 shares held by Jon D. and Linda
W. Gruber, and 150,000 shares held by J. Patterson McBaine. Jon D. Gruber, J. Patterson McBaine, and Eric Swergold are the partners of Gruber & McBaine Corporate Management, which is the general partner of Lagunitas Partners, L.P. and attorney-in-fact for Gruber & McBaine International. Mr. Gruber, Mr. McBain and Mr. Swergold share voting and dispositive power over all of these shares.

(8) Includes 900,000 shares held by Lagunitas Partners, L.P. and 300,000 shares held by Gruber & McBaine International. Jon D. Gruber is a partner of Gruber & McBaine Corporate Management, which is the general partner of Lagunitas Partners, L.P. and attorney-in-fact for Gruber & McBaine International.

(9) Includes 900,000 shares held by Lagunitas Partners, L.P. and 300,000 shares held by Gruber & McBaine International. Mr. McBaine is a partner of Gruber & McBaine Corporate Management, which is the general partner of Lagunitas Partners, L.P. and attorney-in-fact for Gruber & McBaine International.

(10) Bernay Box, President, has voting and dispositive power over all of these shares.


(11) John S. Lemak, General Partner, has voting and dispositive power over all of these shares. Sandor Capital Master Fund, LP is a broker-dealer and acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. Sandor Capital Master Fund, LP paid cash for the offered shares and did not receive the shares as transaction-based compensation for investment banking services. It is an underwriter.


(12) Wilson, Jaeggli, General Partner, has voting and dispositive power over all of these shares.

(13) Peter Castellanos, General Partner, has voting and dispositive power over all of these shares.

(14) Includes 1,367,722 shares issuable upon conversion of debentures and 767,301 shares issuable upon exercise of warrants. We are registering 138,158 shares of common stock issuable upon the exercise of a warrant and 125,000 shares of common stock held by Midsummer Investment, Ltd. Michel A. Amsalem, director, has voting and dispositive power over all of these shares.

(15) Includes 1,465,416 shares issuable upon conversion of debentures and 822,108 shares issuable upon exercise of warrants. We are registering 148,026 shares of common stock issuable upon the exercise of a warrant and 200,000 shares held by Omicron Master Trust. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier
H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(16) Includes 586,166 shares issuable upon conversion of debentures and 328,944 shares issuable upon exercise of warrants. We are registering 59,211 shares of common stock issuable upon the exercise of a warrant. Richard Berner, President of John Lang, Inc., General Partner of Islandia, L.P. and Edgar Berner, Vice President of John Lang, Inc., General Partner of Islandia L.P., share voting and dispositive power over all of these shares.

(17) Includes 43,572 shares issuable upon conversion of warrants. We are registering 9,868 shares of common stock issuable upon the exercise of a warrant and 33,333 shares of common stock held by Crestview Capital Fund I, LP. Richard Levy and Stewart Flick share voting and dispositive power over all of these shares. Mr. Flick is also the principal owner of Dillon Capital, Inc., a broker-dealer. Crestview Capital Fund I, LP acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. Crestview Capital Fund I, LP paid cash for the offered shares and did not receive the shares as transaction-based compensation for investment banking services as underwriters.

(18) Includes 76,252 shares issuable upon exercise of warrants. We are registering 17,270 shares of common stock issuable upon the exercise of a warrant and 58,333 shares of common stock held by Crestview Capital Fund II, LP. Richard Levy and Stewart Flick share voting and dispositive power over all of these shares. Mr. Flick is also the principal owner of Dillon Capital, Inc., a broker-dealer. Crestview Capital Fund II, LP acquired the shares to be registered in the ordinary course of business, and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. Crestview Capital Fund II, LP paid cash for the offered shares and did not receive the shares as transaction-based compensation for investment banking services as underwriters.

(19) Includes 10,893 shares issuable upon exercise of warrants. We are registering 2,467 shares of common stock issuable upon the exercise of a warrant and 8,334 shares of common stock held by Crestview Capital Offshore Fund, Inc. Richard Levy and Stewart Flick share voting and dispositive power over all of these shares. Mr. Flick is also the principal owner of Dillon Capital, Inc., a broker-dealer. Crestview Capital Offshore Fund, Inc. acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. Crestview Capital Offshore Fund, Inc. paid cash for the offered shares and did not receive the shares as transaction based compensation for investment banking services as underwriters.

(20) Includes 527,500 shares issuable upon the exercise of a warrant. We are registering all of these shares. Byron Roth and Gordon Roth share voting and dispositive power of all of these shares. Roth Capital Partners is a broker-dealer. It acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. Roth Capital received the warrant as transaction based compensation for investment banking services as underwriters.

(21) Includes 297,300 shares held by 033 Growth Partners I, L.P., 79,100 shares held by 033 Growth Partners II, L.P., 38,500 shares held by Oyster Pond Partners, L.P., and 135,100 shares held by 033 Growth International Fund, Ltd. 033 Asset Management, LLC has voting and dispositive power over all of these shares. Lawrence C. Longo, Jr. has voting and dispositive power over all of these shares.

                              PLAN OF DISTRIBUTION

         The shares of common stock offered for resale through this prospectus may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:


         o On any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

         o        In the over-the-counter market;

         o        In private transactions;

         o        Through options;

         o        By pledge to secure debts and other obligations;

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o        Settlement of short sales;

         o The sale of a specified number of shares at a stipulated price per share by agreement between broker-dealers and the selling shareholders; or

         o        A combination of any of the above methods.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and the selling stockholder complies with the exemption.

         Under the Securities Exchange Act of 1934 (the "Exchange Act'), any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the Securities Exchange Commission's (the "SEC's") filing fees, fees under state securities or "blue sky" laws, and accounting and legal fees. We estimate that our expenses in connection with this registration will be approximately $40,000. All expenses for the issuance of any supplement to this prospectus will be paid by us. The selling stockholders may pay selling commissions or brokerage fees with respect to the sale of the resale shares by them. Some of the selling stockholders will be indemnified by us against certain civil liabilities under securities laws or will be entitled to contribution in connection therewith. We will be indemnified by some of the selling stockholders against certain liabilities under securities laws or will be entitled to contribution in connection therewith.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the selling stockholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of the shares of our common stock described in this prospectus will be for the accounts of the selling stockholders.

                                 DIVIDEND POLICY

         We have never declared any dividends. We currently intend to retain any future earnings to discharge indebtedness and finance the growth and development of the business. We therefore we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our Certificate of Designation restricts us from declaring dividends on our common stock until we first declare and pay all accrued and unpaid dividends to the holders of Series A Preferred Stock. Any future determination to pay cash dividends when we are permitted to do so will be at the discretion of the board of directors and will be dependent upon the future financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

                           PRICE RANGE OF COMMON STOCK

         Until July 15, 2003, our common stock was listed on the American Stock Exchange under the symbol "SVI" and had traded on that exchange since July 8, 1998. Effective July 16, 2003, our common stock traded on the American Stock Exchange under the symbol "IPI". The following table indicates the high and low sales prices for our shares for each quarterly period for each of our two most recent fiscal years.

YEAR ENDED MARCH 31, 2003                            HIGH              LOW
First Quarter                                     $     0.660        $     0.300
Second Quarter                                    $     1.300        $     0.210
Third Quarter                                     $     1.250        $     0.400
Fourth Quarter                                    $     1.170        $     0.550

YEAR ENDED MARCH 31, 2002                            HIGH              LOW
First Quarter                                     $     1.600        $     0.650
Second Quarter                                    $     1.040        $     0.690
Third Quarter                                     $     1.010        $     0.670
Fourth Quarter                                    $     0.920        $     0.580

YEAR ENDED MARCH 31, 2001                            HIGH              LOW
First Quarter                                     $    10.250        $     5.125
Second Quarter                                    $     7.063        $     4.760
Third Quarter                                     $     5.000        $     0.950
Fourth Quarter                                    $     2.700        $     0.910

         As of August 20, 2003 there were 38,195,279 shares of our common stock outstanding, which were held by approximately 142 stockholders of record.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

         We are a provider of software solutions and services to the retail industry. We provide solutions that help retailers understand, create, manage and fulfill consumer demand.

         Our solutions and services have been developed specifically to meet the needs of the retail industry. Our solutions help retailers improve the efficiency and effectiveness of their operations and build stronger, longer lasting relationships with their customers.

         We market our software solutions through direct and indirect sales channels primarily to retailers who sell to their customers through traditional retail stores, catalogs and/or internet-enabled storefronts.

         We developed our retail application software technology and services business through acquisitions. The largest and most important of these acquisitions were:

         o Applied Retail Solutions, Inc. (ARS) in July 1998 for aggregate consideration of $7.9 million in cash and stock paid to the former stockholders; and

         o Island Pacific Systems Corporation ("IPSC") in April 1999 for $35 million cash.

         We consider ourselves to be one of the leading providers of retail enterprise applications. ARS was one of the leading providers of store applications, and the technology we acquired and have subsequently enhanced now forms the core of our Store Solutions.

         We accounted for both the IPSC and ARS acquisitions using purchase accounting, which has resulted in the addition of significant goodwill and capitalized software assets on our balance sheet. See "Significant Accounting Policies."

         Effective April 1, 2002, we restructured our operations into three strategic business units lead by experienced managers. The business units were our retail management solutions (formerly referred to as our Island Pacific unit), Store Solutions (formerly referred to as our SVI Store Solutions unit) and SVI Training Products, Inc. ("Training Products"). Effective April 1, 2003, we sold the Training Products unit and discontinued the training product line of business. Our operations are conducted principally in the United States and the United Kingdom. Prior to February 2002, we also conducted business in Australia.

         We currently derive the majority of our revenues from the sale of application software licenses and the provision of related professional and support services. Application software license fees are dependent upon the sales volume of our customers, the number of users of the application(s), and/or the number of locations in which the customer plans to install and utilize the application(s). As the customer grows in sales volume, adds additional users and/or adds additional locations, we charge additional license fees. We typically charge for support, maintenance and software updates on an annual basis pursuant to renewable maintenance contracts. We typically charge for professional services including consulting, implementation and project management services on an hourly basis. Our sales cycles for new license sales historically ranged from three to twelve months, but new license sales were limited during the past two fiscal years and sales cycles are now difficult to estimate. Our long sales cycles have in the past caused our revenues to fluctuate significantly from period to period. The reduction of new license sales caused the revenues of our Australian subsidiary to decrease substantially prior to discontinuation of operations in February 2002, and caused our sales mix in the US and the UK to shift to lower margin services.

         We manage long-lived assets by geographic region. The geographic distribution of our revenues and long-lived assets for the three months ended June 30, 2003 and 2002 and fiscal years ended March 31, 2003, 2002 and 2001, is as follows (in thousands):

                                                      QUARTERS ENDED JUNE 30,
                                                       2003             2002
                                                  -------------    -------------
         Net sales:
            United States                         $      4,925     $      4,429
            United Kingdom                                 541              464
                                                  -------------    -------------
                Total net sales                   $      5,466     $      4,893
                                                  =============    =============

                                                             June 30,
                                                       2003             2002
                                                  -------------    -------------
         Identifiable assets:
            United States                         $     45,834     $     37,602
            United Kingdom                               1,083              836
                                                  -------------    -------------
                  Total identifiable assets       $     46,917     $     38,438
                                                  =============    =============

                                            YEAR ENDED  YEAR ENDED   YEAR ENDED
                                             MARCH 31,   MARCH 31,    MARCH 31,
                                              2003         2002         2001
                                            --------     --------     --------
                                                     (in thousands)
Net Sales:
     Continuing operations:
       United States                        $19,616      $24,246      $25,930
       United Kingdom                         2,680        2,469        2,119
                                            --------     --------     --------
                                             22,296       26,715       28,049
                                            --------     --------     --------

     Discontinued operations:
       United States                          1,370        1,390        1,300
       Australia                                 --        2,363        4,959
       United Kingdom                           147          146          216
                                            --------     --------     --------
                                              1,517        3,899        6,475
                                            --------     --------     --------

            Total net sales                 $23,813      $30,614      $34,524
                                            ========     ========     ========

Long-lived assets:
       United States                        $31,595      $36,154      $48,270
       Australia (discontinued operations)       --           --        1,370
       United Kingdom                            27           22           59
                                            --------     --------     --------
            Total long-lived assets         $31,622      $36,176      $49,699
                                            ========     ========     ========

         Up to April 1, 2002, we classified our operations into two lines of business: retail solutions and training products. As revenues, results of operations and assets related to our training products subsidiary were below the threshold established for segment reporting, we considered our business for the periods prior to April 1, 2002 to have consisted of one reportable operating segment.

         Effective April 1, 2002, we reorganized our operations into three business units that have separate management teams and reporting infrastructures. Each unit is evaluated primarily based on total revenues and operating income excluding depreciation and amortization. Identifiable assets are also managed by business units. The units are as follows:

         o RETAIL MANAGEMENT SOLUTIONS - offers suite of applications, which builds on our long history in retail software design and development. We provide our customers with an extremely reliable, widely deployed, comprehensive and fully integrated retail management solutions. Retail Management Solutions includes merchandise management that optimizes workflow and provides the highest level of data integrity. This module supports all operational areas of the supply chain including planning, open-to-buy purchase order management, forecasting, warehouse and store receiving distribution, transfers, price management, performance analysis and physical inventory. In addition, Retail Management Solutions includes a comprehensive set of tools for analysis and planning, replenishment and forecasting, event and promotion management, warehouse, ticketing, financials and sales audit. Through collaborations with strategic partners, Retail Management Solutions offers tools for loss prevention, communication with stores and vendors, integration needs, purchase and allocation decisions, analysis of weather impact, control and management of business processes, consumer research, tracking consumer shopping patterns, forecasting and replenishment, and analyzing store people productivity.

         o STORE SOLUTIONS - offers suite of applications builds on our long history of providing multi-platform, client server in-store solutions. We market this set of applications under the name "OnePointe," and "onePointe International" which is a full business to consumer software infrastructure encompassing a range of integrated store solutions. "OnePointe" is a complete application providing all point-of-sale ("POS") and in-store processor (server) functions for traditional "brick and mortar" retail operations.

         o TRAINING PRODUCTS, INC. ("Training Products") - developed and distributed PC Courseware and skills assessment products for both desktop and retail applications. This unit was sold and discontinued effective April 1, 2003.

A summary of the revenues and operating income (loss), excluding depreciation and amortization, attributable to each of these business units and identifiable assets for the three months ended June 30, 2003 and twelve months ended March 31, 2003 is as follows (in thousands):

                                                               Three Months  Twelve Months
                                                                  Ended          Ended
                                                              June 30, 2003  March 31, 2003
                                                              -------------  --------------
Net sales:
      Retail Management Solutions                                $  5,064       $ 20,390
      Store Solutions                                                 402          1,906
      Training Products                                                --          1,517
                                                                 ---------      ---------
            Consolidated net sales                               $  5,466         23,813
                                                                 =========      =========
Operating income (loss):
      Retail Management Solutions                                $  1,596          3,129
      Store Solutions                                                  --            129
      Training Products                                                --            287
      Other (see below)                                            (1,585)        (5,974)
                                                                 ---------      ---------
            Consolidated operating loss                          $     11         (2,429)
                                                                 =========      =========
Depreciation:
      Retail Management Solutions                                $     30       $    192
      Store Solutions                                                   9             47
      Other                                                            17             91
                                                                 ---------      ---------
            Consolidated depreciation                            $     56       $    330
                                                                 =========      =========
Other operating loss:
      Amortization of intangible assets                          $   (812)      $ (3,818)
      Depreciation                                                    (56)           (91)
      Administrative costs and other non-allocated expenses          (717)        (2,065)
                                                                 ---------      ---------
            Consolidated other operating loss                    $ (1,585)      $ (5,974)
                                                                 =========      =========
Identifiable assets:
      Retail Management Solutions                                $ 34,151       $ 31,953
      Store Solutions                                               4,132          4,404
      Training Products                                                --            381
                                                                 ---------      ---------
            Consolidated identifiable assets                     $ 38,283       $ 36,738
                                                                 =========      =========

         Operating income in Retail Management Solutions, Store Solutions and Training Products includes direct expenses for software licenses, maintenance services, programming and consulting services, sales and marketing expenses, product development expenses, and direct general, administrative and depreciation expenses. The "Other" caption includes amortization of intangible assets, non-allocated costs and other expenses that are not directly identified with a particular business unit and which we do not consider in evaluating the operating income of the business unit.

         Results of operations for fiscal 2003 reflect continued weakness in new license sales of our application software suites. As a result of our net losses, we experienced significant strains on our cash resources throughout the 2003 fiscal year. We have taken a number of affirmative steps to address our operating situation and liquidity problems, and to position us for improved results of operations.

         o In January 2003, we appointed Harvey Braun, a well-known and highly-respected retail industry veteran, to the position of Chief Executive Officer of Island Pacific, one of our business units. In April 2003, our Board of Directors appointed Mr. Braun to the position of Chief Executive Officer and director and, in July 2003, to the position of Chairman of the Board.

         o In October 2002, we appointed Steven Beck, a retail industry expert, to the position of President of our Island Pacific unit. In April 2003, our Board of Directors appointed Mr. Beck to the position of President and Chief Operating Officer and director.

         o In July 2003, our Board of Directors appointed Ran Furman to the position of Chief Financial Officer.

         o We are strengthening our product offerings through strategic relationships with Planalytics, KMG Solutions, Raymark, Inc., Wazagua LLC, ANT USA, Inc. and IT Resources Inc.

         o Under a partnership agreement with Planalytics Inc., Island Pacific will market Impact LR, an internet-based application that measures the specific effects of future weather on consumer demand by product, location and time. Using Impact LR, our customers can plan the timing of in-season markdowns, as well as the season-to-season flow of merchandise into their stores with maximum effectiveness.

         o Under a marketing license agreement with KMG Solutions, Island Pacific will integrate, market and support Traxion(TM)process management solutions. Traxion's business process management solution consists of three modules. Traxion ProcessEngine(TM)is the real-time process management platform that retailers use to actively manage and support their organizations' unique business processes. Traxion ProcessModeler(TM), includes simulation functions such as same-time comparison of process variations and the use of actual cost data to produce process-based financial estimates. Traxion OrganizationModeler(TM) simplifies the creation of sophisticated models including inter-company workgroups, payroll information, and roles.

         o Under an OEM agreement with Raymark, Inc., we will integrate, market and support Xpert Store point-of-sale ("POS") software solution under the Island Pacific brand. Raymark's full-featured POS solution streamlines the checkout process in order to increase sales associate efficiency and augment customer satisfaction. The software supports multi-channel, multi-language, multi-currency and multi-taxation requirements.

         o Under a agreement with Wazagua LLC, we will exclusively offer to retailers worldwide Wazagua's products and services including web-based Loss Prevention Case Management Package, ASP Data Hosting and POS Exception Reporting. WAZAGUA(TM) ASP Hosted Suite of Modules automates data management for the Loss Prevention, Operations, Human Resources, Safety & Risk Management community. These ASP-hosted productivity tools enable retailers to capture the power of the internet. Retailers can create efficiencies, manage and share information, make better use of their staff, eliminate redundant data entry - and work from virtually any point in the world.

         o Under terms of a reseller agreement, we will market, sell, install, interface to, and support ANT USA's products including Buyer's Toolbox,(TM) a leading suite of merchandise and assortment planning software that has been successfully implemented by over 140 retailers worldwide. The software will extend Island Pacific's assortment and planning capabilities by providing a solid planning methodology accessed through an easy-to-use interface, in a cost-effective offering.

         o A marketing license agreement with IT Resources Inc. enables Island Pacific to market, sell, install, support and integrate IT Resources' Buyer's WorkMate(r) Suite, an innovative decision support software platform developed for merchandising organizations. The software will bring mobility and other timesaving benefits to the buying process.

         o Under a marketing alliance agreement with BIGresearch, we will provide retailers, suppliers and third party companies with an end-to-end information solution to forecast consumer demand, better utilize assets and merchandise, and develop strategy and market position.

         o As of April 1, 2002, we refocused the company into three strategic business units each led by experienced managers. The units were retail management solutions (formerly known as Island Pacific division), Store Solutions (formerly known as our SVI Store Solutions division), and SVI Training Products, Inc. Effective April 1, 2003, we sold our shares of SVI Training Products, Inc., a wholly-owned subsidiary, to Arthur Klitofsky. Mr. Klitofsky resigned from the Board in March 2003. See "Discontinued Operations" below.

         o We issued a total of $1.25 million in convertible notes to a limited number of accredited investors related to ICM Asset Management, Inc. of Spokane, Washington, a significant beneficial owner of our common stock in fiscal 2001. In July 2002, we amended the convertible notes to extend the maturity date to September 30, 2003 and we replaced the warrants issued to these investors. See "Liquidity and Capital Resources -- Indebtedness -- ICM Asset Management, Inc." below.

         o In July 2002, we negotiated an extension of our senior bank lending facility to August 31, 2003, and then we subsequently satisfied this debt under the Discounted Loan Payoff Agreement dated March 31, 2003. See "Liquidity and Capital Resources -- Indebtedness -- Union Bank" below.

         o In May 2002, we completed a series of transactions with Softline Limited to repay our subordinated note to Softline, to transfer to Softline our note received in connection with the sale of IBIS Systems Limited, and to issue to Softline new preferred securities. Softline also returned to us 10,700,000 shares of our common stock. Steven Cohen, Softline's Chief Operating Officer, and Gerald Rubenstein, a director of Softline, resigned from our board of directors in May 2002. Ivan Epstein, Softline's Chief Executive Officer, continues to serve on our board, and in June 2002, Robert P. Wilkie, Softline's Chief Financial Officer, was appointed to our board of directors. For a further discussion of the terms of transactions with Softline during the 2002 fiscal year, see "Financing Transactions -- Softline."

         o In May 2002, we entered into a new two-year software development and services agreement with our largest customer, Toys "R' Us, Inc. ("Toys"). Toys also agreed to invest $1.3 million for the purchase of a non-recourse convertible note and a warrant to purchase up to 2,500,000 common shares. For a further details, see "Liquidity and Capital Resources - Indebtedness -- Toys "R" Us' below.

         o In March 2003, we issued a total of $3.5 million in 9% convertible debentures to Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P. Along with these debentures, warrants to purchase an aggregate of 1,572,858 shares of common stock were issued to these investors. See "Financing Transactions - Midsummer/Omicron/Islandia" below. We have since notified these investors that we are exercising our right to convert these debentures into shares of common stock at the conversion rate of $1.0236. This conversion has been deferred until September 30, 2003; however, the investors have agreed to cease accruing interest from August 11, 2003 so long as they can elect to effectuate the conversion sooner.

         o In April 2003, we issued $400,000 in 9% convertible debentures to MBSJ Investors, LLC. Along with these debentures, warrants to purchase 156,311 shares of common stock were issued to this investor. See "Financing Transactions - MBSJ". Effective August 11, 2003, we exercised our right to convert these debentures into 390,777 shares of common stock at the conversion rate of $1.0236.

         o In March 2003, the Board adopted a resolution to change our name to "Island Pacific, Inc.", and our shareholders approved this change on July 9, 2003.

         o In July 2003, our common stock began trading under the new ticker symbol "IPI" on the American Stock Exchange.

         o In May 2003, we issued $300,000 in 9% convertible debentures to Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. Along with these debentures, warrants to purchase 101,112 shares of common stock were issued to these investors. See "Financing Transactions - Crestview". Effective August 11, 2003, we exercised our right to convert these debentures into an aggregate of 293,082 shares of common stock at the conversion rate of $1.0236.

         o Under a Securities Purchase Agreement dated June 27, 2003, we issued a total of 5,275,000 shares of common stock to various institutional investors for an aggregate purchase price of $7,912,500. See "Financing Transactions - Common Stock Institutional Investors" below.

DISCONTINUED OPERATIONS

         Effective April 1, 2003, we sold Training Products unit to Arthur Klitofsky, a former director, for the sale price of $180,000 plus earn-out payments equal to 20% of the total gross revenues of the Training Products unit in each of its next two fiscal years, to the extent the revenues in each of those years exceed certain targets. We received a promissory note for the amount of $180,000 and the earn-out payments, if any, will be made in quarterly installments following each fiscal year, bearing an annual interest rate of 5%. The sale of Training Products resulted in a loss of $129,000, net of estimated income taxes, which was accrued for at March 31, 2003. The operating results of this subsidiary of $248,000 are shown as discontinued operations, net of the loss on sale of the Training Products unit with the prior period results restated.

         Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of the Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in April 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to the entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have accrued $187,000 as our potential exposure. The receiver has also claimed that we are obligated for inter-company balances of $636,000. We do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due. For further details, see "Liquidity and Capital Resources -- Contractual Obligations -- National Australia Bank."

         The disposal of our Australian subsidiary resulted in a loss of $3.2 million. The operating results of the Australian subsidiary are shown on our financial statements as discontinued operations with the prior period results restated.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, based on historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies affect significant judgments and estimates used in the preparation of our consolidated financial statements:

      o REVENUE RECOGNITION. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses such as commissions and royalties. We follow specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy.

            We license software under non-cancelable agreements and provide related services, including consulting and customer support. We recognize revenue in accordance with Statement of Position 97-2 (SOP 97-2), Software Revenue Recognition, as amended and interpreted by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants.

            Software license revenue is generally recognized when a license agreement has been signed, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. If a software license contains an undelivered element, the fair value of the undelivered element is deferred and the revenue recognized once the element is delivered. In addition, if a software license contains customer acceptance criteria or a cancellation right, the software revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. Typically, payments for our software licenses are due in installments within twelve months from the date of delivery. Where software license agreements call for payment terms of twelve months or more from the date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied. Deferred revenue consists primarily of deferred license, prepaid services revenue and maintenance support revenue.

            Consulting services are separately priced, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Consulting services, which include project management, system planning, design and implementation, customer configurations, and training are billed on both an hourly basis and under fixed price contracts. Consulting services revenue billed on an hourly basis is recognized as the work is performed. On fixed price contracts, consulting services revenue is recognized using the percentage of completion method of accounting by relating hours incurred to date to total estimated hours at completion. We have from time to time provided software and consulting services under fixed price contracts that require the achievement of certain milestones. The revenue under such arrangements is recognized as the milestones are achieved.

            Customer support services include post-contract support and the rights to unspecified upgrades and enhancements. Maintenance revenues from ongoing customer support services are billed on a monthly basis and recorded as revenue in the applicable month, or on an annual basis with the revenue being deferred and recognized ratably over the maintenance period. If an arrangement includes multiple elements, the fees are allocated to the various elements based upon vendor-specific objective evidence of fair value.

      o ACCOUNTS RECEIVABLE. We typically extend credit to our customers. Software licenses are generally due in installments within twelve months from the date of delivery. Billings for customer support and consulting services performed on a time and material basis are due upon receipt. From time to time software and consulting services are provided under fixed price contracts where the revenue and the payment of related receivable balances are due upon the achievement of certain milestones. Management estimates the probability of collection of the receivable balances and provides an allowance for doubtful accounts based upon an evaluation of our customers ability to pay and general economic conditions.

      o VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS AND GOODWILL. For fiscal 2003, we adopted SFAS No. 142 resulting in a change in the way we value long-term intangible assets and goodwill. We completed an initial transitional analysis of goodwill impairment as of April 1, 2002 and recorded an impairment of $0.6 million as a cumulative effect of a change in accounting principle in the first quarter of fiscal 2003. We no longer amortize goodwill, but instead test goodwill for impairment on an annual basis or more frequently if certain events occur. Goodwill is to be measured for impairment by reporting units, which currently consist of our operating segments. At each impairment test for a business unit, we are required to compare the carrying value of the business unit to the fair value of the business unit. If the fair value exceeds the carrying value, goodwill will not be considered impaired. If the fair value is less than the carrying value, we will perform a second test comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The difference if any between the carrying amount of that goodwill and the implied fair value will be recognized as an impairment loss, and the carrying amount of the associated goodwill will be reduced to its implied fair value. These tests require us to make estimates and assumptions concerning prices for similar assets and liabilities, if available, or estimates and assumptions for other appropriate valuation techniques.

            For our intangible assets with finite lives, including our capitalized software and non-compete agreements, we assess impairment at least annually or whenever events and circumstances suggest the carrying value of an asset may not be recoverable based on the net future cash flows expected to be generated from the asset on an undiscounted basis. When we determine that the carrying value of intangibles with finite lives may not be recoverable, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

FINANCING TRANSACTIONS

         AMRO INTERNATIONAL, S.A.

         On October 24, 2000, the SEC declared effective a registration statement registering up to 700,000 shares of our common stock for resale by AMRO International, S.A. AMRO purchased 344,948 shares in March 2000 for approximately $2.9 million, and under the terms of the purchase agreement, was entitled to receive additional shares of our common stock if the average of the closing price of our stock for the five days preceding the effective date of the registration statement was less than $10.34. Pursuant to the repricing formula, we issued to AMRO 375,043 additional shares of common stock. We became obligated to pay to AMRO liquidated damages for late effectiveness of the registration statement in the amount of $286,000. AMRO agreed in March 2001 to accept 286,000 shares of common stock in satisfaction of the liquidated damages, and agreed to purchase an additional 214,000 shares of common stock for $214,000. In connection with this agreement, we issued AMRO a two-year warrant to purchase up to 107,000 shares of common stock at $1.50 per share, which has since expired.

         We agreed to register all of the shares sold in March 2001, and those that we may sell under the warrant, with the SEC. We became obligated to pay to AMRO as liquidated damages the amount of $60,000. In April 2002, AMRO agreed to accept 140,000 shares of common stock in satisfaction of the liquidated damages.

         ICM ASSET MANAGEMENT, INC.

         In December 2000, we entered into an agreement to sell up to 2,941,176 common shares to a limited number of accredited investors related to ICM Asset Management, Inc. for cash at $0.85 per share. We sold 1,764,706 of such shares in December 2000, for gross proceeds of $1.5 million, and an additional 588,235 shares in January 2001, for additional gross proceeds of $0.5 million. Two of the investors exercised a right to purchase an additional 588,235 shares in February 2001 for additional gross proceeds of $0.5 million.

         We also agreed to issue to each investor a warrant to purchase one common share at $1.50 for each two common shares purchased in the private placement (aggregate warrants exercisable for 1,470,590 shares). We had the right to call 50% of the warrants, subject to certain conditions, if our common shares traded at a price above $2.00 per share for thirty consecutive days. We had the right to call the remaining 50% of the warrants, subject to certain conditions, if our common shares traded at a price above $3.00 per share for thirty consecutive days.

         We agreed to register all of the shares sold under the purchase agreement or upon exercise of the warrants with the SEC. Our agreement with the investors provided that if a registration statement was not effective on or before April 21, 2001, we would be obligated to issue two-year warrants to each investor, entitling the investor to purchase additional shares of our common stock at $0.85 per share. We filed a registration statement in January 2001 to register these shares, but it did not become effective. As of June 28, 2002, we had issued the investors warrants to purchase 1,249,997 common shares under this agreement.

         In May and June 2001, we issued a total of $1.25 million in convertible notes to a limited number of accredited investors related to ICM Asset Management, Inc. The notes were originally due August 30, 2001, and required interest at the rate of 12% per annum to be paid until maturity, with the interest rate increasing to 17% in the event of a default in payment of principal or interest. Any portion of the unpaid amount of principal and interest was convertible at any time by the investors into common shares valued at $1.35 per share. We also agreed to issue to the investors three-year warrants to purchase 250 common shares for each $1,000 in notes purchased, at an exercise price of $1.50 per share.

         In July 2002, we agreed to amend the terms of the notes and warrants issued to the investors related to ICM Asset Management, Inc. The investors agreed to replace the existing notes with new notes having a maturity date of September 30, 2003. The interest rate on the new notes was reduced to 8% per annum, increasing to 13% in the event of a default in payment of principal or interest. We are required to pay accrued interest on the new notes calculated from July 19, 2002, in quarterly installments beginning September 30, 2002. The investors agreed to reduce accrued interest and late charges on the original notes by up to $16,000, and to accept the reduced amount in 527,286 shares of our common stock valued at $0.41 per share which was the average closing price of our shares on the American Stock Exchange for the 10 trading days prior to July 19, 2002. The new notes are convertible at the option of the holders into shares of our common stock valued at $0.60 per share. We do not have a right to prepay the notes. In December 2002, the investors agreed to extend the payments of accrued interest to September 30, 2003.

         We also agreed that the warrants previously issued to the investors to purchase an aggregate of 3,033,085 shares at exercise prices ranging from $0.85 to $1.50, and expiring on various dates between December 2002 and June 2004, would be replaced by new warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007. The replacement warrants are not callable by us.

         We also agreed to file a registration statement for the resale of all shares held by or issuable to these investors. We filed a registration statement that was declared effective by the SEC on July 18, 2003.

         We incurred approximately $40,000 in legal fees and costs to consummate these transactions with the investors related to ICM Management.

         SOFTLINE

         In May 2002, we entered into a series of transactions with Softline by which:

         1. We transferred to Softline the note received in connection with the sale of IBIS Systems Limited.

         2. We issued to Softline 141,000 shares of newly-designated Series A Convertible Preferred Stock.

         3. Softline released us from approximately $12.3 million in indebtedness due to Softline under a promissory note.

         4. Softline surrendered 10,700,000 shares of our common shares held by Softline.

         The Series A Preferred Stock has a stated value of $100 per share and is redeemable at our option any time prior to the maturity date of December 31, 2006 for 107% of the stated value and accrued and unpaid dividends. The shares are entitled to cumulative dividends of 7.2% per annum, payable semi-annually when, as and if declared by the board of directors. Softline may convert each share of Series A Preferred Stock at any time into the number of common shares determined by dividing the stated value plus all accrued and unpaid dividends, by a conversion price initially equal to $0.80. The conversion price increases at an annual rate of 3.5% calculated on a semi-annual basis. The Series A Preferred Stock is entitled upon liquidation to an amount equal to its stated value plus accrued and unpaid dividends in preference to any distributions to our common stockholders. The Series A Preferred Stock has no voting rights prior to conversion into common stock, except with respect to proposed impairments of the Series A Preferred rights and preferences, or as provided by law. We have the right of first refusal to purchase all but not less than all of any shares of Series A Preferred Stock or common shares received on conversion which Softline may propose to sell to a third party, upon the same price and terms as the proposed sale to a third party. We also granted Softline certain registration rights for the common shares into which the Series A Preferred Stock is convertible, including the right to demand registration on Form S-3 if such form is available to us and Softline proposes to sell at least $5 million of registrable common shares, and the right to include shares obtainable upon conversion of the Series A Preferred Stock in other registration statements we propose to file. We filed a registration statement for the resale of all shares held by or obtainable by these and other investors. The registration statement was declared effective by the SEC on July 18, 2003.

         These transactions were recorded for accounting purposes on January 1, 2002, the date when Softline took effective control of the IBIS note and we ceased accruing interest on the Softline note. We did not recognize any gain or loss in connection with the disposition of the IBIS note or the other components of the transactions.

         We incurred approximately $50,000 in legal fees and expenses to consummate these transactions with Softline.

         TOYS "R" US, INC.

         In May 2002, Toys agreed to invest $1.3 million for the purchase of a non-recourse convertible note and a warrant to purchase 2,500,000 common shares. The purchase price was received in installments through September 27, 2002. The note is non-interest bearing, and the face amount was either convertible into shares of our stock valued at $0.553 per share or payable in cash at our option, at the end of the term. In November 2002, the Board decided that this note will be converted solely for equity and will not be repaid in cash. The note is due May 29, 2009, or if earlier than that date, three years after the completion of the development project contemplated in the development agreement between us and Toys entered into at the same time. We do not have the right to prepay the convertible note before the due date. The face amount of the note is 16% of the $1.3 million purchase price as of May 29, 2002, and increases by 4% of the $1.3 million purchase price on the last day of each succeeding month, until February 28, 2004, when the face amount is the full $1.3 million purchase price. The face amount will cease to increase if Toys terminates its development agreement with us for a reason other than our breach. The face amount will be zero if we terminate the development agreement due to an uncured breach by Toys of the development agreement.

         The warrant entitles Toys to purchase up to 2,500,000 of our common shares at $0.553 per share. The warrant is initially vested as to 400,000 shares as of May 29, 2002, and vests at the rate of 100,000 shares per month until February 28, 2004. The warrant will cease to vest if Toys terminates its development agreement with us for a reason other than our breach. The warrant will become entirely non-exercisable if we terminate the development agreement due to an uncured breach by Toys of the development agreement. Toys may elect a "cashless exercise" where a portion of the warrant is surrendered to pay the exercise price. As of March 31, 2003, 1.4 million shares of the warrant are exercisable.

         The note conversion price and the warrant exercise price are each subject to a 10% reduction in the event of an uncured breach by us of certain covenants to Toys. These covenants do not include financial covenants. Conversion of the note and exercise of the warrant each require 75 days advance notice to us. As a result, under the rules of the SEC, Toys will not be considered the beneficial owner of the common shares into which the note is convertible and the warrant is exercisable until 15 days after it has given notice of conversion or exercise, and then only to the extent of such noticed conversion or exercise. We also granted Toys certain registration rights for the common shares into which the note is convertible and the warrant is exercisable, including the right to demand registration on Form S-3 if such form is available to us, and the right to include shares into which the note is convertible and the warrant is exercisable in other registration statements we propose to file.

         We incurred approximately $40,000 in legal fees and expenses to consummate these transactions with Toys.

         MIDSUMMER/OMICRON/ISLANDIA

         On March 31, 2003, we entered into a Securities Purchase Agreement with Midsummer Investment, Ltd. ("Midsummer"), Omicron Master Trust ("Omicron"), and Islandia, L.P. ("Islandia") for the sale to these investors of 9% debentures, convertible into shares of our common stock at a conversion price equal to $1.0236 per share, for an aggregate amount of $3,500,000. The investors also each received a warrant to purchase up to, in the aggregate, 1,572,858 shares of common stock with an exercise price equal to $1.0236 per share.

         The debentures bear an interest rate of 9% per annum, and they provide for interest only payments on a quarterly basis, payable, at our option, in cash or shares of common stock. The debentures mature in May 2005. If certain conditions are met, we have the right, but not the obligation, to redeem the debentures at 110% of their face value, plus accrued interest. Commencing on February 1, 2004, we must to redeem $218,750 per month of the debenture. Furthermore, if the daily volume weighed average price ("VWAP") of our common stock on the American Stock Exchange exceeds $1.0236 by more than 200% for 15 consecutive trading days, we have the option to cause the investors to convert their debentures into common stock. In July 2003, Omicron converted $500,000 of its debentures into 488,472 shares of our common stock. The VWAP has recently exceeded $1.0236 by more than 20% for 15 consecutive trading days. Therefore, we have since notified the investors that we are exercising our right convert these debentures into an aggregate of 2,930,832 shares of common stock at the conversion rate of $1.0236. This conversion has been deferred until September 30, 2003; however, the investors have agreed to cease accruing interest from August 11, 2003 so long as they can elect to effectuate the conversion sooner.

         The warrants issued to the investors are for a 5-year term, with an exercise price equal to $1.0236 per share.

         The investors were granted the right of first refusal to participate in our future offerings of common stock or equivalent securities so long as any one of them owns at least 5% of the debentures purchased by them. Monthly redemptions shall be in cash, or, provided certain conditions are met, such as an effective registration statement, in shares of common stock. If we elect to pay in shares of common stock, the conversion price shall be the lessor of $1.0236 and 90% of the average of the daily volume weighted average price of the common stock for the 20 trading days immediately prior to the redemption date. The investors were also given registration rights under a Registration Rights Agreement requiring us to file by April 30, 2003 a registration statement respecting 130% of the common stock issuable upon the conversion of the debentures and the warrants, and to use best efforts to have the registration statement declared effective at the earliest date. We filed a registration statement that was declared effective by the SEC on July 18, 2003.

         Additional debentures aggregating up to $2,000,000 will be sold to these investors in a second closing if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The shares of common stock underlying these debentures and warrants are not included for registration in this prospectus.

         We incurred approximately $23,000 in legal fees and expenses to consummate these transactions with Midsummer, Islandia and Omicron.

         MBSJ INVESTORS, LLC

         On April 1, 2003, we entered into a Securities Purchase Agreement with MBSJ Investors, LLC ("MBSJ") for the sale to MBSJ of a 9% debenture, convertible to shares of our common stock at a conversion price of $1.0236, for $400,000. This debenture was accompanied by a five-year warrant to purchase 156,311 shares of common stock with an exercise price of $1.0236 per share. Interest was due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we would have been obligated to redeem $20,000 per month of the debenture. The debenture was to mature in October 2005. MBSJ was also granted registration rights under a Registration Rights Agreement, and certain other rights similar to those granted to Midsummer, Omicron and Islandia. Effective August 11, 2003, we exercised our right to convert these debentures into 390,777 shares of common stock at the conversion rate of $1.0236 pursuant to the terms of the debentures.

         CRESTVIEW

         On May 6, 2003, we entered into an agreement with Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. (collectively, the "Crestview Investors") for the sale to the Crestview Investors of 9% debentures, convertible into shares of our common stock at a conversion price of $1.0236, for $300,000. These debentures were accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.0236 per share. Interest was due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we would have been obligated to redeem $18,750 per month of the debentures. The debentures were to mature in October 2005. The Crestview Investors were also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to Midsummer, Omnicron and Islandia. Effective August 11, 2003, we exercised our right to convert these debentures into an aggregate of 293,082 shares of common stock at the conversion rate of $1.0236 pursuant to the terms of the debentures.

         We incurred approximately $1,200 in legal fees and expenses to consummate these transactions with the Crestview Investors.

         COMMON STOCK INSTITUTIONAL INVESTORS

         On June 27, 2003, we entered into an agreement with various institutional investors ("Common Stock Institutional Investors") for the sale to these investors of 5,275,000 shares of common stock at a per share price of $1.50 for an aggregate purchase price of $7,912,500. We also granted the Common Stock Institutional Investors registration rights under a Registration Rights Agreement that obligates us to file a separate registration statement respecting their shares by July 31, 2003 or pay cash penalties of 2% per month based on the amount invested by the Common Stock Institutional Investors. In the event the registration statement is not declared effective by the SEC on or before September 29, 2003, or upon the occurrence of certain other events, we will be obligated to pay cash penalties at the rate of 2% per month as liquidated damages.

         In connection with this financing, we paid Roth Capital Partners, LLC, as placement agent ("Roth Capital"), cash compensation of 8% of the proceeds and issued a warrant to purchase 527,500 shares of common stock at an exercise price of $1.65 per share. We also issued warrants to purchase 375,000 shares of common stock at an exercise price of $1.65 to certain holders of our 9% convertible debentures in order to obtain their requisite consents and waivers of rights they possessed to participate in the financing. These debenture holders are Midsummer, Omicron, Islandia, and the Crestview Investors. Roth Capital, Midsummer, Omicron, Islandia, and the Crestview Investors were given registration rights with respect to these warrants under our registration rights agreement with the Common Stock Institutional Investors.

         We incurred approximately $29,000 in legal fees and costs to consummate these transactions with the Common Stock Institutional Investors.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear the net sales for the quarters ended June 30, 2003 and 2002 (in thousands):

                                                                   THREE MONTHS ENDED JUNE 30,
                                                               2003                         2002
                                                      ------------------------     ------------------------
                                                                    PERCENTAGE                   PERCENTAGE
                                                       AMOUNT       OF REVENUE     AMOUNT        OF REVENUE
                                                       ------       ----------     ------        ----------
Net sales                                             $ 5,466           100%       $ 4,893           100%
Cost of sales                                           1,654            30%         2,053            42%
                                                      --------      --------       --------      --------
     Gross profit                                       3,812            70%         2,840            58%

Application development expense                           137             3%           901            18%
Depreciation and amortization                             868            16%         1,034            21%
Selling, general and administration expenses            2,796            51%         1,937            40%
Impairment of intangible assets                            --            --             --            --
Impairment of note receivable received in
   connection with the sale of IBIS
   Systems Limited                                         --            --             --            --
                                                      --------      --------       --------      --------
Total expenses                                          3,801            70%         3,872            79%
                                                      --------      --------       --------      --------

Loss from operations                                       11             0%        (1,032)          (21)%

Other income (expense)
   Interest income                                         26             0%             1             0%
   Other income (expense)                                 (11)            0%            (1)            0%
   Interest expense                                      (311)           (5)%         (408)           (8)%
                                                      --------      --------       --------      --------
Total other expense                                      (296)           (5)%         (408)           (8)%
                                                      --------      --------       --------      --------

Loss before provision (benefit) for income taxes         (285)           (5)%       (1,440)          (29)%

    Provision (benefit) for income taxes                  570            10%            --             0%
                                                      --------      --------       --------      --------
Loss before extraordinary item and change in
   accounting principle                                   285             5%        (1,440)          (29)%

Cumulative effect of changing accounting principle
   - Goodwill valuation under SFAS 142                     --                         (627)

Loss from continuing operations                           285                       (2,067)
                                                      --------                     --------
Income (loss) from discontinued operations,
   net of taxes                                            --                           50
                                                      --------                     --------
Net loss                                              $   285                      $(2,017)
                                                      ========                     ========


PERIOD ENDED JUNE 30, 2003 COMPARED TO PERIOD ENDED JUNE 20, 2002

         NET SALES

         Net sales increased by $0.6 million, or 12%, to $5.5 million in the three months ended June 30, 2003 from $4.9 million in the three months ended June 30, 2002 primarily due to an increase in license sales.

         COST OF SALES/GROSS PROFIT

         Cost of sales decreased by $0.4 million, or 19%, to $1.7 million in the quarter ended June 30, 2003 from $2.1 million in the quarter ended June 30, 2002. Gross profit as a percentage of net sales increased to 70% in the quarter ended June 30, 2003 from 58% in the prior comparative period. The decrease in cost of sales and the increase in gross profit as a percentage of net sales were due to the decrease in low margin software modification and professional services. During the quarter ended June 30, 2003 and 2002, application technology license revenues represented 25% and 15% of net sales, respectively, and related services represented 67% and 81% of net sales, respectively.

         APPLICATION DEVELOPMENT EXPENSE

         Application development expense decreased by $0.8 million, or 89%, to $0.1 million in the quarter ended June 30, 2003 from $0.9 million in the quarter ended June 30, 2002. The decrease is primarily due to capitalizing $0.9 million in development costs on new products. We've made significant investment in our new products in the current quarter. These new products will be launched during the second half of the fiscal 2004. In the prior comparative period, research and development efforts was spent on enhancing existing products.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization decreased by $0.1 million, or 10%, to $0.9 million in the quarter ended June 30, 2003 from $1.0 million in the quarter ended June 30, 2002.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased by $0.9 million, or 47%, to $2.8 million in the three months ended June 30, 2003 from $1.9 million in the three months ended June 30, 2002. The first quarter of 2002 included a $0.6 million reversal of excess amount accrued in prior periods for a litigation settlement. Additional, much of the current quarter was spent building the infrastructure and developing our sales organization.

         OPERATING INCOME

         Operating income from continuing operations, which included depreciation and amortization expense, was $0.1 million for the quarter ended June 30, 2003, compared to a loss from continuing operations of $1.0 million for the quarter ended June 30, 2002. Earnings from continuing operations before interest, provision for income taxes, depreciation, amortization and change in accounting principle was $0.9 million for the quarter ended June 30, 2003 compared to $0.1 million for the quarter ended June 30, 2002.

         OTHER INCOME

         Other income for the quarter ended June 30, 2003 includes $0.6 million income tax refund receivable as a result of amending prior years' income tax returns to carry back the net operating losses incurred in the past two years.

         INTEREST EXPENSE

         Interest expense decreased by $0.1 million, or 25%, to $0.3 million in the quarter ended June 30, 2003 from $.04 million in the quarter ended June 30, 2002. The decrease is due to a decrease of $3.7 million in interest-bearing debts.

         CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

         Pursuant to SFAS 142, we completed the transitional analysis of goodwill impairment as of April 1, 2002 and recorded an impairment of $0.6 million as the cumulative effect of a change in accounting principle in the quarter ended June 30, 2002. We also evaluated the remaining useful lives of our intangibles in the quarter ended June 30, 2002 and no adjustments have been made to the useful lives of our intangible assets.

         The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales for the fiscal years ended March 31, 2003, 2002, and 2001 (in thousands):

                                                                                YEAR ENDED MARCH 31,
                                                        -----------------------------------------------------------------------
                                                                 2003                    2002                      2001
                                                        ---------------------    ---------------------    ---------------------
                                                                   PERCENTAGE               PERCENTAGE               PERCENTAGE
                                                          AMOUNT   OF REVENUE     AMOUNT    OF REVENUE     AMOUNT    OF REVENUE
                                                        ---------   ---------    ---------   ---------    ---------   ---------
Net sales                                               $ 22,296         100%    $ 26,715         100%    $ 28,049         100%
Cost of sales                                              8,045          36%      11,003          41%      10,815          39%
                                                        ---------   ---------    ---------   ---------    ---------   ---------
  Gross profit                                            14,251          64%      15,712          59%      17,234          61%

Application development expense                            4,643          21%       4,203          16%       5,333          19%
Depreciation and amortization                              4,148          19%       6,723          25%       8,299          30%
Selling, general and administration expenses               8,072          36%      12,036          45%      16,985          60%
Impairment of intangible assets                               --          --           --          --        6,519          23%
Impairment of note receivable received in
   connection with the sale of IBIS
   Systems Limited                                            --          --           --          --        7,647          27%
                                                        ---------   ---------    ---------   ---------    ---------   ---------
Total expenses                                            16,863          76%      22,962          86%      44,783         159%
                                                        ---------   ---------    ---------   ---------    ---------   ---------

Loss from operations                                      (2,612)        (12)%     (7,250)        (27)%    (27,549)        (98)%

Other income (expense)
   Interest income                                             1           0%           7           0%         620           2%
   Other income (expense)                                     24           0%         (56)          0%          74           1%
   Interest expense                                       (1,088)         (5)%     (3,018)        (11)%     (3,043)        (11)%
                                                        ---------   ---------    ---------   ---------    ---------   ---------
   Total other expense                                    (1,063)         (5)%     (3,067)        (11)%     (2,349)         (8)%
                                                        ---------   ---------    ---------   ---------    ---------   ---------

Loss before provision (benefit) for income taxes          (3,675)        (17)%    (10,317)        (38)%    (29,898)       (106)%

    Provision (benefit) for income taxes                      11           0%           2           0%      (4,778)         17%
                                                        ---------   ---------    ---------   ---------    ---------   ---------
Loss before extraordinary item and change in
   accounting principle                                   (3,686)        (17)%    (10,319)        (38)%    (25,120)        (89)%

   Extraordinary item - gain on debt forgiveness           1,476                       --                       --
   Cumulative effect of changing accounting principle
   - Goodwill valuation under SFAS 142                      (627)                      --                       --
                                                        ---------                ---------                ---------

Loss from continuing operations                           (2,837)                 (10,319)                 (25,120)

Income (loss) from discontinued operations,
   net of taxes                                              119                   (4,339)                  (3,825)
                                                        ---------                ---------                ---------

Net loss                                                $ (2,718)                $(14,658)                $(28,945)
                                                        =========                =========                =========

FISCAL YEAR ENDED MARCH 31, 2003 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2002

         NET SALES

         Net sales decreased by $4.4 million, or 16%, to $22.3 million in the fiscal year ended March 31, 2003 from $26.7 million in the fiscal year ended March 31, 2002.

         Fiscal 2003 was a challenging year for the sale of new application licenses. The slow down in the U.S. and world economy combined with the fear of future terrorist attacks and the ongoing hostilities in the world caused the retail industry to be more cautious with their investment in information systems and deliberately evaluating solutions, which resulted in decrease in sales and in extended sales cycles. In addition, our financial condition may have interfered with our ability to sell new application software licenses, as implementation of our applications generally requires extensive future services and support, and some potential customers have expressed concern about our financial ability to provide these ongoing services. We believe strongly that we provide and will continue to provide excellent support to our customers, as demonstrated by the continuing upgrade purchases by our top-tier established customer base. Significant sales growth may however depend in part on our ability to improve our financial condition.

         COST OF SALES/GROSS PROFIT

         Cost of sales decreased $3.0 million, or 27%, to $8.0 million in the fiscal year ended March 31, 2003 from $11.0 million in the fiscal year ended March 31, 2002. Gross profit as a percentage of net sales increased to 64% in fiscal 2003 from 59% in fiscal 2002. The increase in gross profit margin was due to a decrease in modification and professional services sales, which have low margin, combined with an increase in software license sales, which have much higher margin. During fiscal 2003, software license sales represented 25% of net sales and related services represented 45% of net sales, compared to 17% and 57%, respectively, of net sales during fiscal 2002.

         Cost of sales for fiscal 2003 and 2002 included $2.4 million and $3.6 million, respectively, in costs associated with the development or modification of modules for Toys, including the use of higher cost outsource development services (subcontractors) for certain components of the overall project. These costs are neither capitalized nor included in application technology development expenses, but we consider them to be part of our overall application technology development program.

         APPLICATION DEVELOPMENT EXPENSE

         Application development expense increased by $0.4 million, or 10%, to $4.6 million in fiscal year ended March 31, 2003 from $4.2 million in the fiscal year ended March 31, 2002. The increase in application development expense is primarily due to the ongoing enhancement of our suites of applications.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses decreased by $3.9 million, or 33%, to $8.1 million compared to $12.0 million in the fiscal year ended March 31, 2002. The decrease is due to decrease in sales and personnel reduction implemented in the third quarter of 2002 and fourth quarter of 2003 and control of expenditures.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization decreased by $2.6 million, or 38%, to $4.1 million in the fiscal year ended March 31, 2003 from $6.7 million in the fiscal year ended March 31, 2002. The decrease is mainly due a reduction of $2.2 million in amortization pursuant to the non-amortization provisions of Statement Financial Accounting Standard No. 142 ("SFAS 142") for goodwill with indefinite useful lives.

         INTEREST EXPENSE

         Interest expense decreased by $1.9 million, or 64%, to $1.1 million in the fiscal year ended March 31, 2003 from $3.0 million in the fiscal year ended March 31, 2002. Interest expense in fiscal 2002 included $1.2 million interest expense on the $10 million note payable to Softline Limited. Our obligations related to this note were released by Softline effective in January 1, 2002 in connection with the integrated series of recapitalization transactions with Softline. The decrease was also due to $0.7 million decrease in amortization of debt discount.

         DISCONTINUED OPERATIONS

         Income from discontinued operations in fiscal 2003 represents a profit of $0.2 million from operations of the Training Products subsidiary; offset in part by $0.1 million accrual for loss on the sale of our Training Products subsidiary. Our Training Products subsidiary was sold effective April 1, 2003.

FISCAL YEAR ENDED MARCH 31, 2002 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2001

         NET SALES

         Net sales decreased slightly by $1.3 million, or 5%, to $26.7 million in the fiscal year ended March 31, 2002 from $28.0 million in the fiscal year ended March 31, 2001. Fiscal year 2001 revenues included recognition of $2.0 million in revenue from a one-time sale of technology rights, which was signed in fiscal 2000.

         Fiscal 2002 was a challenging year in which to close new application license sales. We believe our difficulties initially arose from insufficient staffing of our sales force. Although we significantly increased the staffing of our sales force in the first quarter of fiscal 2002, the economic slowdown and the terrorist attacks of September 11, 2001, and the ongoing hostilities in the world increased the challenges faced by our sales force. In addition, our financial condition may have interfered with our ability to sell new application software licenses, as implementation of our applications generally requires extensive future services and support, and some potential customers have expressed concern about our financial ability to provide these ongoing services.

         COST OF SALES/GROSS PROFIT

         Cost of sales was $11.0 million in the fiscal years ended March 31, 2002 and 2001. Gross profit as a percentage of net sales decreased to 59% in fiscal 2002 from 61% in fiscal 2001. The decrease in gross profit margin was due to a further shift in the sales mix from high margin application licenses to lower margin software modification and professional services. During fiscal 2002, application technology license revenues represented 17% of net sales and related services represented 57% of net sales, compared to 24% and 49%, respectively, of net sales during fiscal 2001.

         Cost of sales for fiscal 2002 and 2001 included $3.6 million and $3.4 million, respectively, in costs associated with the development or modification of modules for Toys "R" Us, including the use of higher cost outsource development services (subcontractors) for certain components of the overall project. These costs are neither capitalized nor included in application technology development expenses, but we consider them to be part of our overall application technology development program.

         APPLICATION DEVELOPMENT EXPENSE

         Application development expense for the fiscal year ended March 31, 2002 was $4.2 million as most development expenditures were client funded compared to $5.3 million for the fiscal year ended March 31, 2001, a decrease of 21%. The decrease reflects a shift toward customer-funded development expenses.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses decreased by $5.0 million, or 29%, to $12.0 million compared to $17.0 million in the fiscal year ended March 31, 2001. The decrease was due to the following:

      o Personnel reduction implemented in the fourth quarter of 2001 and third quarter of 2002 and control of expenditures.

      o     A $0.9 million reserve for bad debts in fiscal 2001.

         During the third quarter of 2002, we completed an analysis of our operations and concluded that it was necessary to restructure the composition of our management and personnel. We anticipated that the restructuring would result in an approximately $3.0 million annual reduction in our expense levels compared to expenses prior to implementation of the plan. To the extent resources are available, we expect to slowly increase our expense levels in fiscal 2003 from the reduced level after the reductions in the third quarter of fiscal 2002. Additional planned expenditures are for the building of our sales force and for additions to our Professional Services group for US and UK retail operations as new licenses and services are sold.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization decreased by $1.6 million, or 19%, to $6.7 million in the fiscal year ended March 31, 2002 from $8.3 million in the fiscal year ended March 31, 2001. The decrease reflected the reduction in the base amounts of goodwill and capitalized software assets resulting from the recognition of impairments of those assets in the fourth quarter of fiscal 2001.

         INTEREST INCOME AND EXPENSE

         Interest expense was $3.0 million in the fiscal years ended March 31, 2002 and 2001.

         Interest income decreased $0.6 million to $0.1 million in fiscal 2002, compared to $0.7 million in fiscal 2001 due to cessation of the accrual of interest income on the note receivable received in connection with the sale of IBIS after the second quarter of fiscal 2001.

         DISCONTINUED OPERATIONS

         Loss from discontinued operations in fiscal 2002 was $4.3 million, which included $1.4 million of net loss from Australian operations and $3.2 million of loss on disposal of the Australian operations; offset in part by $0.2 million of net income from the Training Products operations. Loss from discontinued operations in fiscal 2001 was $3.8 million, which included $3.7 million of net loss from the Australian operations and $0.1 million of net loss from the Training Products operations. Our Training Products subsidiary was sold effective April 1, 2003 and our Australian operations were disposed in the fourth quarter of fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS FOR THE QUARTER ENDED JUNE 20, 2003

         During the quarter ended June 30, 2003, we financed our operations using cash on hand, internally generated cash, proceeds from the sale of common stock and proceeds from sale of convertible debentures. At June 30, 2003 and March 31, 2003, we had cash of $7.1 million and $1.3 million, respectively.

         Operating activities used cash of $1.3 million in the three months ended June 30, 2003 and $1.4 million in the three months ended June 30, 2002. Cash used for operating activities in the three months ended June 30, 2003 resulted from $3.3 million increase in accounts receivable and other receivables and $0.9 million decrease in accounts payable and accrued expenses; offset in part by $0.3 million net income, $0.9 million of non-cash depreciation and amortization, $0.2 million of non-cash amortization of debt discount related to the convertible debentures and $1.5 million increase in deferred revenue.

         Investing activities used cash of $0.9 million in the three months ended June 30, 2003 and $0.2 million in the three months ended June 30, 2002. Cash used for investing activities in the current quarter was primarily for capitalization of software development costs.

         Financing activities provided cash of $8.0 million and $0.8 million in the three months ended June 30, 2003 and 2002, respectively. The 2003 financing activities included net proceeds of $7.3 million from the sale of common stock and $0.7 million from the issuance of convertible debentures.

         Accounts receivable increased to $6.8 million at June 30, 2003 from $4.0 million at March 31, 2003. The increase was due to $1.5 million in semi-annual maintenance service billings for the period of July 2003 through December 2003 (with a balancing liability recorded for deferred revenue), $0.7 million increase in current receivables from new sales and $0.4 million increase in unbilled receivables.

 CASH FLOWS FOR THE FISCAL YEAR ENDED MARCH 31, 2003

         During the fiscal year ended March 31, 2003, we financed our operations using cash on hand, internally generated cash, cash from the issuance of convertible note and debentures and loans from an entity affiliated with Donald
S. Radcliffe, a director. During the fiscal year ended March 31, 2002, we financed our operations using cash on hand, internally generated cash, cash from the issuance of convertible notes and loans from an entity affiliated with Donald S. Radcliffe, a director. During the fiscal year ended March 31, 2001, we financed our operations using cash on hand, internally generated cash, cash from the sale of common stock, proceeds from the exercise of options, lines of credit and loans from each of Softline, a subsidiary of Softline and Barry M. Schechter, our former Chairman. At March 31, 2003 and 2002, we had cash from continuing operations of $1.3 million.

         Operating activities used cash of $1.1 million in the fiscal year ended March 31, 2003, provided cash of $1.6 million in the fiscal year ended March 31, 2002 and used cash of $2.4 million in the fiscal year ended March 31, 2001. Cash used in fiscal 2003 resulted primarily from $2.7 million of net loss, $1.5 million non-cash gain on debt forgiveness, $2.0 million increase on accounts receivable and other receivable and $2.0 million increase in deferred revenue; offset in part by non-cash charges of $4.1 million in depreciation and amortization and $0.6 million in a change in accounting principle, $1.0 million increase in accounts payable and accrued expenses and $0.9 million increase in accrued interest payable. Cash provided for operating activities in fiscal 2002 resulted primarily from $2.5 million decrease in accounts receivable and other receivables, $1.6 million increase in deferred revenue, $7.1 million in non-cash depreciation and amortization, $3.2 million of loss on disposal of Australian operations, $2.3 million increase in interest payable and $1.0 million in non-cash charges for stock-based compensation and interest related to convertible notes due stockholders; offset by $14.7 million of net losses and $1.9 million decrease in accounts payable and accrued expenses. Cash used for operating activities in fiscal 2001 resulted primarily from $28.9 million of net loss, a $4.4 million decrease in net deferred tax liability and a $4.4 million decrease in deferred revenue; offset by $16.5 million in non-cash impairments of assets, $9.5 million in non-cash depreciation and amortization, a $5.1 million decrease in accounts receivable, and a $4.4 million increase in accounts payable and accrued expenses.

         Accounts receivable increased during fiscal year 2003 primarily due to $2.5 million increase in unbilled receivables. The unbilled receivables represents license and services revenue fully earned at March 31, 2003 that will later be billed in accordance with the contract terms. Accounts receivable decreased during fiscal year 2002 primarily due to a write-off of $367,000 in receivables in connection with the discontinuation of Australian operations in February 2002 and a significant improvement in collection efforts. Accounts receivable balances fluctuate significantly due to a number of factors including acquisitions and dispositions, seasonality, shifts in customer buying patterns, contractual payment terms, the underlying mix of applications and services sold, and geographic concentration of revenues.

         Investing activities used cash of $0.2 million, $0.7 million and $3.0 million in the fiscal years ended March 31, 2003, 2002 and 2001. Investing activities during fiscal 2003 included $0.1 million purchases of furniture and equipment and $0.1 million capitalized development costs. Investing activities during fiscal 2002 included a $0.4 million increase in capitalized software development costs and $0.3 million in furniture and equipment purchases. Investing activities during fiscal year 2001 included a $2.5 million increase in purchase of software and capitalized software development costs and $0.5 million in furniture and equipment purchases.

         Financing activities provided cash of $1.3 million in the fiscal year ended March 31, 2003, used cash of $0.8 million in the fiscal year ended March 31, 2002 and provided cash of $1.9 million in the fiscal year ended March 31, 2001. Financing activities during fiscal 2003 included proceeds of $3.5 million from the issuance of convertible debentures, $1.4 million from issuance of convertible note to our major customer and $0.1 million loan from an entity affiliated with Donald S. Radcliffe, a director; offset in part by payments of $3.3 million on a term loan, $0.3 million interest on stockholders' notes and $0.1 million on loan from Mr. Radcliffe's affiliated entity. Financing activities during fiscal year 2002 included $1.2 million in note payments and $0.8 million decrease in amounts due to stockholders; offset in part by $1.3 million in proceeds from issuance of convertible notes. Financing activities during fiscal year 2001 included $3.8 million in proceeds from the sale of common stock, $9.9 million increase in amounts due to stockholders and $1.6 million in proceeds from lines of credit, offset by $13.2 million in note payments.

         Changes in the currency exchange rates of our foreign operations had the effect of decreasing cash by an aggregate of $0.1 million in the fiscal years ended March 31, 2003, 2002 and 2001.

CONTRACTUAL OBLIGATIONS

         The following table summarizes our contractual obligations, including purchase commitments at June 30, 2003, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

                                                     For the fiscal years ending March 31,
                                                     -------------------------------------
Contractual Cash Obligations                   2004        2005        2006       2007      Thereafter
----------------------------                   ----        ----        ----       ----      ----------
                                                                  (in thousands)
Operating leases                             $  681      $  867      $  360      $  107      $   13
Capital leases                                  156
Convertible notes due stockholders            1,371
Convertible debentures                          801       3,297         604
Payables aged over 90 days                    2,994
                                             -------     -------     -------     -------     -------
     Total contractual cash obligations      $6,003      $4,164      $  964      $  107      $   13
                                             =======     =======     =======     =======     =======

                                                     For the fiscal years ending March 31,
                                                     -------------------------------------
Other Commercial Commitments                  2004        2005        2006        2007     Thereafter
----------------------------                  ----        ----        ----        ----     ----------
                                                                 (in thousands)
Guarantees                                   $  187
                                             -------     -------     -------     -------     -------

      Total commercial commitments           $  187
                                             =======     =======     =======     =======     =======

         NATIONAL AUSTRALIA BANK LIMITED

         Our Australian subsidiary maintained an AUS$1,000,000 (approximately US$510,000) line of credit facility with National Australia Bank Limited. The facility was secured by substantially all of the assets of our Australian subsidiary, and we have guaranteed all amounts owing on the facility. In April 2001, we received a formal demand under our guarantee for the full AUS$971,000 (approximately US$495,000) then alleged by the bank to be due under the facility. Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of the Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the Australian subsidiary's assets for $300,000 in May 2002 to the entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have accrued $187,000 as the maximum amount of our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

         OTHER INDEBTEDNESS, INCLUDING RELATED PARTIES

         We issued convertible notes to entities related to ICM Asset Management, Inc., which notes were amended in July 2002. See "Financing Transactions -- ICM Asset Management, Inc." above.

         In March 2003, we issued 9% convertible debentures to Midsummer, Omicron and Islandia for the total proceeds of $3.5 million, of which $500,000 of the debentures was converted into 488,472 shares of our common stock in July 2003. See "Financing Transactions - Midsummer/Omicron/Islandia" above. We have since notified these investors that we are exercising our right to convert these into an aggregate of 2,930,832 shares of common stock effective September 30, 2003; provided, however, the investors have agreed to cease accruing interest effective August 11, 2003 so long as they can elect to effectuate the conversion sooner.

         In April 2003, we issued 9% convertible debentures to MBSJ Investors, LLC for proceeds of $400,000. See "Financing Transactions - MBSJ" above. This debenture was converted into 390,777 shares of common stock effective August 11, 2003.

         In May 2003, we issued 9% convertible debentures to the Crestview Investors for proceeds of $300,000. See "Financing Transactions - Crestview" above. These debentures were converted into an aggregate of 293,082 shares of common stock effective August 11, 2003.

CASH POSITION

         As a result of our indebtedness and net losses for the past three years, we have experienced significant strains on our cash resources. In order to manage our cash resources, we reduced expenses and discontinued our Australian operations. We have also extended payment terms with many of our trade creditors wherever possible, and we have diligently focused our collection efforts on our accounts receivable. We had a working capital of $3.4 million at June 30, 2003 and a negative working capital of $5.2 million at June 30, 2002. We had a negative working capital of $4.1 million and $5.3 million at March 31, 2003 and 2002, respectively.

         We were unable to make timely, monthly rent payments due for our Irvine and Carlsbad facilities during fiscal 2003. We renegotiated rent terms with the landlords of our Irvine and Carlsbad facilities, and we are currently in compliance with the renegotiated terms.

         We have been actively engaged in attempts to resolve our liquidity problems. Under a Securities Purchase Agreement dated June 27, 2003, we issued 5,275,000 shares of our common stock for an aggregate amount of $7.9 million, less expenses and placement fees. We believe we will have sufficient cash to remain in compliance with our debt obligations, and meet our critical operating obligations, for the next twelve months. We may continue to seek a private equity placement to help discharge aged payables, pursue growth initiatives and prepay bank indebtedness. We have no binding commitments for funding at this time. Financing may not be available on terms and conditions acceptable to us, or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The accounting prescribed in SFAS 145 was applied in connection with the gain from extinguishment of our debt to Union Bank of California.

         In November 2001, the FASB issued an Emerging Issues Task Force Issue No. 01-14 ("EITF No. 01-14"), "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred". EITF No. 01-14 establishes that reimbursements received for out-of-pocket expenses should be reported as revenue in the income statement. Currently, we classify reimbursed out-of-pocket expenses as a reduction in cost of consulting services. We are required to adopt the guidance of EITF No. 01-14 in the first quarter of fiscal year 2003 and our consolidated statements of operations for prior periods will be reclassified to conform to the new presentation. The adoption of EITF No. 01-14 results in an increase in reported net sales and cost of sales; however, it does not affect net income or loss in any past or future periods.

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 replaces current accounting standards and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. The provisions of the SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. We do not expect adoption of SFAS No. 146 to have a significant effect on our results of operations or financial condition.

         In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147 ("SFAS 147"), "Acquisition of certain Financial Institutions". SFAS 147 removes the requirement in SFAS 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, to include certain financial institution related intangibles. We do not expect SFAS 147 to have a material impact on our financial statements.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure". This Statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. We do not expect SFAS 148 to have a material impact on our financial statements.

         In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accountings and disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others", which clarifies the requirement of SFAS No. 5, "Accounting for Contingencies", relating to a guarantor's accounting for and disclosures of certain guarantee issues. FIN 45 was applied to our guarantee of a line of credit facility from National Australia Bank Limited to our former Australian subsidiary.

         In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". Variable interest entities are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a stand-alone basis. We do not participate in variable interest entities and therefore have not applied FIN 46.

         In November 2002, the FASB reached consensus on Emerging Issues Task Force Issue No. 00-21 ("EITF No. 00-21"), "Accounting for Revenue Arrangements with Multiple Deliverables." In general, this issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, this issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if so, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. This issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF Issue 00-21 is applicable to arrangements entered into after June 15, 2003. We do not believe the application of EITF Issuer 00-21 will have any material impact on our consolidated financial statements.

         In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 further clarifies accounting for derivative instruments. We believe the adoption of this statement will have no material impact on our consolidated financial statements.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not believe the adoption of SFAS 150 will have a material impact on our consolidated financial statements.

EMPLOYEES

         At July 31, 2003, we had a total of 121 employees, 105 of which were based in the United States and 16 of which were based in the United Kingdom. Of the total, 12% were engaged in sales and marketing, 41% were engaged in application technology development projects, 27% were engaged in professional services, and 20% were in general and administrative. We believe our relations with our employees overall are good. We have never had a work stoppage and none of our employees are subject to a collective bargaining agreement.

FACILITIES

         Our principal corporate headquarters consists of 26,521 square feet in a building located at 19800 MacArthur Blvd. This facility is occupied under a lease that expires on June 30, 2005. The current monthly rent is $56,148. We also occupy administrative offices in La Jolla, California. These offices are occupied under leases that expire in June 2007 and October 2005, and the monthly rent for these offices is $12,859 in the aggregate. We also occupy premises in the United Kingdom located at The Old Building, Mill House Lane, Wendens Ambo, Essex, England. The lease for this office building expires August 31, 2003. Annual rent is $43,646 (payable quarterly) plus common area maintenance charges and real estate taxes.

LEGAL PROCEEDINGS

         In April of 2002, our former CEO, Thomas Dorosewicz, filed a demand with the California Labor Commissioner for $256,250 in severance benefits allegedly due under a disputed employment agreement, plus attorney's fees and costs. Mr. Dorosewicz's demand was later increased to $283,894. On June 18, 2002, we filed an action against Mr. Dorosewicz, Michelle Dorosewicz and an entity affiliated with him in San Diego Superior Court, Case No. GIC790833, alleging fraud and other causes of action relating to transactions Mr. Dorosewicz caused us to enter into with his affiliates and related parties without proper board approval. On July 31, 2002, Mr. Dorosewicz filed cross-complaints in that action alleging breach of statutory duty, breach of contract, fraud and other causes of action related to his employment with the Company and other transactions he entered into with the Company. These matters are still pending and the parties have agreed to resolve all claims in binding arbitrations, scheduled for September 2003.

         Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of our Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to an entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have accrued $187,000 as our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

         On May 15, 2002, an employee who is currently out on disability/worker's compensation leave, Debora Hintz, filed a claim with the California Labor Commissioner seeking $41,000 in alleged unpaid commissions. In or about December of 2002, Ms. Hintz filed a discrimination claim against the Company with the Department of Fair Employment and Housing, alleging harassment and sexual orientation discrimination. The Company has responded appropriately to both the wage claim and the discrimination allegations, which the Company believes lack merit based on present information.

         On August 30, 2002, Cord Camera Centers, Inc., an Ohio corporation ("Cord Camera"), filed a lawsuit against one of our subsidiaries, SVI Retail, Inc. as the successor to Island Pacific Systems Corporation, in the United States District Court for the Southern District of Ohio, Eastern Division, Case No. C2 02 859. The lawsuit claims damages in excess of $1.5 million, plus punitive damages of $250,000, against SVI Retail for alleged fraud, negligent misrepresentation, breach of express warranties and breach of contract. These claims pertain to the following agreements between Cord Camera and Island
Pacific: (i) a License Agreement, dated December 1999, as amended, for the use of certain software products, (ii) a Services Agreement for consulting, training and product support for the software products and (iii) a POS Software Support Agreement for the maintenance and support services for a certain software product. At this time, we cannot predict the merits of this case because it is in its preliminary state and discovery has not yet commence. However, SVI Retail intends to defend vigorously the action and possibly file one or more counter-claims. A trial is scheduled for May 2004.

         In mid-2002, we were the subject of an adverse judgment entered against it in favor of Randall's Family Golf Centers, ("Randall") in the approximate sum of $61,000. The judgment was entered as a default judgment, and is based on allegations that the Company received a preferential transfer of funds within 90 days of the filing by Randall of a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York. We and Randall have agreed to settle this claim for $12,500, subject to the settlement receiving approval by the U.S. Bankruptcy Court.

         On December 16, 2002, Chapter 11 Debtors Natural Wonders, Inc. and World of Science, Inc. (collectively "Debtors") filed an adversary proceeding against our subsidiary SVI Retail, Inc. seeking to avoid and recover preferential transfers. The Debtors sought recovery of approximately $84,000, which it had previously paid to SVI Retail for goods and services rendered. On March 12, 2003, the Debtors and SVI Retail settled the adversary proceeding for $18,000.

         On November 22, 2002, UDC Homes, Inc and UDC Corporation now known as Shea Homes, Inc. served Sabica Ventures, Inc. ("Sabica"), our wholly owned subsidiary and our then Island Pacific division (now are retail management solutions division) with a cross-complaint for indemnity on behalf of an entity identified in the summons as Pacific Cabinets. We filed a notice of motion and motion to quash service of summons on the grounds that we have never done business as Pacific Cabinets and have no other known relation to the construction project that is the subject of the cross-complaint and underlying complaint. A hearing on our motion to quash occurred on May 22, 2003 and was subsequently denied.

         Except as set forth above, we are not involved in any material legal proceedings, other than ordinary routine litigation proceedings incidental to our business, none of which are expected to have a material adverse effect on our financial position or results of operations. However, litigation is subject to inherent uncertainties, and an adverse result in existing or other matters may arise from time to time which may harm our business.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

         On November 30, 2001, Deloitte & Touche LLP notified us that they were resigning as our independent certified public accountants. On December 5, 2001, we engaged Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as our new independent auditors. Singer Lewak previously audited our financial statements for the fiscal years ended March 31, 1998 and September 30, 1997, 1996, 1995 and 1994. The decision to engage Singer Lewak was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors.

         Deloitte & Touche's reports on the financial statements for the fiscal years ended March 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as noted in the following sentence. Deloitte & Touche's audit report on the financial statements for the year ended March 31, 2001, dated July 13, 2001, expressed an unqualified opinion and included an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern. Further, in connection with its audits of our financial statements for the past two fiscal years and the subsequent interim period immediately preceding the date of resignation of Deloitte & Touche, we had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on our consolidated financial statements.


                             DESCRIPTION OF BUSINESS

GENERAL

         We are a provider of software solutions and services to the retail industry. We provide solutions that help retailers understand, create, manage and fulfill consumer demand. Up until April 1, 2003, we also developed and distributed PC courseware and skills assessment products for both desktop and retail applications.

         Our solutions and services have been developed specifically to meet the needs of the retail industry. Our solutions help retailers improve the efficiency and effectiveness of their operations and build stronger, longer lasting relationships with their customers.

         We market our software solutions through direct and indirect sales channels primarily to retailers who sell to their customers through traditional retail stores, catalogs and/or Internet-enabled storefronts. To date, we have licensed our solutions to more than 200 retailers across a variety of retail sectors.

ISLAND PACIFIC

         Historically, retailers have relied upon custom-built systems, often self-developed, to manage business processes and business information with both trading partners and customers. These legacy systems are typically built on 1960's business models and 1970s technology. They are not Internet-enabled, and do not permit collaboration among a retailer's customers, partners, suppliers and other members of the supply/demand chain. Moreover, they reflect the thinking of a seller's market.

         Over the past few years, retailers have begun to purchase packaged solutions designed specifically for the retail industry. Most of these systems are very expensive to license, and very expensive, time-consuming and difficult to implement. They have been primarily positioned to the largest companies, who have enormous amounts of managerial, technical and financial resources at their disposal- organizations for which distraction and mistakes are affordable.

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         These solutions ignore the needs of the small to medium sized retailers, who have many of the same needs and face many of the same challenges as do the larger retailers, but lack the managerial, financial and technological capacity of the larger retailers.

         Our solutions serve the small to medium sized market.

         All retailers today face the challenge of operating in a very competitive environment, an environment that can be best described as over-stored and over-homogenized -- an environment in which power has shifted from the seller to the buyer.

         As retailers expand their businesses to include the Internet, catalog, kiosk and other distribution channels, the complexity of managing inventory and meeting customer demands places tremendous pressure on their business processes and their technology infrastructure.

         To meet an ever more mobile and demanding consumer's expectations, retailers need to deliver on the customer's terms. This means having the right product, at the right time and in the right place across multi-channel touch points. To do this, retailers need valuable consumer insights, intelligence on external factors that shape consumer response such as how the weather, the economy and changing consumer attitudes will affect future buying patterns. This intelligence, augmented by powerful communications, comprehensive loss prevention, strong forecasting, planning, assortment planning, allocation, event planning, replenishment and merchandising functions are critical to profitably achieve this goal. These represent the content of our product offering.

         Small to medium sized retailers need a cost-effective, easily installed, affordable, comprehensive, integrated software infrastructure that spans supplier to consumer and gives the retailer visibility, flexibility and control of all business processes to meet all competitive challenges.

         We believe a market opportunity exists to provide these retailers with a software solution that is designed specifically for their needs. This solution should be easy-to-use, leverage a retailer's existing investments in information technology and be sufficiently flexible to meet the specific needs of a broad range of retail sectors, such as fashion, hard-lines, mass merchandise or food and drug.

         We have developed and deployed software solutions that enable retailers to manage the entire scope of their operations. These operations include point-of-sale, customer relationship management, vendor relationship management, merchandising, demand chain management, planning, and forecasting.

         Key areas, which differentiate our software solutions, include:

      o VALUE - Our integrated and modular architecture helps retailers meet return on investment (ROI) objectives by allowing them to implement the most critical and valuable applications first. This modular architecture decreases migration path risk for the replacement of legacy systems and increases the probability of an on-time, on-budget implementation project.

      o PROVEN - We are a leading provider of retail infrastructure software and services. We understand the complex needs of retailers and have designed our solutions specifically for the retail industry. We provide certain software products and services infrastructure for retailers with combined revenues of over $200 billion annually.

      o SCALABLE - Our solutions are engineered to provide scalability to efficiently handle large volumes of transactions and users. Our solutions work in environments that span from one to five thousand stores.

      o INNOVATIVE - Our partnerships and our solutions include some of the most advanced technologies available to retailers.

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RECENT DEVELOPMENTS

         In January 2003, we appointed Harvey Braun, a well-known and highly-respected retail industry veteran, to the position of Chief Executive Officer of Island Pacific, one of our business units. In April 2003, our Board of Directors appointed Mr. Braun to the position of Chief Executive Officer and director, and in July 2003 to the position of Chairman of the Board. Barry Schechter remains as a consultant.

         In October 2002, we appointed Steven Beck, a retail industry expert, to the position of President of our Island Pacific division. In April 2003, our Board of Directors appointed Mr. Beck to the position of President and Chief Operating Officer and director. We anticipate Mr. Braun and Mr. Beck will lead us through the next evolution of product and service offerings to meet the ever-changing needs of retailers worldwide. Mr. Beck's vision for our company is to become the dominant provider of "Thoughtware" to the retail industry. Mr. Beck's goals are to develop high value products and services to the retail industry; using breakthrough technologies and processes, and to provide these products and their associated services in partnership with major consulting organizations and other best of breed solution providers. These products and services will be offered to small and mid-size retailers. Our goal is to expand alternatives to retailers, matching innovative solutions to emerging industry complexities so retailers will realize ongoing successes. We will make available to retailers at what we believe to be affordable prices a "dashboard" of decision makers, and experienced minds in the industry, yielding a range of velocity management alternatives for review and actions that span merchandising and marketing activities from conception to consumption.

         In July 2003, we appointed Ran Furman to the position of Chief Financial Officer.

         We are strengthening our product offerings through strategic relationships with Planalytics, KMG Solutions, Raymark, Inc., Wazagua LLC, ANT USA, Inc. and IT Resources Inc.

         Under a partnership agreement with Planalytics Inc. ("Planalytics"), Island Pacific will market Impact LR, an internet-based application that measures the specific effects of future weather on consumer demand by product, location and time. Using Impact LR, our customers can plan the timing of in-season markdowns, as well as the season-to-season flow of merchandise into their stores with maximum effectiveness.

         Under a marketing license agreement with KMG Solutions ("KMG"), Island Pacific will integrate, market and support Traxion(TM) process management solutions. Traxion's business process management solution consists of three modules. Traxion ProcessEngine(TM) is the real-time process management platform that retailers use to actively manage and support their organizations' unique business processes. Traxion ProcessModeler(TM), includes simulation functions such as same-time comparison of process variations and the use of actual cost data to produce process-based financial estimates. Traxion OrganizationModeler(TM) simplifies the creation of sophisticated models including inter-company workgroups, payroll information, and roles.

         Under an OEM agreement with Raymark, Inc., we will integrate, market and support Xpert Store point-of-sale ("POS") software solution under the Island Pacific brand. Raymark's full-featured POS solution streamlines the checkout process in order to increase sales associate efficiency and augment customer satisfaction. The software supports multi-channel, multi-language, multi-currency and multi-taxation requirements.

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         Under an agreement with Wazagua LLC ("Wazagua"), we will exclusively offer to retailers worldwide Wazagua's products and services including web-based Loss Prevention Case Management Package, ASP Data Hosting and POS Exception Reporting. WAZAGUA(TM) ASP Hosted Suite of Modules automates data management for the Loss Prevention, Operations, Human Resources, Safety & Risk Management community. These ASP-hosted productivity tools enable retailers to capture the power of the internet. Retailers can create efficiencies, manage and share information, make better use of their staff, eliminate redundant data entry - and work from virtually any point in the world.

         Under terms of a reseller agreement, we will market, sell, install, interface to, and support ANT USA Inc.'s ("ANT") products including Buyer's Toolbox(TM), a leading suite of merchandise and assortment planning software that has been successfully implemented by over 140 retailers worldwide. The software will extend Island Pacific's assortment and planning capabilities by providing a solid planning methodology accessed through an easy-to-use interface, in a cost-effective offering.

         A marketing license agreement with IT Resources Inc. enables Island Pacific to market, sell, install, support and integrate IT Resources' Buyer's WorkMate(r) Suite, an innovative decision support software platform developed for merchandising organizations. The software will bring mobility and other timesaving benefits to the buying process.

         Under a marketing alliance agreement with BIGresearch, we will provide retailers, suppliers and third party companies with an end-to-end information solution to forecast consumer demand, better utilize assets and merchandise, and develop strategy and market position.

         As of April 1, 2002, we refocused the company into three strategic business units each lead by experienced managers. The units were our retail management solutions unit (formerly known as Island Pacific division), our Store Solutions division (formerly known as our SVI Store Solutions division), and SVI Training Products, Inc. Effective April 1, 2003, we agreed to sell our shares of SVI Training Products, Inc., our wholly-owned subsidiary, to Arthur Klitofsky. Mr. Klitofsky resigned from the Board in March 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Discontinued Operations" below.

         We issued a total of $1.25 million in convertible notes to a limited number of accredited investors related to ICM Asset Management, Inc. of Spokane, Washington, a significant beneficial owner of our common stock in fiscal 2001. In July 2002, we amended the convertible notes to extend the maturity date to September 30, 2003 and we replaced the warrants issued to these investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Liquidity and Capital Resources -- Indebtedness -- ICM Asset Management, Inc." below.

         In July 2002, we negotiated an extension of our senior bank lending facility to August 31, 2003, and then we subsequently satisfied this debt under the Discounted Loan Payoff Agreement dated March 31, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Liquidity and Capital Resources -- Indebtedness -- Union Bank" below.

         In May 2002, we completed a series of transactions with Softline Limited ("Softline") to repay our subordinated note to Softline, to transfer to Softline our note received in connection with the sale of IBIS Systems Limited, and to issue to Softline new preferred securities. Softline also returned to us 10,700,000 shares of our common stock. Steven Cohen, Softline's Chief Operating Officer, and Gerald Rubenstein, a director of Softline, resigned from our board of directors in May 2002. Ivan Epstein, Softline's Chief Executive Officer, continues to serve on our board, and in June 2002, Robert P. Wilkie, Softline's Chief Financial Officer, was appointed to our board of directors. For a further discussion of the terms of transactions with Softline during the 2002 fiscal year, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" under the heading "Financing Transactions -- Softline."

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         In May 2002, we entered into a new two-year software development and services agreement with our largest customer, Toys. Toys also agreed to invest $1.3 million for the purchase of a non-recourse convertible note and a warrant to purchase up to 2,500,000 common shares. For a further details, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Liquidity and Capital Resources - Indebtedness -- Toys "R" Us' below.

         In March 2003, we issued a total of $3.5 million in 9% convertible debentures to Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P. Along with these debentures, warrants to purchase an aggregate of 1,572,858 shares of common stock were issued to these investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Financing Transactions - Midsummer/Omicron/Islandia". In July 2003, Omicron converted $500,000 of its debenture into 488,472 shares of our common stock. We have since notified these investors that we are exercising our right to convert these debentures into an aggregate of 2,930,832 shares of common stock at the conversion rate of $1.0236 pursuant to the terms of the debentures. This conversion has been deferred until September 30, 2003; however, the investors have agreed to cease accruing interest from August 11, 2003 so long as they can elect to effectuate the conversion sooner.

         In April 2003, we issued $400,000 in a 9% convertible debenture to MBSJ Investors, LLC. Along with this debenture, a warrant to purchase 156,311 shares of common stock was issued to this investor. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Financing Transactions - MBSJ". Effective August 11, 2003, we exercised our right to convert this debenture into 390,777 shares of common stock at the conversion rate of $1.0236 pursuant to the terms of the debenture.

         In March 2003, the Board adopted a resolution to change our name to "Island Pacific, Inc.", and the resolution was approved by our shareholders on July 9, 2003.

         In May 2003, we issued $300,000 in 9% convertible debentures to Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. Along with these debentures, warrants to purchase 101,112 shares of common stock were issued to these investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Financing Transactions - Crestview". Effective August 11, 2003, we exercised our right to convert these debentures into an aggregate of 293,082 shares of common stock at the conversion rate of $1.0236 pursuant to the terms of the debentures.

         In July 2003, our common stock began trading under the new ticker symbol "IPI" on the American Stock Exchange (our ticker symbol was previously "SVI").

         Under a Securities Purchase Agreement dated June 27, 2003, we issued a total of 5,275,000 shares of common stock to various institutional investors for an aggregate purchase price of $7,912,500. See "Financing Transactions - Common Stock Institutional Investors."

STRATEGY

         Our mission is to provide the small to medium sized retailer all the intelligence, tools and infrastructure necessary to success in a highly competitive environment.

         Our mission is to make this information and these tools and infrastructure useable, affordable and reliable for end-use in highly volatile environments.

         Our mission is to make our products and services easy to acquire, easy to install and easy to live with.

         Our mission is to create value for retailers by providing valuable intelligence and innovative technology solutions that help to understand, create, manage, and fulfill consumer demand.

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         Our strategies are as follows:

      o INCREASE OUR MARKET SHARE. We believe we can continue to build and expand our position of leadership within the retail packaged software applications market as the retail industry increasingly turns to packaged software applications as an alternative to expensive in-house and custom developed applications.

      o PROVIDE HIGH LEVELS OF CUSTOMER SATISFACTION. The retail industry is strongly influenced by formal and informal references. We believe we have the opportunity to expand market share by providing high levels of customer satisfaction with our current customers, thereby fostering strong customer references to support sales activities.

      o DELIVER VALUE TO OUR CUSTOMERS. We believe that maximizing our customers' return on investment will help us compete in our market space and increase our market share.

      o BECAME THE PREFERRED APPLICATION AND TECHNOLOGY ARCHITECTURE FOR THE SMALL TO MEDIUM SIZED RETAILERS GLOBALLY. By leveraging our 25 years of success, we believe we are uniquely positioned to become the preferred application and technology architecture provider for retail software and associated services to this market.

PRODUCTS

         We partner, develop and sell business intelligence and software solutions that support virtually all of the operational activities of a typical retailer. Our business intelligence is critical to sound strategy and execution. Our software solutions create value by applying innovative technology that helps our customers efficiently and effectively understand, create, manage and fulfill consumer demand. Our products can be deployed individually to meet specific business needs, or as part of a fully integrated, end-to-end solution.

         Our solution set consists of the following components:

                      [IP INTEGRATOR GRAPHIC APPEARS HERE]

         THE ISLAND PACIFIC RETAIL MANAGEMENT suite of applications builds on our long history in retail software design and development and provides our customers with an extremely reliable, widely deployed, comprehensive and fully integrated retail management solution. Our complete enterprise-level offering of applications and services is designed to assist our customers in maximizing their business potential.

         Our offerings are a combination of collaborations with partner companies and solutions developed internally by us. They are all completely integrated. Our offerings include:

      o IP GLADIATOR: is a collaborative solution with Wazagua that orchestrates a myriad of processes across retail enterprise to deliver effective loss prevention. To do so, IP Gladiator enables an integrated asset protection workflow spanning exception management, investigation management, case management and civil collection. The salient features of this solution include: (a) availability in ASP or in-house modes, (b) advanced data mining to recognize loss patterns, and (c) POS platform independence.

      o IP GLOBAL NETWORK: is an offering that cost-effectively enables retailer collaboration with vendors, including product design collaboration, and facilitates improved communication with stores. This will feature services such as teleconferencing, voice-over-IP, and instant messaging to deliver the collaboration capabilities.

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      o     IP INTEGRATOR: is a common integration platform that seamlessly unifies all IP applications with partner applications as well as enables integrations to 3rd party and legacy applications of a retailer. It leverages an industry proven technology to deliver speed, reliability, maintainability and shorter implementation cycles in addressing integration needs. This solution is jointly developed with Bostech.

      o IP BUYER'S WORKMATE: features a suite of integrated modules that enable, automate and enforce best practices leading to sound merchandise purchase and allocation decisions, in compliance with the approved budgets. This suite, along with the range of capabilities provided through IP Consumer Research, IP Weather Impacts, IP Profiling and the IP Core Merchandising suite, enables the retailer to plan and execute consumer-sensitive merchandising, placement, pricing and promotion decisions. The suite consists of:

      o IP DECISION SUPPORT: features an analytical processing tool designed to provide retailers with relevant, timely and detailed business information.

      o IP ASSORTMENT PLANNING: enables retailer to arrive at a well-researched and sound buying decisions - yielding merchandise assortments that meet local consumer demand, minimize inventory investment, accelerate sales, lessen inter-store transfers and reduce markdowns.

      o IP ALLOCATION: enables allocation of purchase order receipts, advanced shipping notices and warehouse back-stock in a manner sensitive to the assortment plan, merchandise performance, and store stocking levels.

      o IP WEATHER IMPACTS: is a collaborative offering with Planalytics to enable retailers to understand and address the impact that weather has had and will have on their businesses, helping them to avoid surprises and improve bottom line profitability.

      o IP BUSINESS PROCESS OPTIMIZATION: is a collaborative retail process management solution offered in partnership with KMG that enables the retailers to improve productivity and reduce inefficiencies through better control and management of business processes. The applications of interest to retailers can range from operational activities such as new store construction and opening, global sourcing, distribution center optimization and promotions management to fiduciary responsibilities and processes such tracking and control of financial reporting.

      o IP CONSUMER RESEARCH: is a collaborative offering with BIGresearch to leverage syndicated consumer intelligence from over 8,000 shoppers each month to provide retailers a projected look at consumers demand. The deep and proven consumer research insights can enable retailers to anticipate consumer demand, correct market focus, develop strategy and market positioning, to understand simultaneous media usage and exposure to determine what they are actually receiving from their media expenditures.

      o IP PROFILING: is a collaborative offering to develop Sales Profiles by recognizing common selling patterns from voluminous sales history. It features an advanced statistical pattern coupled with an interactive graphical approach to the creation, maintenance and monitoring of seasonal profiles.

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      o     IP FORECASTING AND REPLENISHMENT: is a collaborative offering of a full feature forecasting and replenishment solution to address the needs of retailers seeking a higher end solution in this area.

      o IP OMNICARD: provides a loyalty card application, with advanced features such as secure authentication, data storage, and radio frequency identification, to retailers that enables them to provide consumers with reason to carry a retailer loyalty card.

      o IP STORE PEOPLE PRODUCTIVITY: application helps retailer analyze store, people and item and transaction level sales productivity.

         At the foundation of our application suite are the integrated modules that comprise our core-merchandising solution. They are:

      o     Merchandising Management
            ------------------------

            o The Island Pacific Merchandising module is a comprehensive solution for management of core retail processes, which optimizes workflow and provides the highest level of data integrity.

            o This module supports all operational areas of the supply chain: Planning, Open-To-Buy, Purchase Order Management, Forecasting, Warehouse and Store Receiving, Distribution, Transfers, Price Management, Performance Analysis, and Physical Inventory.

      o     The Eye(TM) Analysis And Planning
            ---------------------------------

            o The Eye(TM), our datamart is a comprehensive analysis and planning tool that provides answers to retailer's merchandising questions. The specific "who, what, where, when and why" are defined in a multi-dimensional format. The Eye is completely integrated to IP Core Merchandising.

            o This application enables the retailer to develop completely user-defined inquiries and reports. The capacity of The Eye to store, manipulate, and present information is limited only by the retailer's imagination.

      o     Replenishment and Forecasting
            -----------------------------

            o The Island Pacific Replenishment module is a tool that ensures the retailer will have the right merchandise in the right stores at the right time by dynamically forecasting accurate merchandise need, reducing lost sales, increasing stock turn, and reducing cost of sales.

      o     Promotions and Events
            ---------------------

            o The Island Pacific Event and Promotion Management tool enables the retailer to manage, plan and track all promotional and event related activities including price management, in-store display, deal, and media related promotions. The promotions addressed through this module can include non-price promotions as well. The analysis includes actual to plan comparisons prior to, during and after the event.

      o     Warehouse
            ---------

            o The Island Pacific Warehouse module provides enhanced control and visibility of product movement through the warehouse. Item, quantity and bin integrity is ensured through directed put away, task confirmation, RF procedures, automated cycle counts and carton control.

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      o     Ticketing
            ---------

            o The Island Pacific Ticketing module supports both merchandise and warehouse location identification utilizing multiple printers and bar codes. User-configured tickets may include desired product characteristics, including but not limited to retail price, compare at pricing, item, style, color and size information.

      o     Financials
            ----------

            o The Island Pacific Financials module incorporates a General Ledger that is synchronized with the Merchandising Stock Ledger.

            o This module also includes a robust Accounts Payable application, which supports 3-way automated matching of invoices, receipts, and purchase orders that streamline workflow to optimize operations.

      o     Sales Audit
            -----------

            o This module is an integrated conduit between Point-of-Sale applications and the Island Pacific Host System, which manages the upload- and download- processes. The upload process manages all transactional information that occurs at H= the store such as Sales, Customer Returns, Physical Inventory, Transfers, Acknowledgements, Purchase Order Drop Ship Receipts, Layaway, and Special Order. The Download process manages all Store pricing including Price Look Up, Promotional pricing, Deal pricing, Event pricing, Price Changes, Markdowns, On Order to Stores, In-transit, Current Inventory, Company definitions (Hierarchy, Constants, Vendors, Stores)

            o This application is flexible relative to POS requirements, while featuring full integration to IP POS product, OnePointe.

         The ISLAND PACIFIC STORE SOLUTION suite of applications builds on our long history of providing multi-platform, client server in-store solutions. We market this set of applications under the name "OnePointe," and "OnePointe International" which is a full business to consumer software infrastructure encompassing a range of integrated store solutions. "OnePointe" is a complete application providing all point-of-sale ("POS") and in-store processor (server) functions for traditional "brick and mortar" retail operations.

         Our PROFESSIONAL SERVICES provide our customers with expert retail business consulting, project management, implementation, application training, technical and documentation services. This product offering ensures that our customers' technology selection and implementation projects are planned and implemented timely and effectively. We also provide development services to customize our applications to meet specific requirements of our customers and ongoing support and maintenance services.

         We market our applications and services through an experienced professional direct sales force in the United States and in the United Kingdom. We believe our knowledge of the complete needs of multi-channel retailers enables us to help our customers identify the optimal systems for their particular businesses. The customer relationships we develop build recurring support, maintenance and professional service revenues and position us to continuously recommend changes and upgrades to existing systems.

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         Up until April 1, 2003, we also developed and distributed retail system training products and general computer courseware and computer skills testing products through our SVI Training Products, Inc. subsidiary. Effective April 1, 2003, we sold the SVI Training Products, Inc. subsidiary and discontinued this line of business.

         Our executive offices are located at 19800 MacArthur Boulevard, Suite 1200, Irvine, California 92612, telephone number (949) 476-2212.

MARKETS AND CUSTOMERS

         Our software is installed in over 200 retailers worldwide. Our applications are used by the full spectrum of retailers including specialty goods sellers, mass merchants and department stores. Most of our U.S. customers are in the Tier 1 to Tier 3 retail market sectors.

         A sample of some of our active customers are listed below:
          Nike                        Limited Brands            American Eagle Outfitters        Disney
          Phillips-Van Heusen         Signet (UK)               Shoefayre (UK)                   Pacific Sunwear
          Toys "R" Us                 Timberland                Vodaphone (UK)                   Academy Sports

MARKETING AND SALES

         We sell our applications and services primarily through a direct sales force that operates in the United States and the United Kingdom. Sales efforts involve comprehensive consultations with current and potential customers prior to completion of the sales process. Our Sales Executives, Retail Application Consultants (who operate as part of the sales force) and Marketing and Technology Management associates use their collective knowledge of the needs of multi-channel retailers to help our customers identify the optimal solutions for their individual businesses.

         We maintain a comprehensive web site describing our applications, services and company. We regularly engage in cooperative marketing programs with our strategic alliance partners. We annually host a Users Conference in which hundreds of our customers attend to network and to share experiences and ideas regarding their business practices and implementation of our, and our partners' technology. This Users Conference also provides us with the opportunity to meet with many of our customers on a concentrated basis to provide training and insight into new developments and to gather valuable market requirements information.

         We are aggressively focusing on our Product Marketing and Product Management functions to better understand the needs of our markets in advance of required implementation, and to translate those needs into new applications, enhancements to existing applications and related services. These functions are also responsible for managing the process of market need identification through product or service launch and deployment. It is the goal of these functions to position Island Pacific optimally with customers and prospects in our target market.

         We have established a Product Direction Council, comprised of leading executives from our customers. The purpose of this Council is to help guide us in the future development of our applications and services, to maximize our opportunity to meet overall retail market trends and needs for a broad sector of the industry, and to do so well in advance of our competitors.

COMPETITION

         The markets for our application technology and services are highly competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect competition to increase in the future as open systems architecture becomes more common and as more companies compete in the emerging electronic commerce market.

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         The largest of our competitors offering end-to-end retail solutions is
JDA Software Group, Inc. Other suppliers offer one or more of the components of our solutions. In addition, new competitors may enter our markets and offer merchandise management systems that target the retail industry. For enterprise solutions, our competitors include Retek Inc., SAP AG, nsb Retail Systems PLC, Essentus, Inc., GERS, Inc., Marketmax, Inc., Micro Strategies Incorporated and NONSTOP Solutions. For Store Solutions, our competitors include Datavantage, Inc., CRS Business Computers, nsb Retail Systems PLC, Triversity, ICL, NCR and IBM. Our Direct applications compete with Smith Gardner & Associates, Inc., and CommercialWare, Inc. Our professional services offerings compete with the professional service groups of our competitors, major consulting firms associated or formerly associated with the "Big 4" accounting firms, as well as locally based service providers in many of the territories in which we do business. Our strategic partners, including IBM, NCR and Fujitsu, represent potential competitors as well.

         We believe the principal competitive factors in the retail solutions industry are price, application features, performance, retail application expertise, availability of expert professional services, quality, reliability, reputation, timely introduction of new offerings, effective distribution networks, customer service, and quality of end-user interface.

         We believe we currently compete favorably with respect to these factors. In particular, we believe that our competitive advantages include:

      o Proven, single version technology, reducing implementation costs and risks and providing continued forward migration for our customers.

      o Extensive retail application experience for all elements of the customer's business, including Professional Services, Development, Customer Support, Sales and Marketing/Technology Management.

      o     Ability to provide expert Professional Services.

      o     Large and loyal customer base.

      o     Hardware platform independent Store Solution (POS) application.

      o Breadth of our application technology suite including our multi-channel retailing capabilities.

      o     Our corporate culture focusing on the customer.

         Many of our current and potential competitors are more established, benefit from greater name recognition, have greater financial, technical, production and/or marketing resources, and have larger distribution networks, any or all of which could give them a competitive advantage over us. Moreover, our current financial condition has placed us at a competitive disadvantage to many of our larger competitors, as we are required to provide assurance to customers that we have the financial ability to support the products we sell. We believe strongly that we provide and will continue to provide excellent support to our customers, as demonstrated by the continuing upgrade purchases by our top-tier established customer base.

PROPRIETARY RIGHTS

         Our success and ability to compete depend in part on our ability to develop and maintain the proprietary aspects of our technologies. We rely on a combination of copyright, trade secret and trademark laws, and nondisclosure and other contractual provisions, to protect our various proprietary applications and technologies. We seek to protect our source code, documentation and other written materials under copyright and trade secret laws. We license our software under license agreements that impose restrictions on the ability of the customer to use and copy the software. These safeguards may not prevent competitors from imitating our applications and services or from independently developing competing applications and services, especially in foreign countries where legal protections of intellectual property may not be as strong or consistent as in the United States.

         We hold no patents. Consequently, others may develop, market and sell applications substantially equivalent to our applications, or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

         We integrate widely-available platform technology from third parties for certain of our applications. These third-party licenses generally require us to pay royalties and fulfill confidentiality obligations. Any termination of, or significant disruption in, our ability to license these products could cause delays in the releases of our software until equivalent technology can be obtained and integrated into our applications. These delays, if they occur, could have a material adverse effect on our business, operating results and financial condition.

         Intellectual property rights are often the subject of large-scale litigation in the software and Internet industries. We may find it necessary to bring claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. We cannot guarantee the success of any litigation we might bring to protect our proprietary rights.

         Although we believe that our application technology does not infringe on any third-party's patents or proprietary rights, we cannot be certain that we will not become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to, defending or bringing claims related to our intellectual property rights may require our management to redirect our human and monetary resources to address these claims. In addition, these actions could cause delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

       NAME                      AGE                 POSITION
       ----                      ---                 --------
Harvey Braun                     63            Chief Executive Officer and Chairman of the Board

Barry M. Schechter (3)           49            Former Chairman of the Board

Steven Beck                      62            President and Chief Operating Officer and Director

Ran Furman                       34            Chief Financial Officer

Donald S. Radcliffe (2)          57            Director

Ivan M. Epstein                  42            Director

Michael Silverman (1) (2)        58            Director

Ian Bonner (1) (2)               47            Director

Robert P. Wilkie                 33            Director

Cheryl Valencia                  39            Vice President, Management Services

Kavindra Malik                   42            Executive Vice President, Product Management

Ronald Koren                     48            Vice President, Marketing Communications

Mike Dotson                      36            Managing Director, European Operations

         (1) Member of the Compensation Committee
         (2) Member of the Audit Committee
         (3) Resigned from the position of Chairman of the Board in July 2003

         Harvey Braun became our Chief Executive Officer in April 2003 and our Chairman in July 2003, and he served as CEO of our retail management solutions division (formerly our Island Pacific division), from January 2003 to February 2003. Prior to joining the Company, he was a Senior Partner in Deloitte & Touche's Consulting Consumer Business Program. He worked for Deloitte & Touche for over 20 years, and has acted as a consultant to many of the top retailers in the country, including Ahold, ConAgra, Inc., Federated, Heilig-Meyers, Home Depot, IBM, Kmart, Marmaxx, RJR Nabisco, Sears, The Gap, and The Limited. Mr. Braun holds an engineering degree from Renuselaer Polytechnical Institute and a Masters of Administration from Carnegie Mellon.

         Steven Beck became our President, Chief Operating Officer and a director in April 2003. He had been President and Chief Operating Officer of our retail management solutions divisions (formerly our Island Pacific division) since September, 2002. Since January 2002, he had served as an independent consultant to various retailers. From March 1998 until January 2002, he was co-founder and Chief Operating Officer of Planalytics, the foremost provider of past and future weather analytics to industry, the inventor of ARTHUR (a trademark of JDA), the most widely installed Merchandise Planning System for retailers, an officer of The Limited, and President of Dennison TRG. Mr. Beck received a B.A. from Adelphi University.

         Barry M. Schechter was the Chairman of the Board of the Company from February 1994 to July 2003. He served as our Chief Executive Officer from October 2001 to March 2003 and also held such position from February 1994 to January 2001. He also was Chief Executive Officer of our predecessor and wholly-owned subsidiary, Sabica Ventures, Inc., from its inception in February 1990. Mr. Schechter is a director of Integrity Software, Inc and is a Chartered Accountant (South Africa).

         Ran Furman joined Island Pacific in August 2003 from e.Digital Corporation, where he served as Chief Financial Officer since 2001. Prior to that, he was a Managing Director at DP Securities, Inc. He was also a Senior Vice President at Jesup & Lamont Securities between 1995 and 2000, and previously held positions at Bank of Montreal/Nesbitt Burns and Deloitte & Touche. He was awarded a Bachelor of Arts from the University of Washington and an M.B.A. from Columbia Business School.

         Donald S. Radcliffe became a director of the Company in May 1998. He has been President of Radcliffe & Associates since 1990. Radcliffe & Associates provides financial consulting services to public companies, and currently provides us financial advisory and public relations services. Since 1984 he has also been Executive Vice President and Chief Operating and Financial Officer of World-Wide Business Centres, which is a privately held operator of shared office space facilities. Mr. Radcliffe is a director of Integrity Software, Inc. Mr. Radcliffe received a B.S. from Lehigh University and an M.B.A. from Dartmouth College. He is a certified public accountant and a member of the Audit Committee.

         Ivan M. Epstein became a director of the Company in May 1998. He is the Chief Executive Officer and Chairman of Softline Limited ("Softline"), which he co-founded in 1988. Softline is listed in the Information Technology sector of the Johannesburg Stock Exchange (JSE:SFT) and is one of the leading accounting software vendors in the world. Softline is deemed the beneficial owner of 49.3% of our outstanding common stock.

         Michael Silverman became a director in January 2001. Mr. Silverman founded Advanced Remote Communications Solutions, Inc. (formerly known as Boatracs, Inc.) in 1990 and serves on its board of directors. He previously served as its Chairman until May 2002, and as Chief Executive Officer and President until October 1997, and from November 1999 to May 2002. Mr. Silverman is a Chartered Accountant (South Africa) and has an M.B.A. from Stanford University. Mr. Silverman is a member of the Audit and Compensation Committees.

         Ian Bonner became a director in May 1998. He is President and Chief Executive Officer of Terraspring, Inc., a software and Internet infrastructure company. From 1993 until April 2001, he held various positions with IBM Corporation, including Vice President of Partner Marketing and Programs for the IBM/Lotus/Tivoli Software Group. His responsibilities included the development and implementation of marketing campaigns and programs designed to serve the business partners of IBM, Lotus and Tivoli, including major accounts, independent software vendors and global systems integrators. He also oversaw the IBM BESTeam and the Lotus Business Partner programs which are designed to provide enhanced opportunities, including education, marketing and training support, to qualified providers of IBM's and Lotus's portfolio of network solutions. Mr. Bonner received a Bachelor of Commerce from the University of the Witwatersrand in 1976 and a graduate degree in Marketing Management and Market Research and Advertising from the University of South Africa in 1978. Mr. Bonner is a member of the Audit and Compensation Committees.

         Robert P. Wilkie became a director in June 2002. He is the Group Financial Director and director of Softline, which he joined in 1997 as controller. Mr. Wilkie is responsible for operational fiscal discipline, group treasury and financial reporting across Softline. Mr. Wilkie received a Bachelor of Commerce from the University of Cape Town in 1989 and Bachelor of Accounting from the University of Witwatersrand in 1992. Mr. Wilkie is a Chartered Accountant (South Africa).

         Cheryl Valencia became Vice President of Management Services in October 2002. Prior to joining Island Pacific in September 2002, Ms. Valencia was Director of Product Management and Professional Services for eConnections since February 2002. From November 2001 to April 2002, Ms. Valencia was contracted as Director of Product Management and Professional Services for Hitech Systems, Inc. From September 2000 to September 2001, she served as Product Manager for iStarSystems. From June 1994 to October 2000, she held various positions including Product Manager and Global Education Director with System Software Associates. Ms. Valencia has a B.S. in Business Administration from Southeast Missouri State University.

         Kavindra Malik became Executive Vice President in May 2003. Mr. Malik served as Vice President from January 2003 to April 2003. Mr. Malik is responsible for the product vision and roadmap for Island Pacific unit. Prior to joining Island Pacific, Mr. Malik served as Vice President of Product Management for Spotlight Solutions from 2002. From 1997 to 2002, Mr. Malik was the Director of Retail and Consumer Goods Solutions Management for i2 Technologies. Mr. Malik received a Ph. D. in Decision Sciences from the University of Pennsylvania in 1988.

         Ronald Koren became Vice President in December 2002. Mr. Koren is responsible for marketing communications. Prior to joining Island Pacific, Mr. Koren was briefly in charge of Retail Solutions Marketing at Fujitsu. From April 2000 to May 2002, Mr. Koren was Director of Marketing for Raymark in Canada. His responsibilities included web development, direct and web-based mail campaigns as well as launching a branding strategy for newly developed hand-held products for point-of-sale and inventory. From November 1994 to May 2000, Mr. Koren was Director of Sales Support for Wincor Nixdorf. Mr. Koren received a B.A. in Communications from San Francisco State University.

         Mike Dotson became Managing Director of our United Kingdom Operations since April 2001. Prior to that appointment, Mr. Dotson held various positions with Island Pacific's United Kingdom office since January 1998. Mr. Dotson received a B.A. in Political Science and Economy from University of California at Irvine in May 1988.

         There are no family relationships among the directors. There are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

BOARD COMMITTEES

         We have established a Compensation Committee and an Audit Committee.

         The Board of Directors formed a Compensation Committee in April 1998. The Compensation Committee's primary function is to establish the compensation policies and recommend to the Board of Directors the compensation arrangements for senior management and directors. The Compensation Committee also recommends the adoption of compensation plans in which officers and directors are eligible to participate and the granting of stock options or other benefits to executive officers. The Compensation Committee is composed entirely of independent directors (as "independence" is defined in Section 121(A) of the listing standards of the American Stock Exchange). Current members of the Compensation Committee are Ian Bonner and Michael Silverman. The Compensation Committee met three times during the fiscal year ended March 31, 2003.

         The Board of Directors also formed an Audit Committee in April 1998. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities for our financial reporting. The Audit Committee recommends the engagement and discharge of independent auditors, reviews with independent auditors the audit plan and the results of the audit, reviews the independence of the independent auditors, reviews internal accounting procedures and discharges such other duties as may from time to time be assigned to it by the Board of Directors. Current members of the Audit Committee are Ian Bonner, Donald S. Radcliffe and Michael Silverman. The Audit Committee met four times during the fiscal year ended March 31, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Ian Bonner and Michael Silverman served as the members of the Compensation Committee during the fiscal year ended March 31, 2003. No member of our Compensation Committee during the last completed fiscal year has ever been an officer of the Company or any of its subsidiaries. During the last completed fiscal year, no executive officer of the Company served as a member of a compensation committee or board of directors of any entity that had one or more of its executive officers serving as a member of our Compensation Committee.

COMPENSATION OF DIRECTORS

         During fiscal 2003, we issued the following options to purchase shares of our common stock to our directors: (a) 5,000 options with exercise prices of $0.35 per share to each of Barry Schechter, Arthur Klitofsky, Ian Bonner, Michael Silverman, Donald Radcliffe and Ivan Epstein, vesting immediately; (b) 20,000 options with exercises prices of $0.28 to each of Arthur Klitofsky, Donald Radcliffe, Ian Bonner, Michael Silverman, Ivan Epstein, and Robert Wilkie, vesting 1/3 on the first anniversary date of the grant and 2/3 in 24 equal monthly installments; (c) 100,000 options with exercise prices of $0.44 to Donald Radcliffe, vesting 1/3 on the first anniversary date of the grant and 2/3 in 24 equal monthly installments; (d) 5,000 options with exercise prices of $0.85 to each of Donald Radcliffe, Ian Bonner, Michael Silverman, Ivan Epstein, and Robert Wilke, vesting immediately; (e) 25,000 options with exercises prices of $0.85 to Donald Radcliffe, vesting immediately; (f) 50,000 options with exercise prices of $0.85 to each of Michael Silverman and Ian Bonner, vesting immediately.

         On January 30, 2002, the Board adopted a plan to issue to each director who attends a Board meeting an option under the 1998 Incentive Stock Plan to purchase 5,000 shares at an exercise price equal to the fair market value on the date of the meeting.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

         The following table sets forth summary information concerning the compensation for the last three fiscal years received by each person who served as Chief Executive Officer during the last completed fiscal year, the four other most highly compensated persons serving as executive officers at the end of the last completed fiscal year who earned more than $100,000 in salary and bonus in the last completed fiscal year, and two other persons who were executive officers during the last completed fiscal year and earned more than $100,000 in salary and bonus, but who were not executive officers at the end of the last completed fiscal year. These individuals are referred to as the "named executive officers."

                                                                                           LONG TERM
                                         ANNUAL COMPENSATION                              COMPENSATION
                           -----------------------------------------------------------    ------------
                                                                                            SECURITIES         ALL OTHER
       NAME AND                                                         OTHER ANNUAL        UNDERLYING      COMPENSATION
PRINCIPAL POSITION         YEAR       SALARY($)      BONUS($)          COMPENSATION($)     OPTIONS/SARS          ($)
------------------         ----       ---------      --------          ---------------     ------------          ---
Barry M. Schechter         2003        369,314              --                --              505,000               --
(Former Chairman of the    2002        337,486              --                --              505,000            4,263
Board and Chief            2001        312,492              --                --              321,429            4,995
Executive Officer)

Harvey Braun               2003        162,764              --                --            2,000,000               --
(Chairman of the Board and
Chief Executive Officer)

Steven Beck                2003        379,431              --                --            2,000,000               --
(President and Chief
Operating Officer)

Arthur S. Klitofsky        2003        201,755              --                --               65,000               --
(Former Vice President     2002        168,000          14,700                --                5,000            3,807
& Pres. of SVI Training)   2001        152,400              --                --               90,000            4,572

Randy Pagnotta             2003        237,828              --                --                   --               --
(Former Vice President)    2002         40,000                                                100,000

Mike Dotson                2003        154,410              --                --                   --            6,176
(Vice President)           2002        143,100                                                 25,000            5,272
                           2003        148,290                                                 14,000            2,723
___________


         We also provide certain compensatory benefits and other non-cash compensation to the named executive officers. Except as set forth above, our incremental cost of all such benefits and other compensation paid in the years indicated to each such person was less than 10% of his or her reported compensation and also less than $50,000.

STOCK OPTION GRANTS AND EXERCISES

         The following table sets forth the information concerning individual grants of stock options during the last fiscal year to the named executive officers.

                                                 OPTION GRANTS IN LAST FISCAL YEAR
                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES
                                                                                                     OF STOCK PRICE
                                                                                                 APPRECIATION FOR OPTION
                                            INDIVIDUAL GRANTS                                           TERM ($)
                       ----------------------------------------------------------------------- ---------------------------
                                                                       EXERCISE OR
                       DATE OF        OPTIONS                         BASE PRICE    EXPIRATION
       NAME             GRANT        GRANTED(#)        % OF TOTAL        ($/SH.)       DATE            5%          10%
       ----             -----        ----------        ----------        -------       ----            --          ---
Barry M. Schechter     06/24/02         5,000(2)           0.09%          0.35        06/24/12        1,101       2,789
                       09/03/02       500,000(1)           8.61%          0.28        09/03/12       88,045     223,124
Arthur S. Klitofsky    06/24/02         5,000(1)           0.09%          0.35        06/24/12        1,101       2,789
                       09/03/02        60,000(2)           1.03%          0.28        09/03/12       10,566      26,775
Harvey Braun           09/03/02     2,000,000(3)          34.42%          0.28        09/03/05       88,270     185,360
Steven Beck            09/03/02     2,000,000(3)          34.42%          0.28        09/03/05       88,270     185,360


(1)      Options vest on the date of grant and subject to continuing service.

(2) Options vest as to one-third of the shares on the first anniversary of the grant and the remaining two-thirds of the shares in 24 equal monthly installments after the first vesting date, subject to continuing service.

(3)      Options granted outside of the plan and vest on the date of grant.

         The potential realizable value is calculated based on the term of the option at its time of grant and the number of shares underlying the grant at fiscal year end. It is calculated based on assumed annualized rates of total price appreciation from the market price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by SEC rules and do not represent our estimate or projections of future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

         The following table sets forth the information concerning the fiscal year end value of unexercised options held by the named executive officers. None of the named executive officers exercised options during the last fiscal year.

                                    FISCAL YEAR END OPTION VALUES
                                 NUMBER OF SECURITIES
                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-MONEY
                                 OPTIONS AT FY END (#)               OPTIONS AT FY END ($)
       NAME                    EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE (1)
       ----                    -------------------------         -----------------------------
Barry M. Schechter                 1,315,926/200,928                     525,193/3,807
Arthur S. Klitofsky                 162,549/122,151                      3,867/46,783
Harvey Braun                          2,000,000/0                         1,540,000/0
Steven Beck                           2,000,000/0                         1,540,000/0
Randy Pagnotta                       41,375/58,625                       14,068/19,933
Mike Dotson                          21,471/18,529                        4,226/4,774

(1) Based upon the market price of $1.05 per share, determined on the basis of the closing sale price per share of our common stock on the American Stock Exchange on the last trading day of the 2003 fiscal year, less the option exercise price payable per share.

EMPLOYMENT AGREEMENTS

         We entered into an employment agreement with Barry M. Schechter effective October 1, 2000. This agreement was terminated in July 2003 upon Mr. Schechter's resignation from the position of Chairman of the Board. Under the agreement Mr. Schechter had the right to annual compensation of $325,000 for the first year of the agreement, $350,000 for the second year of the agreement and $375,000 for the third year of the agreement. In addition, Mr. Schechter was entitled to receive on each anniversary of the date of the agreement, an option to purchase the number of shares of common stock determined by dividing 150% of his base compensation for the prior year by the closing price of our common stock on the anniversary date. The agreement states that options will be fully vested when issued and exercisable for ten years after the date of the grant. Mr. Schechter remains a consultant to us. A consulting agreement with Mr. Schechter is currently being drafted.

         We entered into an employment agreement with Thomas A. Dorosewicz effective January 10, 2001. Under the agreement, Mr. Dorosewicz was paid base annual compensation of $250,000. For fiscal year 2001, he was entitled to earn a guaranteed bonus of $18,750 and an additional $18,750 performance bonus. Mr. Dorosewicz earned the full $37,500 bonus for fiscal 2001, and he agreed to accept payment in shares of common stock. We agreed to pay the withholding taxes which were due upon this stock grant and that Mr. Dorosewicz would be entitled to a cash bonus upon achievement of performance targets in fiscal 2002. We also agreed to issue Mr. Dorosewicz 250,000 options priced at fair market value on his start date, vesting over five years, and an additional 300,000 special stock options priced at 85% of fair market value, vesting 100,000 immediately, 100,000 after six months and 100,000 after 24 months. Furthermore, we agreed to issue additional options to Mr. Dorosewicz during fiscal 2002 based on various performance criteria and to pay Mr. Dorosewicz certain relocation expenses. If we terminated the agreement, the agreement provided that Mr. Dorosewicz would be entitled to severance equal to six months' base salary plus bonus. In addition, if we terminated the agreement after one year, the agreement provided that Mr. Dorosewicz would be entitled to additional severance of one month's base salary for each year of service completed, up to a maximum of six additional months. Effective October 21, 2001, Mr. Dorosewicz resigned from his position. As a result of his resignation, we did not pay severance to Mr. Dorosewicz. Mr. Dorosewicz filed a demand with the California Labor Commissioner for $256,250 in alleged unpaid severance benefits. His demand was later increase to $283,893.43. On June 18, 2002, we filed a lawsuit against Mr. Dorosewicz and an entity affiliated with in the San Diego Superior Court alleging fraud and other causes of action. Mr. Dorosewicz filed cross-complaints alleging various causes of action. These matters are still pending and the parties have agreed to resolve all claims in arbitration. Mr. Dorosewicz received no bonuses or additional stock options for fiscal 2002.

LONG TERM INCENTIVE PLANS

         We do not have any long-term incentive plans, as those terms are defined in SEC regulations. During the fiscal years ended March 31, 2002 and 2003, we did not adjust or amend the exercise price of stock options awarded to the named executive officers. We have no defined benefit or actuarial plans covering any named executive officer.

STOCK INCENTIVE PLANS

         We have two stock incentive plans. Our Incentive Stock Option Plan ("1989 Plan") terminated in October 1999. It provided for issuance of incentive stock options to purchase up to 1,500,000 shares of common stock to employees. 580,735 of such shares remain subject to option as of April 11, 2003. The 1989 Plan was administered by the Board of Directors, which established the terms and conditions of each option grant.

         The 1998 Incentive Stock Plan ("1998 Plan") authorizes the issuance of shares of common stock through incentive stock options, non-statutory options, stock bonuses, stock appreciation rights and stock purchase agreements. The 1998 Plan was amended in August 2000 to increase the number of shares reserved from 3,500,000 to 4,000,000. The August 2000 amendments authorized a further automatic annual increase in reserved shares to take place on the first trading day of each fiscal year. The amount of the automatic annual increase is 2% of the total number of shares of common stock outstanding on the last trading day of the immediately prior fiscal year. The automatic annual increase cannot however be more than 600,000 shares, and the Board may in its discretion provide for a lesser increase. The 1998 Plan was further amended in August 2002 to increase the number of shares reserved from 4,600,000 to 5,600,000. The August 2000 amendments also implemented a limit on stock awards to any one person in excess of 500,000 shares in any calendar year, which limit was increased to 1,000,000 shares in August 2002. Our stockholders approved the August 2000 amendments at our annual meeting held November 16, 2000 and the August 2002 amendments at our annual meeting held September 19, 2002. On April 1, 2002 and April 1, 2003, the automatic increase of 565,872 and 600,000 shares, respectively, was effected, so that the total number of shares reserved under the 1998 Plan is currently 6,765,872. The exercise price of options is determined by the Board of Directors, but the exercise price may not be less than 100% of the fair market value on the date of the grant, in the case of incentive stock options, or 85% of the fair market value on the date of the grant, in the case of non-statutory stock options.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows beneficial ownership of shares of our common stock as of August 20, 2003 (except as otherwise stated below) (i) by all persons known by us to beneficially own more than 5% of such stock and (ii) by each director, each of the named executive officers, and all directors and executive officers as a group. Except as otherwise specified, the address for each person is 19800 MacArthur Boulevard, 12th Floor, Irvine, California 92612. As of August 20, 2003, there were 38,195,279 shares of common stock outstanding. Each of the named persons has sole voting and investment power with respect to the shares shown (subject to community property laws), except as stated below.


   NAME AND ADDRESS OF                       AMOUNT AND NATURE OF
  BENEFICIAL OWNER (1)                       BENEFICIAL OWNERSHIP                              PERCENT OF CLASS
  --------------------                       --------------------                              ----------------
Softline Limited                                    27,896,607                   (2)                 48.8%
16 Commerce Crescent
Eastgate Extension 13
Sandton 2148 South Africa

Claudav Holdings Ltd. B.V.                           3,895,368                   (3)                  9.9%
9 Rue Charles Humbert
1205 Geneva Switzerland

The Ivanhoe Irrevocable Trust                        3,895,368                   (3)                  9.9%


Barry M. Schechter                                   3,895,368                   (3)                  9.9%

ICM Asset Management, Inc.                           6,342,627                   (4)                 15.2%
601 W. Main Ave., Suite 600
Spokane, WA 99201

Midsummer Investment                                 2,260,023                   (8)                  5.6%
c/o Midsummer Capital, LLC
485 Madison Avenue, 23rd Floor
New York, NY 10022

Omnicron Master Trust                                2,487,524                  (10)                  6.2%
c/o Omnicron Capital, LP
810 Seventh Avenue, 39th Floor
New York, NY 10019

Steven Beck                                          2,000,000                   (5)                  5.0%
Harvey Braun                                         2,000,000                   (5)                  5.0%
Cheryl Valencia                                         16,700                   (9)                  < 1%
Kavindra Malik                                          50,000                                        < 1%
Ronald Koren                                             3,085                                        < 1%
Mike Dotson                                             28,558                   (5)                  < 1%

Donald S. Radcliffe                                    964,765                   (6)                  2.5%
575 Madison Avenue
New York, NY 10022

Michael Silverman                                      161,590                   (7)                   <1%
10675 Sorrento Valley Road, Suite 200
San Diego, CA 92121

Ian Bonner                                             134,590                   (5)                   <1%
5527 Inverrary Court
Dallas, Texas 75287

Ivan M. Epstein                                        129,924                   (5)                   <1%
2 Victoria Eastgate Extension 13
Sandton 2148
South Africa

Robert P. Wilkie                                        17,158                   (5)                   <1%
16 Commerce Crescent
Eastgate Extension 13
Sandton 2148
South Africa

All directors and executive officers as              9,401,738                  (11)                 21.2%
a group (11 persons)

      (1) This table is based on information supplied by officers, directors and principal stockholders. The inclusion in this table of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit of, such shares.

      (2) Includes 61,812 shares pursuant to outstanding options exercisable within 60 days of August 20, 2003 and 18,910,880 shares obtainable upon conversion of Series A Convertible Preferred Stock. The nine directors of the Softline Limited board are Ivan M. Epstein, Steven Cohen, Carlos Soares dos Santos, Eric Ellerine, Mac Maharaj, Robert Wilkie, Gerald Rubenstein, John Copelyn and Marcel Golding. Mr. Epstein serves as Chief Executive Officer, Mr. Cohen serves as Chief Operating Officer, and Mr. Wilkie serves as Group Financial Director of Softline. Each of the foregoing persons disclaims beneficial ownership of the shares and options held by Softline.

      (3)  Claudav Holdings Ltd. B.V., the Ivanhoe Irrevocable Trust and Barry
           M. Schechter may be deemed a group pursuant to Rule 13d-5 promulgated under the Exchange Act. Claudav holds 462,300 shares, for which it shares voting power with Mr. Schechter pursuant to a proxy. Claudav is managed by Erwin Wachter, Trustee. Mr. Wachter therefore has beneficial ownership of the shares held by Claudav. Ivanhoe holds 2,008,237 shares for which it shares voting and investment power with Mr. Schechter pursuant to Mr. Schechter's position as a trustee. Includes 2,000 shares held by Mr. Schechter's minor children and 1,318,831 shares issuable upon exercise of options of Mr. Schechter exercisable within 60 days of August 20, 2003. Excludes 10,000 shares held by Mr. Schechter's spouse, for which Mr. Schechter disclaims beneficial ownership.

      (4) Includes 2,116,737 shares held by Koyah Leverage Partners, L.P., 53,014 shares held by Raven Partners, L.P. and 509,299 shares held by Koyah Partners, L.P. Also includes 1,257,925 shares issuable upon exercise of outstanding warrants and 1,562,500 shares issuable upon conversion of a convertible note held by Koyah Leverage Partners, L.P., 309,784 shares issuable upon exercise of outstanding warrants and 312,500 shares issuable upon conversion of a convertible note held by Koyah Partners, L.P., and 12,535 shares issuable upon exercise of outstanding warrants and 208,334 shares issuable upon conversion of a convertible note held by Raven Partners, L.P. Also includes shares held by Koyah Partners, L.P. and Koyah Ventures, LLC that which a trade was initiated as of June 30, 2003 but settled in July 2003 pursuant to Rule 144. Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P., and as a result has shared voting and investment power over shares held by all three entities. Raven Ventures, LLC is an additional general partner of Raven Partners, L.P. and as a result has shared voting and investment power over shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P., and as a result has shared voting and investment power over shares held by all three entities. Also includes 10,400 shares held by other clients of ICM Asset Management, Inc. ICM Asset Management, Inc. has discretionary authority over shares held by these other clients and as a result has shared voting and investment power over these shares. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the chief investment officer and controlling stockholder of ICM Asset Management, Inc. and as a result has shared voting and investment power over shares held by Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., ICM Asset Management, Inc. and the other clients of ICM Asset Management, Inc. Each of these entities or persons disclaims beneficial ownership in these securities except to the extent of such entity's or person's pecuniary interest in these securities and disclaims membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

      (5) Consists of outstanding options exercisable within 60 days of August 20, 2003.

      (6) Includes 458,965 shares pursuant to outstanding options exercisable within 60 days of August 20, 2003. Also includes 17,600 shares held by an entity for which Mr. Radcliffe has sole voting and investment power. Also includes an aggregate of 82,100 shares held by three entities for which Mr. Radcliffe has shared voting and investment power. Excludes 124,500 shares held by Mr. Radcliffe's spouse, for which Mr. Radcliffe disclaims beneficial ownership.

      (7) Includes 152,032 shares pursuant to outstanding options exercisable within 60 days of August 20, 2003.

      (8) Includes 767,301 shares pursuant to outstanding warrants and 1,367,722 shares obtainable upon conversion of convertible debenture. Midsummer's beneficial ownership is limited to 4.99% pursuant to limitations contained in the debentures and warrants.

      (9) Includes 13,200 shares pursuant to outstanding options exercisable within 60 days of August 20, 2003.

      (10) Includes 822,108 shares pursuant to outstanding warrants and 976,944 shares obtainable upon conversion of convertible debenture. Omicron's beneficial ownership is limited to 4.99% pursuant to limitations contained in the debentures and warrants.

      (11) Includes 6,253,816 shares pursuant to outstanding options exercisable within 60 days of August 20, 2003.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a description of transactions since April 1, 2002 to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a direct or indirect interest, other than compensation arrangements with our directors and named executive officers described above under "Executive Compensation." Certain of these transactions will continue in effect and may result in conflicts of interest between the Company and such individuals. Although these persons may owe fiduciary duties to our stockholders, there is a risk that such conflicts of interest may not be resolved in our favor.

         We borrowed $10 million from Softline in July 2000 in order to pay the same amount to Union Bank as a mandatory reduction of principal owing to Union Bank. In July 2001, we amended and restated the Softline note. The restated note was in the original principal amount of $11.4 million and accrued interest at 14% per annum. All unpaid principal and interest was due May 1, 2003, unless our term loan from Union Bank of California, N.A. was not extended to November 1, 2002, in which case the note would have been due and payable on November 1, 2002. The restated note was subordinate to our bank indebtedness, and we were not required or permitted to make any payments of principal or interest under the restated note so long as the bank indebtedness was outstanding.

         In May 2002, we entered into a series of transactions with Softline by which:

      o We transferred to Softline the note received in connection with the sale of IBIS Systems Limited.

      o We issued to Softline 141,000 shares of newly-designated Series A Preferred Stock.

      o Softline released us from approximately $12.3 million then due under the promissory note to Softline.

      o Softline surrendered 10,700,000 shares of our common stock held by Softline.

         In December 2000, we entered into an agreement to sell up to 2,941,176 common shares to a limited number of accredited investors related to ICM Asset Management, Inc. ("ICM") for cash at $0.85 per share. We sold 1,764,706 of such shares in December 2000, for gross proceeds of $1.5 million, and an additional 588,235 shares in January 2001, for additional gross proceeds of $0.5 million. Two of the investors exercised a right to purchase an additional 588,235 shares in February 2001 for additional gross proceeds of $0.5 million. We also agreed to issue to each investor a warrant to purchase one common share at $1.50 for each two common shares purchased in the private placement (aggregate warrants exercisable for 1,470,590 shares). We had the right to call 50% of the warrants, subject to certain conditions, if our common stock traded at a price above $2.00 per share for thirty consecutive days. We also had the right to call the remaining 50% of the warrants, subject to certain conditions, if our common stock traded at a price above $3.00 per share for thirty consecutive days. We also agreed to register all of the shares sold under the purchase agreement or upon exercise of the warrants with the SEC. The agreement with the investors provided that if a registration statement was not effective on or before April 21, 2001, we would be obligated to issue two-year warrants to each investor, entitling the investor to purchase additional shares of our common stock at $0.85 per share. We filed a registration statement in January 2001 to register these shares, but it did not become effective. As of June 28, 2002, we had issued the investors warrants to purchase 1,249,997 shares of common stock under this agreement. At the time of these investments, none of the investors were affiliated with us, but ICM and related persons became greater than 5% beneficial owners of our common stock as a result of such transactions.

         In May and June 2001, we issued a total of $1.25 million in convertible notes to a limited number of accredited investors related to ICM. The notes were originally due August 30, 2001, and required interest at the rate of 12% per annum to be paid until maturity, with the interest rate increasing to 17% in the event of a default in payment of principal or interest. Any portion of the unpaid amount of principal and interest was convertible at any time by the investors into shares of common stock valued at $1.35 per share. We also agreed to issue to the investors three-year warrants to purchase 250 common shares for each $1,000 in notes purchased, at an exercise price of $1.50 per share.

         In July 2002, the terms of the notes and warrants issued to the investors related to ICM were amended. The investors agreed to replace the existing notes with new notes having a maturity date of September 30, 2003. The interest rate on the new notes was reduced to 8% per annum, increasing to 13% in the event of a default in payment of principal or interest. We are required to pay accrued interest on the new notes calculated from July 19, 2002, in quarterly installments beginning September 30, 2002. In December 2002, the investors agreed to extend the accrued interest payments on the new notes to September 30, 2003. The investors agreed to reduce accrued interest and late charges on the original notes by $16,000, and to accept the reduced amount in 527,286 shares of our common stock valued at $0.41 per share, which was the average closing price of our shares on the American Stock Exchange for the ten trading days prior to July 19, 2002. The new notes are convertible at the option of the holders into shares of common stock valued at $0.60 per share. We do not have a right to prepay the notes.

         We also agreed that the warrants previously issued to the investors to purchase an aggregate of 3,033,085 shares at exercise prices ranging from $0.85 to $1.50, and expiring on various dates between December 2002 and June 2004, would be replaced by new warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007. The replacement warrants are not callable by us.

         We also agreed to file a registration statement for the resale of all shares held by or issuable to these investors. We filed a registration statement, which was declared effective by the SEC on July 18, 2003.

         In May 2002 and September 2002, we borrowed $70,000 and $50,000 from World-Wide Business Centres, a company affiliated with Donald S. Radcliffe, to meet payroll expenses. These amounts were repaid together with interest at the then-effective prime rate, promptly as revenues were received, and had been paid in full as of November 2002.

         We began occupying its current principal executive offices in July 2001. At that time, the premises were owned by an affiliate of then Chief Executive Officer, Thomas A. Dorosewicz. Monthly rent for these premises was set at $13,783. In April 2002, the premises were sold to an entity unrelated to Mr. Dorosewicz. We rented these premises under the new owner from May 2002 to July 2003.

         During fiscal 2003, we paid a total of $122,959 in interest and principal to Claudav Holdings Ltd. B.V., which is deemed the beneficial owner of 10.0% of our outstanding common stock as of July 31, 2003. The original loan was in the amount of $1.5 million, bore interest at the prime rate, and was used to pay a portion of the purchase price for Island Pacific in 1999. The loan was due on demand, and was paid in full as of July 31, 2002.

         In March 2003, we entered into a Securities Purchase Agreement dated March 31, 2003 with Midsummer, Omicron, and Islandia for the sale to these investors of 9% debentures, convertible into shares of our common stock, for an aggregate amount of up to $5,500,000, to be sold in two separate closings. The debentures purchased are accompanied by a number of warrants to purchase shares of our common stock equal to 40% of (a) the dollar amount of debentures purchased by the Investors, (b) divided by the daily volume weighted average price of our common stock on the American Stock Exchange for the ten consecutive days immediately prior to the closing date the debentures were sold. At the first closing, the closing price was $0.8901. The closing price for the second closing will be determined at that time.

         The first closing for the sale of debentures aggregating $3,500,000 occurred on March 31, 2003. Additional debentures aggregating up to $2,000,000 will be sold to these investors in a second closing if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The debentures bear an interest rate of 9% per annum, and they provide for interest only payments on a quarterly basis, payable, at our option, in cash or shares of common stock. The debentures sold in the first closing for $3,500,000 mature 26 months after that closing, and the additional debentures that may be sold for up to $2,000,000 in the second closing mature 30 months after the first closing date. The debentures are convertible into shares of our common stock at a conversion price equal to 115% of the daily volume weighed average price of the common stock on the American Stock Exchange on the date the debentures were sold. The debentures sold at the first closing have a conversion price of $1.0236. If certain conditions are met, we have the option to redeem the debentures at 110% of their face value, plus accrued interest. We must redeem the debentures at the initial monthly amount of $218,750, commencing on February 1, 2004. If the second closing occurs, this redemption amount will be increased to $300,000, commencing on the later of February 1, 2004 or the fifth month following the second closing. Furthermore, if the daily volume weighed average price ("VWAP") of our common stock on the American Stock Exchange exceeds $1.0236 by more than 200% for 15 consecutive trading days, we will have the option to convert the debentures into common stock at the conversion price then in effect. In July 2003, Omicron converted $500,000 of its debenture into 488,472 shares of our common stock. The VWAP has also recently exceeded $1.0236 by more than 200% for 15 consecutive trading days. Therefore, we have since notified these investors that we are exercising our right to convert these debentures into an aggregate of 2,930,832 shares of common stock at the conversion rate of $1.0236. This conversion has been deferred until September 30, 2003; however, the investors have agreed to cease accruing interest from August 11, 2003 so long as they can elect to effectuate the conversion sooner.

         At the first closing, Midsummer was issued 629,143 warrants, Omicron was issued 674,082 warrants, and Islandia was issued 269,633 warrants. These warrants, as well as the warrants to be issued in the second closing, are for a 5-year term, with an exercise price equal to 115% of the daily volume weighed average price of our common stock on the American Stock Exchange on the date the accompanying debentures were sold. The warrants issued in the first closing have an exercise price of $1.0236.

         The investors were granted the right of first refusal to participate in our future offerings of common stock or equivalent securities so long as any one of them owns at least 5% of the debentures purchased on the first closing. The investors were also given registration rights under a registration rights agreement requiring us to file a registration statement respecting 130% of the common stock issuable upon the conversion of the debentures and the warrants within 30 days after the first closing, and to use best efforts to have the registration statement declared effective at the earliest date. If the registration statement was not filed within these timeframes or declared effective within 90 days following the closing date of the debentures sold in the first phase, or within 120 days in the event of a review by the Securities and Exchange Commission, we would have been obligated to pay liquidated damages to the investors equal to 2% of the sum of the amount of debentures subscribed to by the investors and the value of the warrants for each month until the registration statement became effective. We filed a registration statement covering 130% of the common stock issuable upon the conversion of the debentures and warrants sold at the first closing. The registration statement became effective on July 18, 2003.

         On April 1, 2003, we entered into a securities purchase agreement with MBSJ Investors, LLC for the sale to MBSJ of a 9% debenture, convertible to shares of our common stock at a conversion price of $1.0236, for $400,000. This debenture was accompanied by five-year warrants to purchase 156,311 shares of common stock with an exercise price of $1.0236 per share. Interest was due on a quarterly basis, payable in cash or shares of common stock at or option. Commencing on February 1, 2004, we would have been obligated to redeem $20,000 per month of the debenture. The debenture was to be matured in October 2005. MBSJ was also granted registration rights under a Registration Rights Agreement, and certain other rights similar to those granted to Midsummer, Omicron and Islandia. Effective August 11, 2003, we exercised our right to convert these debentures into 390,777 shares of common stock at the conversion rate of $1.0236.

         On May 6, 2003, we entered into an agreement with Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. (collectively, the "Crestview Investors") for the sale to the Crestview Investors of 9% debentures, convertible into shares of our common stock at a conversion price of $1.0236, for $300,000. These debentures were accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.0236 per share. Interest was due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we would have been obligated to redeem $18,750 per month of the debentures. The debentures were to be matured in October 2005. The Crestview Investors were also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to Midsummer, Omnicron and Islandia. Additional debentures aggregating up to $300,000 will be sold to the Crestview Investors in a second closing if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. Effective August 11, 2003, we exercised our right to convert these debentures into an aggregate of 293,082 shares of common stock at the conversion rate of $1.0236.

         On June 27, 2003, we entered into an agreement with various institutional investors ("Common Stock Institutional Investors") for the sale to these investors of 5,275,000 shares of common stock at a per share price of $1.50 for an aggregate purchase price of $7,912,500. We also granted the Common Stock Institutional Investors registration rights under a Registration Rights Agreement that obligates us to file a separate registration statement respecting their shares by July 31,2003 or pay cash penalties of 2% per month based on the amount invested by the Common Stock Institutional Investors. In the event the registration statement is not declared effective by the SEC on or before September 29, 2003, or upon the occurrence of certain other events, we will be obligated to pay cash penalties at the rate of 2% per month as liquidated damages.

         In connection with this financing, we paid Roth Capital Partners, LLC, as placement agent ("Roth Capital"), cash compensation of 8% of the proceeds and issued a five-year warrant to purchase 527,500 shares of common stock at an exercise price of $1.65 per share. We also issued five-year warrants to purchase 375,000 shares of common stock at an exercise price of $1.65 to certain holders of our 9% convertible debentures in order to obtain their requisite consents and waivers of rights they possessed to participate in the financing. These debenture holders are Midsummer, Omicron, Islandia, and the Crestview Investors. Roth Capital, Midsummer, Omicron, Islandia, and the Crestview Investors were given registration rights with respect to these warrants under our registration rights agreement with the Common Stock Institutional Investors.

         We incurred approximately $29,000 in legal fees and costs to consummate these transactions with the Common Stock Institutional Investors.

         We retain Radcliffe & Associates, an entity affiliated with Donald S. Radcliffe, to perform financial advisory services. During the fiscal years ended March 31, 2003, we incurred $36,000 in fees and costs to Radcliffe & Associates. In June 2002, we issued Mr. Radcliffe 75,000 shares of common stock to repay $25,000 in obligations pursuant to these arrangements.

         Effective April 1, 2003, we sold our wholly-owned Training Products subsidiary to its president, Arthur Klitofsky, for the sale price of $180,000 plus earn-out payments equal to 20% of the total gross revenues of Training Products in each of its next two fiscal years, to the extent the revenues in each of those years exceed certain targets. We received a promissory note for the amount of $180,000 and the earn-out payments, if any, will be made in quarterly installments following each fiscal year, bearing an annual interest rate of 5%.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of (1) 100,000,000 authorized shares of common stock, $0.001 par value, and (2) 5,000,000 shares of preferred stock of which 141,000 are designated Series A Preferred Stock. As of August 20, 2003, there were 38,195,279 shares of common stock outstanding and 141,000 shares of Series A Preferred Stock outstanding. The following description of our capital stock is a summary and is qualified by the provisions of our amended and restated certificate of incorporation, as amended and our bylaws, as amended, copies of which have been filed as exhibits to the registration statement.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our common stock have no conversion, preemptive or subscription rights and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to the rights of holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and warrants will be, duly authorized, validly issued, fully paid and non-assessable.

WARRANTS

         Warrants to purchase 905,000 shares of common stock that are being registered in this statement expire on July 1, 2008 and have an exercise price of $1.65 per share. The exercise prices are subject to adjustment to reflect stock dividends, splits, reverse splits, and other similar events.

REGISTRATION RIGHTS

         GENERAL

The following is only a summary of the terms and conditions of the agreements involving parties which have registration rights. Copies of the actual agreements have been filed as exhibits to this registration statement. We will pay for all expenses incurred in connection with these registrations, other than underwriting discounts and commissions.

         GRANTED TO THE COMMON STOCK INSTITUTIONAL INVESTORS

         We have granted MicroCapital Fund L.P., The Pinnacle Fund, L.P., Atlas Capital (Q.P.) L.P., Atlas Capital Master Fund, Ltd., Westpark Capital, L.P., Gruber & McBain International, Lagunitas Partners, L.P., Jon D. Gruber and Linda
W. Gruber, J. Patterson McBaine, Bonanza Master Fund Ltd., Sandor Capital Master Fund, L.P., Southwell Partners, L.P. and Glacier Partners, L.P. certain registration rights with respect to 5,275,000 of our securities. We are registering all of these shares.

         GRANTED TO CERTAIN DEBENTURE HOLDERS

         We granted to Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. registration rights with respect an aggregate of 375,000 Shares of common stock underlying warrants held by them. We are registering all of these shares.

         GRANTED TO ROTH CAPITAL PARTNERS, LLC

         We granted Roth Capital Partners, LLC registration rights with respect to 527,500 shares of common stock underlying a warrant held by it. We are registering all of these shares.

         GRANTED TO OTHER STOCKHOLDERS

         We granted 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., 033 Growth International Fund, LTD., Midsummer Investment, Ltd., Omicron Master Trust, Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore Fund, Inc. and Glacier Partners, LP registration rights with respect to an aggregate of 1,000,000 shares of common stock held by them. We are registering all of these shares.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will by passed on for us by Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California 92101.

                                     EXPERTS

         The consolidated financial statements of Island Pacific, Inc. for the years ended March 31, 2003 and March 31, 2002 appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum Goldstein LLP, independent accountants and auditors as set forth in their report thereof appearing elsewhere herein and are included in reliance upon such report and given upon their authority of such firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity and cash flows of Island Pacific, Inc. (formerly, SVI Solutions, Inc.) for the year ended March 31, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 under the Act with the SEC with respect to the shares offered hereby. This prospectus filed as part of the registration statement does not contain all of the information contained in the registration statement and exhibits thereto and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the terms of such referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

         You can read the registration statement and our future SEC filings, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003 OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ____________
         TO ____________

Commission file number  0-23049

                              ISLAND PACIFIC, INC.
                              --------------------
                         (Formerly, SVI Solutions, Inc.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                   33-0896617
  ----------------------------           ---------------------------------------
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)

19800 MACARTHUR BOULEVARD, 12TH FLOOR, IRVINE, CALIFORNIA              92612
---------------------------------------------------------              -----
(Address of principal executive offices)                             (Zip Code)

                                 (949) 476-2212
                                 --------------
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date:

Common Stock, $0.0001 Par Value - 47,472,554 shares as of November 10, 2003.


================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I. - FINANCIAL INFORMATION

Item 1.  Condensed Consolidated Financial Statements

         Condensed Consolidated Balance Sheets as of September 30, 2003
               and March 31, 2003 ............................................3

         Condensed Consolidated Statements of Operations for the Three
               Months and Six Months Ended September 30, 2003 and 2002........4

         Condensed Consolidated Statements of Cash Flows for the Six
               Months Ended September 30, 2003 and 2002 ......................5

         Notes to Condensed Consolidated Financial Statements.................6

Item 2.  Management's Discussion and Analysis of Financial Condition
               and Results of Operations......................................14

Item 3.  Quantitative and Qualitative Disclosures About Market Risk...........29

Item 4.  Controls and Procedures..............................................29

PART II. - OTHER INFORMATION

Item 1.  Legal Proceedings....................................................30

Item 2.  Changes in Securities and Use of Proceeds............................31

Item 4.  Submission of Matters to a Vote of Security Holders..................31

Item 6.  Exhibits and Reports on Form 8-K.....................................31

SIGNATURES....................................................................33

CERTIFICATIONS................................................................34


PART I. - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                                     ISLAND PACIFIC, INC. AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (in thousands, except share amounts)

                                                                                    SEPTEMBER 30,    MARCH 31,
                                                                                        2003           2003
                                                                                      ---------      ---------
ASSETS
Current assets:
   Cash and cash equivalents                                                          $  1,052       $  1,319
   Accounts receivable, net of allowance for doubtful accounts of $203 and $372,
      respectively                                                                       8,514          3,974
   Income tax refund receivable                                                            846             --
   Other receivables, including $0 and $3 from related parties, respectively                87             97
   Inventories                                                                              84             91
   Current portion of non-compete agreements                                               917            917
   Net assets from discontinued operations                                                  --            309
   Prepaid expenses and other current assets                                               618            225
                                                                                      ---------      ---------
       Total current assets                                                             12,118          6,932

Note receivable                                                                            171             --
Property and equipment, net                                                                370            380
Purchased and capitalized software, net                                                 15,846         14,804
Goodwill, net                                                                           14,795         14,795
Non-compete agreements, net                                                                209            668
Other assets                                                                                29             58
                                                                                      ---------      ---------
       Total assets                                                                   $ 43,538       $ 37,637
                                                                                      =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Debt due to stockholders                                                           $     --       $  1,320
   Convertible note                                                                        500            500
   Current portion of long-term debts                                                       --            149
   Accounts payable                                                                        483          2,941
   Accrued expenses                                                                      2,896          4,517
   Deferred revenue                                                                      1,686          1,561
   Income tax payable                                                                      398             --
                                                                                      ---------      ---------
       Total current liabilities                                                         5,963         10,988

Convertible debentures, net of debt discount of $0 and $625, respectively                   --          2,726
Other long-term liabilities                                                                 68             81
                                                                                      ---------      ---------
       Total liabilities                                                                 6,031         13,795
                                                                                      ---------      ---------
Commitments and contingencies

Stockholders' equity:
   Preferred Stock, $.0001 par value; 5,000,000 shares authorized; Series A
   Convertible Preferred, 7.2% cumulative 141,100 shares authorized and outstanding with a stated value of $100 per share, dividends in arrears of
     $1,439 and $1,269, respectively                                                    14,100         14,100
   Committed common stock - 2,500,000 shares                                             1,383          1,383
   Common stock, $.0001 par value; 100,000,000 shares authorized; 43,987,176 and
     42,199,632 shares issued; and 43,987,176 and 31,499,632 shares outstanding              4              4
   Additional paid in capital                                                           61,526         57,751
   Accumulated deficit                                                                 (39,506)       (40,490)
   Treasury stock, at cost; shares - 10,700,000                                             --         (8,906)
                                                                                      ---------      ---------
       Total stockholders' equity                                                       37,507         23,842
                                                                                      ---------      ---------

       Total liabilities and stockholders' equity                                     $ 43,538       $ 37,637
                                                                                      =========      =========

      The accompanying notes are an integral part of these condensed consolidated financial statements.

                                                      3

                                          ISLAND PACIFIC, INC. AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (in thousands, except per share data)

                                                                   Three Months Ended             Six Months Ended
                                                                      September 30,                 September 30,
                                                                   2003           2002           2003           2002
                                                                 ---------      ---------      ---------      ---------
Net sales                                                        $  6,679       $  3,798       $ 12,145       $  8,690
Cost of sales                                                       1,074          1,608          2,728          3,662
                                                                 ---------      ---------      ---------      ---------
       Gross profit                                                 5,605          2,190          9,417          5,028

Expenses:
  Application development                                             546          1,344            683          2,244
  Depreciation and amortization                                       898          1,048          1,766          2,082
  Selling, general and administrative                               3,001          1,891          5,797          3,827
                                                                 ---------      ---------      ---------      ---------
       Total expenses                                               4,445          4,283          8,246          8,153
                                                                 ---------      ---------      ---------      ---------

Income (loss) from operations                                       1,160         (2,093)         1,171         (3,125)

Other income (expense):
  Interest income                                                     (17)            --              9              1
  Other income (expense)                                             (167)             3           (178)             2
  Interest expense                                                   (210)          (277)          (521)          (685)
                                                                 ---------      ---------      ---------      ---------
       Total other expenses                                          (394)          (274)          (690)          (682)
                                                                 ---------      ---------      ---------      ---------

Income (loss) before provision for income taxes                       766         (2,367)           481         (3,807)

  Provision for income taxes (benefits)                                67              1           (503)             1
                                                                 ---------      ---------      ---------      ---------
Income (loss) before cumulative effect of a change in
  accounting principle                                                699         (2,368)           984         (3,808)

    Cumulative effect of changing accounting principle -
         goodwill valuation under SFAS 142                             --             --             --           (627)
                                                                 ---------      ---------      ---------      ---------
Income (loss) from continuing operations                              699         (2,368)           984         (4,435)

    Income from discontinued operations of the SVI Training
         Products Inc, subsidiary, net of applicable income
         taxes                                                         --            109             --            159
                                                                 ---------      ---------      ---------      ---------
Net income (loss)                                                     699         (2,259)           984         (4,276)

    Cumulative preferred dividends                                    282            263            554            517
                                                                 ---------      ---------      ---------      ---------
Net income (loss) available to common stockholders               $    417       $ (2,522)      $    430       $ (4,793)
                                                                 =========      =========      =========      =========
Basic earnings (loss) per share:
    Income (loss) before cumulative effect of a change in
        accounting principle                                     $   0.02       $  (0.08)      $   0.03       $  (0.13)
    Cumulative effect of a change in accounting principle -
        goodwill Valuation under SFAS 142                              --             --             --          (0.02)
                                                                 ---------      ---------      ---------      ---------
    Income (loss) from continuing operations                         0.02          (0.08)          0.03          (0.15)
    Income from discontinued operations                                --             --             --             --
    Cumulative preferred dividends                                   0.01           0.01           0.02           0.02
                                                                 ---------      ---------      ---------      ---------
        Net income (loss) available to common stockholders       $   0.01       $  (0.09)      $   0.01       $  (0.17)
                                                                 =========      =========      =========      =========
Diluted earnings (loss) per share:
    Income (loss) before cumulative effect of a change in
        accounting principle                                     $   0.01       $  (0.08)      $   0.02       $  (0.13)
    Cumulative effect of a change in accounting principle -
        goodwill valuation under SFAS 142                              --             --             --          (0.02)
                                                                 ---------      ---------      ---------      ---------
    Income (loss) from continuing operations                         0.01          (0.08)          0.02          (0.15)
    Income from discontinued operations                                --             --             --             --
    Cumulative preferred dividends                                     --           0.01           0.01           0.02
                                                                 ---------      ---------      ---------      ---------
        Net income (loss) available to common stockholders       $   0.01       $  (0.09)      $   0.01       $  (0.17)
                                                                 =========      =========      =========      =========

Weighted-average common shares outstanding:
     Basic                                                         34,417         28,855         33,264         28,685

     Diluted                                                       63,990         28,855         61,718         28,685

           The accompanying notes are an integral part of these condensed consolidated financial statements.

                                                           4

                                     ISLAND PACIFIC, INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (in thousands)
                                                                                   SIX MONTHS ENDED SEPTEMBER 30,
                                                                                        2003          2002
                                                                                      --------      --------
Cash flows from operating activities:
   Net income (loss)                                                                  $   984       $(4,276)
   Adjustments to reconcile net income (loss) to net cash used for operating activities:
     Depreciation and amortization                                                      1,766         2,082
     Cumulative effect of a change in accounting principle - goodwill
       valuation under SFAS 142                                                            --           627
     Gain on disposal of furniture and equipment                                          169            --
     Amortization of debt discount and conversion option                                  267           171
     Stock-based compensation                                                             126             8
     Common stock issued for services rendered                                             25            64
   Changes in assets and liabilities net of effects from acquisitions:
     Accounts receivable and other receivables                                         (4,530)          417
     Income tax refund receivable                                                        (846)           --
     Inventories                                                                            7             7
     Prepaid expenses and other assets                                                   (363)          (34)
     Accounts payable and accrued expenses                                             (3,880)          348
     Income tax payable                                                                   398          (106)
     Accrued interest on stockholders' loans, convertible notes and term loan             187           465
     Deferred revenue                                                                     125        (1,696)
                                                                                      --------      --------
Net cash used for operating activities                                                 (5,565)       (1,923)
                                                                                      --------      --------
Cash flows from investing activities:
   Payment received from note receivable                                                    9            --
   Purchases of furniture and equipment                                                  (264)          (26)
   Capitalized software development costs                                              (2,243)         (255)
                                                                                      --------      --------
Net cash used for investing activities                                                 (2,498)         (281)
                                                                                      --------      --------

Cash flows from financing activities:
   Sale of common stock, net of offering costs                                          7,232            --
   Decrease in amount due to stockholders, net                                             --          (287)
   Proceeds from committed stock                                                          700         1,383
   Payments on term loan and debentures                                                  (135)         (125)
   Proceeds from short-term loan from related party                                        --           120
   Payments on short-term loan from related party                                          --           (70)
                                                                                      --------      --------
Net cash provided by financing activities                                               7,797         1,021
                                                                                      --------      --------

Effect of exchange rate changes on cash                                                    (1)           (2)
                                                                                      --------      --------

Net decrease in cash and cash equivalents                                                (267)       (1,185)
Cash and cash equivalents, beginning of period                                          1,319         1,309
                                                                                      --------      --------
Cash and cash equivalents, end of period                                              $ 1,052       $   124
                                                                                      ========      ========
Supplemental disclosure of cash flow information:
   Interest paid                                                                      $   134       $   246

Supplemental schedule of non-cash investing and financing activities:
    Issued 4,103,161 shares of common stock upon conversion of the 9% debentures      $ 4,200            --
    Issued 2,287,653 shares of common stock upon conversion of the note due to
       stockholders                                                                   $ 1,374            --
    Issued 500,000 shares of common stock as payment for dividend on preferred
       stock                                                                          $   421            --
    Retired 1,070,000 shares of treasury stock                                        $(8,905)           --
    Issued 100,000 shares of common stock for services in connection with an
       equity financing in December 2000                                                   --       $    45
    Issued 140,000 shares of common stock to pay for penalty for late
       effectiveness of the registration statement                                         --       $    60
    Received 262,500 shares of common stock related to early termination
       of a service contract                                                               --       $  (210)
    Issued 84,849 and 568,380 shares of common stock as payments for bonuses
       and services rendered in prior periods                                         $    83       $   237

      The accompanying notes are an integral part of these condensed consolidated financial statements.

                                                      5

                      ISLAND PACIFIC, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BASIS OF PREPARATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows at September 30, 2003 and for all the periods presented have been made.

Certain amounts in the prior periods have been reclassified to conform to the presentation for the three and six months ended September 30, 2003. The financial information included in this quarterly report should be read in conjunction with the consolidated financial statements and related notes thereto in our Form 10-K/A for the year ended March 31, 2003.

The results of operations for the three and six months ended September 30, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.


NOTE 2 - DISCONTINUED OPERATIONS

Effective April 1, 2003, we sold our wholly-owned subsidiary, SVI Training Products, Inc. ("Training Products"), to its former president, for the sale price of $180,000 plus earn-out payments equal to 20% of the total gross revenues of Training Products in each of its next two fiscal years, to the extent the revenues in each of those years exceed certain target. We received a promissory note for the amount of $180,000 and the earn-out payments, if any, will be made in quarterly installments following each fiscal year, bearing an annual interest rate of 5%. The note has a balance of $171,000 at September 30, 2003.

The sale of the Training Products subsidiary resulted in a loss of $129,000, net of estimated income taxes, which was accrued for at March 31, 2003. Accordingly, the operating results of the Training Products subsidiary for the three and six months ended September 30, 2002 were restated as discontinued operations.


NOTE 3 - INVENTORIES

Inventories consist of finished goods and are stated at the lower of cost or market, on a first-in, first-out basis.


NOTE 4 - CONVERTIBLE DEBTS

CONVERTIBLE NOTES DUE TO STOCKHOLDERS

During the quarter ended June 30, 2001, we entered into subscription agreements with a limited number of accredited investors related to existing stockholders for gross proceeds of $1.3 million. Each unit consisted of a convertible promissory note to purchase 250 shares of our common stock for each $1,000 borrowed by us. The holders of the notes had the option to convert the unpaid principal and interest to common stock at any time at a conversion price of $0.60 per share. The notes matured on September 30, 2003 and earned interest at 8% per annum, increasing to 13% in the event of a default in payment of principal or interest, to be paid at maturity. We did not have a right to prepay the notes. In September 2003, these investors converted all outstanding balances of principal and accrued interest totaling $1.4 million into 2,287,653 shares of our common stock.

We also issued to these investors warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007. The warrants are not callable by us. No warrants have currently been exercised.

We filed a registration statement for the resale of all shares held by or obtainable by these and other investors. The registration statement was declared effective on July 18, 2003.

CONVERTIBLE NOTE DUE TO UNION BANK OF CALIFORNIA

Pursuant to the Discounted Loan Payoff Agreement dated March 31, 2003, we issued to Union Bank of California a $500,000 unsecured, non-interest bearing convertible note payable in either cash or shares of common stock, at our option. If we elect to pay the principal amount or any portion thereof in shares of common stock, the shares will be computed on a price per share of 80% of the average share closing price of our common stock for the ten trading day period immediately preceding the payoff date. The maturity date is March 31, 2004. As of September 30, 2003, the bank had assigned the note to an unrelated party.

CONVERTIBLE DEBENTURES

In March 2003, we entered into a Securities Purchase Agreement for the sale of convertible debentures to a group of investors (the "March '03 Debenture Investors"). The debentures were convertible into shares of our common stock at a conversion price of $1.02 per share, for the total proceeds of $3.5 million. The debentures would have matured in May 2005 and bore an interest rate of 9% per annum. Interest was payable on a quarterly basis commencing on June 1, 2003, in cash or shares of common stock, at our option. If certain conditions were met, we had the right, but not the obligation, to redeem the debentures at 110% of their face value, plus accrued interest. Commencing in February 2004, we would have been obligated to redeem $219,000 per month of the debentures. In August 2003, the daily volume weighted average price of our common stock on the American Stock Exchange exceeded $1.02 by more than 200% for 15 consecutive trading days; therefore, we exercised our option to cause the investors to convert their debentures into common stock. As a result, the investors converted all of their debentures into an aggregate of 3,419,304 shares of our common stock in the quarter ended September 30, 2003.

We filed a registration statement covering 130% of the common stock issuable upon the conversion of the debentures and warrants. The registration statement was declared effective on July 18, 2003.

Additional debentures, aggregating up to $2 million, will be sold to these investors in a second closing, if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The shares of common stock underlying these debentures and warrants were not included in the registration statement declared effective in July 2003. Neither the investors nor we have executed the second closing as of September 30, 2003.

In accordance with generally accepted accounting principles, the difference between the conversion price of $1.02 and our stock price on the date of issuance of the debentures was recorded as interest expense. It was recognized in the statement of operations during the period from the issuance of the debt to the time at which the debt first became convertible. We recognized this interest expense of $715,000 in March 2003.

The March '03 Debenture Investors also received warrants to purchase up to, in the aggregate, 1,572,858 shares of common stock with an exercise price equal to $1.02 per share. The warrants expire five years from the date of issuance. We allocated the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants was $625,000 and was being amortized as interest expense over the life of the convertible debentures. For the six months ended September 30, 2003, we recorded an interest expense of $144,000. At the date of the conversion of the debentures to equity, $481,000 of the expense remained unamortized and has been debited to additional paid in capital. The value of the detachable warrants of $481,000 has been recorded as an offering cost at September 30, 2003. As such, there is no effect on our statement of operations.

In April 2003, we entered into a Securities Purchase Agreement with an investor (the "April '03 Debenture Investor") for the sale of a 9% debenture, convertible to shares of our common stock at a conversion price of $1.02, for the gross proceeds of $400,000. Interest was due on a quarterly basis commencing on June 1, 2003, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we would have been obligated to redeem $20,000 per month of the debenture. The debenture would have matured in October 2005. In August 2003, the daily volume weighted average price of our common stock on the American Stock Exchange exceeded $1.02 by more than 200% for 15 consecutive trading days; therefore, we exercised the option to cause this investor to convert its debenture into common stock. As a result, the April '03 Debenture Investor converted its debenture into 390,777 shares of our common stock in the quarter ended September 30, 2003.

The April '03 Debenture Investor was also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to the March '03 Debenture Investors.

In accordance with generally accepted accounting principles, the difference between the conversion price of $1.02 and our stock price on the date of issuance of the debentures was recorded as interest expense. We recognized this interest expense of $69,000 in the quarter ended June 30, 2003.

The debenture issued to the April '03 Debenture investor was accompanied by a five-year warrant to purchase 156,311 shares of our common stock with an exercise price of $1.02 per share. We allocated the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants was determined to be $63,000 and was being amortized as interest expense over the life of the convertible debentures. We recorded an interest expense of $11,000 in the six months ended September 30, 2003. At the date of the conversion of the debentures to equity, $52,000 of the expense remained unamortized and has been debited to additional paid in capital. The value of the detachable warrants of $52,000 has been recorded as an offering cost at September 30, 2003. As such, there is no effect on our statement of operations.

In May 2003, we entered into an agreement with a group of investors (the "May '03 Debenture Investors") for the sale of 9% debentures, convertible into shares of our common stock at a conversion price of $1.02 for the gross proceeds of $300,000. Interest was due on a quarterly basis commencing on June 1, 2003, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we would have been obligated to redeem $19,000 per month of the debentures. In August 2003, the daily volume weighted average price of our common stock on the American Stock Exchange exceeded $1.02 by more than 200% for 15 consecutive trading days; therefore, we exercised the option to cause the investors to convert their debentures into common stock. As a result, the May '03 Debenture Investors converted their debentures into an aggregate of 293,083 shares of our common stock in the quarter ended September 30, 2003.

The debentures would have been matured in May 2005. The May '03 Debenture Investors were also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to the March '03 Debenture Investors.

Additional debentures aggregating up to $300,000 will be sold to the May '03 Debenture Investors in a second closing, if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The shares of common stock underlying these debentures and warrants were not included in the registration statement declared effective in July 2003. Neither the investors nor we have executed the second closing as of the date of this report.

In accordance with generally accepted accounting principles, the difference between the conversion price of $1.02 and our stock price on the date of issuance of the debentures was recorded as interest expense. We recognized this interest expense of $38,000 in the quarter ended June 30, 2003.

These debentures were accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.02 per share. We allocated the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants is $39,000 and was being amortized as interest expense over the life of the convertible debentures. We recorded an interest expense of $5,000 in the six months ended September 30, 2003. At the date of the conversion of the debentures to equity, $34,000 of the expense remained unamortized and has been debited to additional paid in capital. The value of the detachable warrants of $34,000 has been recorded as an offering cost at September 30, 2003. As such, there is no effect on our statement of operations.

In June 2003, we entered into an agreement with various institutional investors ("Common Stock Institutional Investors") for the sale of 5,275,000 shares of common stock at a per share price of $1.50 for an aggregate purchase price of $7.9 million. In connection with this financing, we paid Roth Capital Partners, LLC, as placement agent, cash compensation of 8% of the proceeds and issued a five-year warrant to purchase 527,500 shares of common stock at an exercise price of $1.65 per share. We also issued five-year warrants to purchase 375,000 shares of common stock at an exercise price of $1.65 to the March '04 Debenture Investors and May '04 Debenture Investors in order to obtain their requisite consents and waivers of rights they possessed to participate in the financing. We filed a registration statement covering the shares sold and warrants issued in connection with this transaction. The registration statement was declared effective September 26, 2003.


NOTE 5 - INCOME TAX BENEFITS

Income tax benefits for the six months ended September 30, 2003 include $846,000 income tax refund receivable; offset in part by income tax payable relating to prior periods of $271,000. The net amount of $570,000 has been recorded as income under provision for income taxes in the consolidated statement of operations in the six months ended September 30, 2003. The income tax refund resulted from carrying back net operating losses in the last three years to prior periods.


NOTE 6 - CHANGE IN ACCOUNTING PRINCIPLE

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives but requires that these assets be reviewed for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that their value has diminished or been impaired. Other intangible assets will continue to be amortized over their estimated useful lives. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill.

Effective April 1, 2002, we adopted SFAS 142 and ceased amortization of goodwill recorded in business combinations prior to June 30, 2001. We evaluate the remaining useful lives of these intangibles on an annual basis to determine whether events or circumstances warrant a revision to the remaining period of amortization.

Pursuant to SFAS 142, we completed the transitional analysis of goodwill impairment as of April 1, 2002 and recorded an impairment of $627,000 as a cumulative effect of a change in accounting principle in the quarter ended June 30, 2002.


NOTE 7 - PREFERRED STOCK

The Series A Preferred has a stated value of $100 per share and is redeemed at our option any time prior to the maturity date of December 31, 2006 for 107% of the stated value and accrued and unpaid dividends. The preferred shares are entitled to cumulative dividends of 7.2% per annum, payable semi-annually, and have accumulative dividends of $1.4 million and $10.21 and $777,000 of $5.46 per share, at September 30, 2003 and 2002, respectively. The holders may convert each share of Series A Preferred at any time into the number of shares of our common stock determined by dividing the stated value plus all accrued and unpaid dividends, by a conversion price initially equal to $0.80. The conversion price will increase at an annual rate of 3.5% calculated on a semi-annual basis. The conversion price as of September 30, 2003 is $0.84. The Series A Preferred is entitled upon liquidation to an amount equal to its stated value plus accrued and unpaid dividends in preference to any distributions to common stockholders. The Series A Preferred has no voting rights prior to conversion into common stock, except with respect to proposed impairments of the Series A Preferred rights and preferences, or as provided by law. We have the right of first refusal to purchase all but not less than all of any shares of Series A Preferred or shares of common stock received on conversion which the holder may propose to sell to a third party, upon the same price and terms as the proposed sale to a third party.


NOTE 8 - EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per common share are calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common shares ("diluted EPS") reflect the potential dilutive effect, determined by the treasury method, of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Earnings per share for the three and six months ended September 30, 2003 and 2002 is calculated as follows (in thousands):

                                             Three months ended September 30,    Six months ended September 30,
                                                   2003          2002                  2003           2002
                                                ---------     ---------              ---------     ---------
         Net income (loss) available to
           common stockholders                  $    417      $ (2,522)              $    430      $ (4,793)
                                                =========     =========              =========     =========

         Basic weighted average shares            34,417        28,855                 33,264        28,685

         Dilutive common stock equivalent         29,573            --                 28,454            --
                                                ---------     ---------              ---------     ---------
         Diluted weighted average shares          63,990        28,855                 61,718        28,685
                                                =========     =========              =========     =========

         Basic earnings (loss) per share        $   0.01      $  (0.09)              $   0.01      $  (0.17)
         Diluted earnings (loss) per share      $   0.01      $  (0.09)              $   0.01      $  (0.17)

The following potential common shares have been excluded from the computation of diluted net loss per share for the three and six months ended September 30, 2002, because the effect would have been anti-dilutive:

     Outstanding options under our stock option plans                 5,181,082
     Outstanding options granted outside our stock option plans       5,074,312
     Warrants issued in conjunction with private placements           4,232,000
     Warrants issued for services rendered                              804,002
     Convertible notes due to stockholders                            2,083,333
     Convertible note due to a major customer                         2,500,000
     Series A Convertible Preferred Stock                            18,576,750
                                                                    ------------
                  Total                                              38,451,479
                                                                    ============

NOTE 9 - BUSINESS SEGMENTS AND GEOGRAPHIC DATA

We are a leading provider of software solutions and services to the retail industry. We provide high value innovative solutions that help retailers understand, create, manage and fulfill consumer demand. Our solutions and services have been developed specifically to meet the needs of the retail industry. Our solutions help retailers improve the efficiency and effectiveness of their operations and build stronger, longer lasting relationships with their customers. We currently operate in the United States and the United Kingdom. The geographic distribution of our net sales and long-lived assets are as follows (in thousands):

                                  Three months ended September 30,     Six months ended September 30,
                                          2003         2002                  2003         2002
                                        --------     --------              --------     --------
         Net sales:
              United States             $ 6,188      $ 3,225               $11,114      $ 7,652
              United Kingdom                491          573                 1,031        1,038
                                        --------     --------              --------     --------
                   Total net sales      $ 6,679      $ 3,798               $12,145      $ 8,690
                                        ========     ========              ========     ========

                                                                September 30,
                                                            2003             2002
                                                       -------------    -------------
         Identifiable assets from continuing operations:
              United States                            $     42,921     $     35,584
              United Kingdom                                    617              420
                                                       -------------    -------------
                   Total identifiable assets           $     43,538     $     36,004
                                                       =============    =============

For the three months ended September 30, 2003 and 2002, net sales to major customers are as follows (in thousands):

                            Three months ended September 30,      Six months ended September 30,
                                2003              2002                2003             2002
                             ------------     -------------       -------------    -------------
         QQQ Systems Ltd.            58%                --                 32%               --
         Toys `R' Us                  3%               27%                 13%              35%

The account receivable balances from Toys `R' Us at September 30, 2003 and 2002 represent 25% and 9% of total accounts receivable. The account receivable balance from QQQ Systems Ltd. at September 30, 2003 represents 46% of total accounts receivable.

We organize our business into two segments as follows:

         o RETAIL MANAGEMENT SOLUTIONS - offer suite of applications, which builds on our long history in retail software design and development. We provide our customers with an extremely reliable, widely deployed, comprehensive and fully integrated retail management solutions. Retail Management Solutions include merchandise management that optimizes workflow and provides the highest level of data integrity. This module supports all operational areas of the supply chain including planning, open-to-buy purchase order management, forecasting, warehouse and store receiving distribution, transfers, price management, performance analysis and physical inventory. In addition, Retail Management Solutions include a comprehensive set of tools for analysis and planning, replenishment and forecasting, event and promotion management, warehouse, ticketing, financials and sales audit. Through collaborations with strategic partners, Retail Management Solutions offer tools for loss prevention, communication with stores and vendors, integration needs, purchase and allocation decisions, analysis of weather impact, control and management of business processes, consumer research, tracking consumer shopping patterns, forecasting and replenishment, and analyzing store people productivity.

         o STORE SOLUTIONS - offer suite of applications builds on our long history of providing multi-platform, client server in-store solutions. We market this set of applications under the name "OnePointe," and "OnePointe International" which is a full business to consumer software infrastructure encompassing a range of integrated store solutions. "OnePointe" is a complete application providing all point-of-sale ("POS") and in-store processor (server) functions for traditional "brick and mortar" retail operations.

A summary of the revenues and operating income (loss), excluding depreciation and amortization, attributable to each of these business units and identifiable assets is as follows (in thousands):

                                                               Three months ended            Six months ended
                                                                  September 30,                September 30,
                                                              2003           2002           2003           2002
                                                            ---------      ---------      ---------      ---------
Net sales:
          Retail Management Solutions                       $  6,306       $  3,528       $ 11,370       $  7,972
          Store Solutions                                        373            270            775            718
                                                            ---------      ---------      ---------      ---------
                                                            $  6,679       $  3,798       $ 12,145          8,690
                                                            =========      =========      =========      =========
Operating income (loss):
          Retail Management Solutions                       $  3,223       $   (249)      $  4,819       $    535
          Store Solutions                                       (192)          (181)          (192)          (341)
          Other (see below)                                   (1,871)        (1,663)        (3,456)        (3,319)
                                                            ---------      ---------      ---------      ---------
               Total operating income (loss)                $  1,160       $ (2,093)      $  1,171       $ (3,125)
                                                            =========      =========      =========      =========
Depreciation:
          Retail Management Solutions                       $     35       $     50       $     65       $    100
          Store Solutions                                          7             13             16             26
          Other (see below)                                        8             23             25             47
                                                            ---------      ---------      ---------      ---------
               Total depreciation                           $     50       $     86       $    106       $    173
                                                            =========      =========      =========      =========

Other operating loss:
          Amortization of intangible assets                 $   (848)      $   (962)      $ (1,660)      $ (1,909)
          Depreciation                                           (50)           (86)          (106)          (173)
          Administrative costs and other non-allocated
            expenses                                            (973)          (615)        (1,690)        (1,237)
                                                            ---------      ---------      ---------      ---------
               Total other operating loss                   $ (1,871)      $ (1,663)      $ (3,456)      $ (3,319)
                                                            =========      =========      =========      =========
Identifiable assets:
          Retail Management Solutions                       $ 37,228       $ 30,634       $ 37,228       $ 30,634
          Store Solutions                                      4,410          4,756          4,410          4,756
                                                            ---------      ---------      ---------      ---------
               Total identifiable assets                    $ 41,638       $ 35,390       $ 41,638       $ 35,390
                                                            =========      =========      =========      =========

Operating income (loss) in Retail Management Solutions and Store Solutions includes direct expenses for software licenses, maintenance services, programming and consulting services, sales and marketing expenses, product development expenses, and direct general and administrative expenses. The "Other" caption includes depreciation, amortization of intangible assets, non-allocated costs and other expenses that are not directly identified with a particular business unit and which management does not consider in evaluating the operating income of the business unit.


NOTE 10 - RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 further clarifies accounting for derivative instruments. We believe the adoption of this statement will have no material impact on our consolidated financial statements.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not believe the adoption of SFAS 150 will have a material impact on our consolidated financial statements.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

In June 2003, we entered into a development and marketing license agreement with a software and services company affiliated with one of our officers. Under this agreement, we obtain an exclusive right to sell and distribute this company's software. In return, we committed to fund $1.2 million toward development of this product. We also agreed to pay a royalty of 30% of the software license sales up until we have recuperated all the development funding, at which point the royalty will increase to 50% thereafter. As of September 30, 2003, we've funded $275,000 toward development.

In September 2003, we entered into an agreement in principle to acquire Page Digital, Inc. for $7 million. This purchase has not yet been finalized as of the date of this report.

In April of 2002, our former CEO, Thomas Dorosewicz, filed a demand with the California Labor Commissioner for $256,250 in severance benefits allegedly due under a disputed employment agreement, plus attorney's fees and costs. Mr. Dorosewicz's demand was later increased to $283,894. On June 18, 2002, we filed an action against Mr. Dorosewicz, Michelle Dorosewicz and an entity affiliated with him in San Diego Superior Court, Case No. GIC790833, alleging fraud and other causes of action relating to transactions Mr. Dorosewicz caused us to enter into with his affiliates and related parties without proper board approval. On July 31, 2002, Mr. Dorosewicz filed cross-complaints in that action alleging breach of statutory duty, breach of contract, fraud and other causes of action related to his employment with us and other transactions he entered into with us. This dispute was heard before an arbitrator during the week ended October 3, 2003, and a decision from the arbitrator should be forthcoming.

We decided in the third quarter of fiscal 2002 to sell certain assets of our Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to an entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have reserved $187,000 as our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

On May 15, 2002, an employee who is currently out on disability/worker's compensation leave, Debora Hintz, filed a claim with the California Labor Commissioner seeking $41,000 in alleged unpaid commissions. In or about December of 2002, Ms. Hintz filed a discrimination claim against us with the Department of Fair Employment and Housing, alleging harassment and sexual orientation discrimination. We have responded appropriately to both the wage claim and the discrimination allegations, which we believe lack merit based on present information.

On August 30, 2002, Cord Camera Centers, Inc., an Ohio corporation ("Cord Camera"), filed a lawsuit against one of our subsidiaries, SVI Retail, Inc. as the successor to Island Pacific Systems Corporation, in the United States District Court for the Southern District of Ohio, Eastern Division, Case No. C2 02 859. The lawsuit claimed damages in excess of $1.5 million, plus punitive damages of $250,000, against SVI Retail for alleged fraud, negligent misrepresentation, breach of express warranties and breach of contract. These claims pertained to the following agreements between Cord Camera and Island
Pacific: (i) a License Agreement, dated December 1999, as amended, for the use of certain software products, (ii) a Services Agreement for consulting, training and product support for the software products and (iii) a POS Software Support Agreement for the maintenance and support services for a certain software product. The parties settled this matter in September 2003 and the terms of the settlement are covered by a confidentiality agreement.

In mid-2002, we were the subject of an adverse judgment entered against us in favor of Randall's Family Golf Centers, ("Randall") in the approximate sum of $61,000. The judgment was entered as a default judgment, and is based on allegations that the Company received a preferential transfer of funds within 90 days of the filing by Randall of a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York. We and Randall have agreed to settle this claim for $12,500, subject to the settlement receiving approval by the U.S. Bankruptcy Court.

On November 22, 2002, UDC Homes, Inc and UDC Corporation now known as Shea Homes, Inc. served Sabica Ventures, Inc. ("Sabica") and Island Pacific, an operating division of SVI Solutions, Inc. ("Island Pacific") with a cross-complaint for indemnity on behalf of an entity identified in the summons as Pacific Cabinets. Sabica and Island Pacific filed a notice of motion and motion to quash service of summons on the grounds that neither Sabica nor Island Pacific has ever done business as Pacific Cabinets and has no other known relation to the construction project that is the subject of the cross-complaint and underlying complaint. A hearing on Sabica's and Island Pacific's motion to quash occurred on May 22, 2003 which was subsequently denied.

Except as set forth above, we are not involved in any material legal proceedings, other than ordinary routine litigation proceedings incidental to our business, none of which are expected to have a material adverse effect on our financial position or results of operations. However, litigation is subject to inherent uncertainties, and an adverse result in existing or other matters may arise from time to time which may harm our business.


NOTE 12 - RELATED-PARTY TRANSACTIONS

We retain our former CEO and Chairman of the Board to provide consulting services starting August 2003. For the quarter and six months ended September 30, 2003, the expense for this service was $74,000.

We retained an entity owned by an immediate family member of our CEO and Chairman to provide recruiting services. For the six months ended September 30, 2003, the expense for this service was $108,000.

In June 2003, we entered into a development and marketing license agreement with a software and services company affiliated with one of our officers. Under this agreement, we obtain an exclusive right to sell and distribute this company's software. In return, we committed to fund $1.2 million toward development of this product. We also agreed to pay a royalty of 30% of the software license sales up until we have recuperated all the development funding, at which point the royalty will increase to 50% thereafter. As of September 30, 2003, we've funded $275,000 toward development.


NOTE 13 - SUBSEQUENT EVENTS

In October 2003, Donald Radcliffe resigned as a member of our Board Directors.

On November 7, 2003, we entered into an agreement with various institutional investors ("November 2003 Institutional Investors") for the sale of 3,180,645 shares of common stock at a price of $1.55 per share for an aggregate purchase price of $4.9 million. We also granted the November 2003 Institutional Investors registration rights under a registration rights agreement in which we agree to file a registration statement with the Securities and Exchange Commission for the resale of all shares sold these investors. If the registration statement is not filed by December 7, 2003, we will be obligated to pay on December 7, 2003, and each monthly anniversary until the registration statement is filed, an amount in cash, as liquidated damages, equal to 2.0% of the purchase price paid by the November 2003 Institutional Investors.

In connection with this financing, we paid Roth Capital Partners, LLC ("Roth Capital"), as placement agent, a compensation of $179,000 in cash and 115,226 shares of our common stock and issued a five-year warrant to purchase 282,065 shares of our common stock at an exercise price of $1.71 per share. Roth Capital was granted the registration rights similar to those granted to the November 2003 Institutional Investors.

ITEM 2.   -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE COMPANY INTENDS THAT CERTAIN MATTER DISCUSSED IN THIS REPORT ARE "FORWARD-LOOKING STATEMENTS" INTENDED TO QUALIFY FOR THE SAFE HARBOR FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED BY THE CONTEXT OF THE STATEMENT WHICH MAY INCLUDE WORDS SUCH AS THE COMPANY ("IPI", "WE" OR "US") "BELIEVES", "ANTICIPATES", "EXPECTS", "FORECASTS", "ESTIMATES" OR OTHER WORDS SIMILAR MEANING AND CONTEXT. SIMILARLY, STATEMENTS THAT DESCRIBE FUTURE PLANS, OBJECTIVES, OUTLOOKS, TARGETS, MODELS, OR GOALS ARE ALSO DEEMED FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE FORECASTED OR ANTICIPATED AS OF THE DATE OF THIS REPORT. CERTAIN OF SUCH RISKS AND UNCERTAINTIES ARE DESCRIBED IN CLOSE PROXIMITY TO SUCH STATEMENTS AND ELSEWHERE IN THIS REPORT INCLUDING ITEM 2, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." STOCKHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS IN EVALUATING THE FORWARD-LOOKING STATEMENTS AND ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS OR CONSTRUE SUCH STATEMENTS TO BE A REPRESENTATION BY US THAT OUR OBJECTIVES OR PLANS WILL BE ACHIEVED. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS REPORT ARE MADE ONLY AS OF THE DATE OF THIS REPORT, AND WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS FORM 10-Q. READERS ARE ALSO URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US WHICH ATTEMPT TO ADVISE INTERESTED PARTIES OF THE FACTORS WHICH AFFECT OUR BUSINESS, INCLUDING WITHOUT LIMITATION THE DISCLOSURES MADE UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN OUR ANNUAL REPORT FILED ON FORM 10-K/A FOR THE YEAR ENDED MARCH 31, 2003, AND THE DISCLOSURES UNDER THE HEADING "RISK FACTORS" IN THE FORM 10-K/A, AS WELL AS OTHER REPORTS AND FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION.

OVERVIEW

We are a provider of software solutions and services to the retail industry. We provide innovative solutions that help retailers understand, create, manage and fulfill consumer demand. Our solutions and services have been developed specifically to meet the needs of the retail industry. Our solutions help retailers improve the efficiency and effectiveness of their operations and build stronger, longer lasting relationships with their customers. We market our software solutions through direct and indirect sales channels primarily to retailers who sell to their customers through traditional retail stores, catalogs and/or Internet-enabled storefronts. To date, we have licensed our solutions to more than 200 retailers across a variety of retail sectors. Our operations are conducted principally in the United States and the United Kingdom.

We currently derive the majority of our revenues from the sale of application software licenses and the provision of related professional and support services. Application software license fees are dependent upon the sales volume of our customers, the number of users of the application(s), and/or the number of locations in which the customer plans to install and utilize the application(s). As the customer grows in sales volume, adds additional users and/or adds additional locations, we charge additional license fees. We typically charge for support, maintenance and software updates on an annual basis pursuant to renewable maintenance contracts. We typically charge for professional services including consulting, implementation and project management services on an hourly basis. Our sales cycles for new license sales historically ranged from three to twelve months, but new license sales were limited during the past two fiscal years and sales cycles are now difficult to estimate. Our long sales cycles have in the past caused our revenues to fluctuate significantly from period to period.

RECENT DEVELOPMENTS

In the third quarter of fiscal 2004, the 9% convertible debenture holders converted all of outstanding balances totaling $4.2 million into 4,103,141 shares of our common stock.

In September 2003, ICM Asset Management's investors converted all outstanding balances totaling $1.4 million of the convertible notes into 2,287,653 shares of our common stock.

In October 2003, we announced our intentions to acquire Page Digital, Inc. for $7 million. This acquisition has not yet been finalized as of the date of this report.

In October 2003, Donald Radcliffe resigned as a member of our Board Directors.

In November 2003, we entered into an agreement with various institutional investors for the sale of 3,180,645 shares of common stock at a price of $1.55 per share for an aggregate purchase price of $4.9 million. See "Liquidity and Capital Resources -- Financing Transactions" below.

DISCONTINUED OPERATIONS

Effective April 1, 2003, we sold our wholly-owned subsidiary, SVI Training Products, Inc. ("Training Products") to its former president for the sale price of $180,000 plus earn-out payments equal to 20% of the total gross revenues of Training Products in each of its next two fiscal years, to the extent the revenues in each of those years exceed certain targets. We received a promissory note for the amount of $180,000 and the earn-out payments, if any, will be made in quarterly installments following each fiscal year, bearing an annual interest rate of 5%. The sale of the Training Products subsidiary resulted in a loss of $129,000, net of estimated income taxes, which was accrued for at March 31, 2003. The operating results of Training Products for the prior periods are restated as discontinued operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, based on historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect significant judgments and estimates used in the preparation of our consolidated financial statements:

         o REVENUE RECOGNITION. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses such as commissions and royalties. We follow specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy.

                  We license software under non-cancelable agreements and provide related services, including consulting and customer support. We recognize revenue in accordance with Statement of Position 97-2 (SOP 97-2), Software Revenue Recognition, as amended and interpreted by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants.

                  Software license revenue is generally recognized when a license agreement has been signed, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. If a software license contains an undelivered element, the fair value of the undelivered element is deferred and the revenue recognized once the element is delivered. In addition, if a software license contains customer acceptance criteria or a cancellation right, the software revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. Typically, payments for our software licenses are due in installments within twelve months from the date of delivery. Where software license agreements call for payment terms of twelve months or more from the date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied. Deferred revenue consists primarily of deferred license, prepaid services revenue and maintenance support revenue. Consulting services are separately priced, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Consulting services, which include project management, system planning, design and implementation, customer configurations, and training are billed on both an hourly basis and under fixed price contracts. Consulting services revenue billed on an hourly basis is recognized as the work is performed. On fixed price contracts, consulting services revenue is recognized using the percentage of completion method of accounting by relating hours incurred to date to total estimated hours at completion. We have from time to time provided software and consulting services under fixed price contracts that require the achievement of certain milestones. The revenue under such arrangements is recognized as the milestones are achieved.

                  Customer support services include post contract support and the rights to unspecified upgrades and enhancements. Maintenance revenues from ongoing customer support services are billed on a monthly basis and recorded as revenue in the applicable month, or on an annual basis with the revenue being deferred and recognized ratably over the maintenance period. If an arrangement includes multiple elements, the fees are allocated to the various elements based upon vendor-specific objective evidence of fair value.

         o ACCOUNTS RECEIVABLE. We typically extend credit to our customers. Software licenses are generally due in installments within twelve months from the date of delivery. Billings for customer support and consulting services performed on a time and material basis are due upon receipt. From time to time software and consulting services are provided under fixed price contracts where the revenue and the payment of related receivable balances are due upon the achievement of certain milestones. Management estimates the probability of collection of the receivable balances and provides an allowance for doubtful accounts based upon an evaluation of our customers ability to pay and general economic conditions.

         o        VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS AND GOODWILL.
                  For fiscal 2003, we have adopted SFAS No. 142 resulting in a change in the way we value long-term intangible assets and goodwill. We completed the initial transitional analysis of goodwill impairment as of April 1, 2002 and recorded an impairment of $0.6 million as a cumulative effect of a change in accounting principle in the first quarter of fiscal 2003. We no longer amortize goodwill, but instead test goodwill for impairment on an annual basis or more frequently if certain events occur. Goodwill is to be measured for impairment by reporting units, which currently consist of our operating segments. At each impairment test for a business unit, we are required to compare the carrying value of the business unit to the fair value of the business unit. If the fair value exceeds the carrying value, goodwill will not be considered impaired. If the fair value is less than the carrying value, we will perform a second test comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The difference if any between the carrying amount of that goodwill and the implied fair value will be recognized as an impairment loss, and the carrying amount of the associated goodwill will be reduced to its implied fair value. These tests require us to make estimates and assumptions concerning prices for similar assets and liabilities, if available, or estimates and assumptions for other appropriate valuation techniques.

                  For our intangible assets with finite lives, including our capitalized software and non-compete agreements, we assess impairment at least annually or whenever events and circumstances suggest the carrying value of an asset may not be recoverable based on the net future cash flows expected to be generated from the asset on an undiscounted basis. When we determine that the carrying value of intangibles with finite lives may not be recoverable, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

RECENT ACCOUNTING PRONOUNCEMENTS

A number of new pronouncements have been issued for future implementation as discussed in the footnotes to our interim financial statements (see Note 9). As discussed in the notes to the interim financial statements, the implementation of some of these new pronouncements is not expected to have a material effect on our financial position or results of operations.

THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2002

NET SALES

Net sales increased by $2.9 million, or 76%, to $6.7 million in the three months ended September 30, 2003 from $3.8 million in the three months ended September 30, 2002 primarily due to an increase in license sales.

COST OF SALES/GROSS PROFIT

Cost of sales decreased by $0.5 million, or 31%, to $1.1 million in the quarter ended September 30, 2003 from $1.6 million in the quarter ended September 30, 2002. Gross profit as a percentage of net sales increased to 84% in the quarter ended September 30, 2003 from 58% in the prior comparative period. The decrease in cost of sales and the increase in gross profit as a percentage of net sales were due to the increase in high-margin application technology license revenues coupled with the decrease in low-margin software modification and professional services sales. During the quarter ended September 30, 2003 and 2002, license revenues represented 61% and 13% of net sales, respectively, and modifications and services revenues represented 13% and 43% of net sales, respectively.

APPLICATION DEVELOPMENT EXPENSE

Application development expense decreased by $0.8 million, or 62%, to $0.5 million in the quarter ended September 30, 2003 from $1.3 million in the quarter ended September 30, 2002. The decrease is primarily due to capitalizing $0.9 million development costs for new products. We've made significant investments in our new products in the current year. We anticipate these new products will be launched during the second half of the fiscal 2004. In the prior comparative period, research and development efforts was spent on enhancing existing products.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization decreased by $0.1 million, or 10%, to $0.9 million in the quarter ended September 30, 2003 from $1.0 million in the quarter ended September 30, 2002. The decrease is mainly due to a decrease in amortization of purchased and capitalized software.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased by $1.1 million, or 58%, to $3.0 million in the three months ended September 30, 2003 from $1.9 million in the three months ended September 30, 2002. Much of the current quarter was spent building the infrastructure and developing our sales organization.

OPERATING INCOME

Operating income from continuing operations, which included depreciation and amortization expense, was $1.2 million for the quarter ended September 30, 2003, compared to a loss from continuing operations of $2.1 million for the quarter ended September 30, 2002. Earnings from continuing operations before interest, provision for income taxes, depreciation, amortization and change in accounting principle was $2.1 million for the quarter ended September 30, 2003 compared to a loss of $1.0 million for the quarter ended September 30, 2002.

INTEREST EXPENSE

Interest expense decreased by $0.1 million, or 33%, to $0.2 million in the quarter ended September 30, 2003 from $0.3 million in the quarter ended September 30, 2002. The decrease is due to $4.3 million decrease in average balance of interest-bearing debts.

PROVISION FOR INCOME TAXES

Provision for income taxes for the quarters ended September 30, 2003 and 2002 are $67,000 and $1,000, respectively.

CUMULATIVE PREFERRED DIVIDENDS

Cumulative dividends on the outstanding preferred stock attributable to the quarter ended September 30, 2003 and 2002 were $0.3 million.


SIX MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 2002

NET SALES

Net sales increased by $3.4 million, or 39%, to $12.1 million in the six months ended September 30, 2003 from $8.7 million in the six months ended September 30, 2002 primarily due to an increase in license sales.

COST OF SALES/GROSS PROFIT

Cost of sales decreased by $1.0 million, or 27%, to $2.7 million in the six months ended September 30, 2003 from $3.7 million in the six months ended September 30, 2002. Gross profit as a percentage of net sales increased to 78% in the six ended September 30, 2003 from 58% in the prior comparative period. The decrease in cost of sales and the increase in gross profit as a percentage of net sales were due to the increase in high-margin license revenues coupled with the decrease in low margin software modification and professional services. During the six months ended September 30, 2003 and 2002, application technology license revenues represented 44% and 14% of net sales, respectively, and modification and professional services revenues represented 25% and 48% of net sales, respectively.

APPLICATION DEVELOPMENT EXPENSE

Application development expense decreased by $1.5 million, or 68%, to $0.7 million in the six months ended September 30, 2003 from $2.2 million in the six months ended September 30, 2002. The decrease is primarily due to capitalizing $1.8 million development costs for new products. We've made significant investments in our new products in the first six months of the current quarter. We anticipate these new products will be launched during the second half of the fiscal 2004. In the prior comparative period, research and development efforts was spent on enhancing existing products.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization decreased by $0.3 million, or 14%, to $1.8 million in the six months ended September 30, 2003 from $2.1 million in the six months ended September 30, 2002. The decrease is mainly due to a decrease in amortization of purchased and capitalized software.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased by $2.0 million, or 53%, to $5.8 million in the six months ended September 30, 2003 from $3.8 million in the six months ended September 30, 2002. The first six months of fiscal 2003 included a $0.6 million reversal of excess amount accrued in prior periods for a litigation settlement. Additional, much of the first six months of fiscal 2004 was spent building the infrastructure and developing our sales organization.

OPERATING INCOME

Operating income from continuing operations, which included depreciation and amortization expense, was $1.2 million for the six months ended September 30, 2003, compared to a loss from continuing operations of $3.1 million for the comparable period in prior year. Earnings from continuing operations before interest, provision for income taxes, depreciation, amortization and change in accounting principle was $2.9 million for the six months ended September 30, 2003 compared to a loss of $1.0 million for the six months ended September 30, 2002.

INTEREST EXPENSE

Interest expense decreased by $0.2 million, or 29%, to $0.5 million in the six months ended September 30, 2003 from $0.7 million in the six months ended September 30, 2002. The decrease is due to $4.5 million decrease in average balance of interest-bearing debts.

PROVISION FOR INCOME TAXES

Provision for income taxes represents $0.6 million income tax refund and $0.1 million provision for state income taxes in the six months ended September 30, 2003. No provision was made at in the six months ended September 30, 2002 due to the availability of tax losses. The income tax refund of $0.6 million at September 30, 2003 results from amending prior years' income tax returns to carry back net operating losses incurred in the past 2 years.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

Pursuant to SFAS 142, we completed the transitional analysis of goodwill impairment as of April 1, 2002 and recorded an impairment of $0.6 million as the cumulative effect of a change in accounting principle in the quarter ended June 30, 2002. We also evaluated the remaining useful lives of our intangibles in the quarter ended June 30, 2002 and no adjustments have been made to the useful lives of our intangible assets. There have been no such charges in the quarter ended June 30, 2003.

CUMULATIVE PREFERRED DIVIDENDS

Cumulative dividends on the outstanding preferred stock attributable to the six months ended September 30, 2003 and 2002 were $0.6 million and $0.5 million, respectivley.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

During the six months ended September 30, 2003, we financed our operations using cash on hand, internally generated cash, proceeds from the sale of common stock and proceeds from sale of convertible debentures. At September 30, 2003 and March 31, 2003, we had cash of $1.1 million and $1.3 million, respectively.

Operating activities used cash of $5.6 million in the six months ended September 30, 2003 and $1.9 million in the six months ended September 30, 2002. Cash used for operating activities in the six months ended September 30, 2003 resulted from $4.5 million increase in accounts receivable and other receivables and $3.9 million decrease in accounts payable and accrued expenses; offset in part by $1.0 million net income and $1.8 million of non-cash depreciation and amortization.

Investing activities used cash of $2.5 million in the six months ended September 30, 2003 and $0.3 million in the six months ended September 30, 2002. Cash used for investing activities in the current quarter was primarily for capitalization of $2.2 million software development costs.

Financing activities provided cash of $7.8 million and $1.0 million in the six months ended September 30, 2003 and 2002, respectively. The 2004 financing activities included net proceeds of $7.2 million from the sale of common stock and $0.7 million from the issuance of convertible debentures.

Accounts receivable increased to $8.5 million at September 30, 2003 from $4.0 million at March 31, 2003. The increase is primarily due to $3.9 million in current receivable from new sales.

We believe that our cash and cash equivalent and funds generated from operations will provide adequate liquidity to meet our normal operating requirements for at least the next twelve months.

FINANCING TRANSACTIONS

In June 2003, we entered into an agreement with various institutional investors ("June 2003 Institutional Investors") for the sale to these investors of 5,275,000 shares of common stock at a per share price of $1.50 for an aggregate purchase price of $7.9 million. Pursuant to a registration rights agreement, we filed a separate registration statement respecting their shares which was declared effective on September 26, 2003 by the SEC.

In connection with this financing, we paid Roth Capital Partners, LLC, as placement agent, cash compensation of 8% of the proceeds and issued a warrant to purchase 527,500 shares of common stock at an exercise price of $1.65 per share. We also issued warrants to purchase 375,000 shares of common stock at an exercise price of $1.65 to certain holders of our 9% convertible debentures in order to obtain their requisite consents and waivers of rights they possessed to participate in the financing.

On November 7, 2003, we entered into an agreement with various institutional investors ("November 2003 Institutional Investors") for the sale of 3,180,645 shares of common stock at a price of $1.55 per share for an aggregate purchase price of $4.9 million. We also granted the November 2003 Institutional Investors registration rights under a registration rights agreement in which we agree to file a registration statement with the Securities and Exchange Commission for the resale of all shares sold these investors. If the registration statement is not filed by December 7, 2003, we will be obligated to pay on December 7, 2003, and each monthly anniversary until the registration statement is filed, an amount in cash, as liquidated damages, equal to 2.0% of the purchase price paid by the November 2003 Institutional Investors.

In connection with this financing, we paid Roth Capital Partners, LLC ("Roth Capital"), as placement agent, a compensation of $179,000 in cash and 115,226 shares of our common stock and issued a five-year warrant to purchase 282,065 shares of our common stock at an exercise price of $1.71 per share. Roth Capital was granted the registration rights similar to those granted to the November 2003 Institutional Investors.

INDEBTEDNESS

UNION BANK

Pursuant to the Discounted Loan Payoff Agreement dated March 31, 2003, we issued to Union Bank of California a $500,000 unsecured, non-interest bearing convertible note payable in either cash or shares of common stock, at our option. If we elect to pay the principal amount or any portion thereof in shares of common stock, the shares will be computed on a price per share of 80% of the average share closing price of our common stock for the ten trading day period immediately preceding payoff date. The maturity date is March 31, 2004. As of September 30, 2003, the bank had assigned the right of this note to Roth Capital Partners, LLC.

NATIONAL AUSTRALIA BANK LIMITED

We decided in the third quarter of fiscal 2002 to sell certain assets of the Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was however subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to the entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. At June 30, 2002, we have accrued $187,000 as the maximum amount of our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

ICM ASSET MANAGEMENT, INC.

During the quarter ended June 30, 2001, we entered into Subscription Agreements with a limited number of accredited investors related to existing stockholders for gross proceeds of $1.3 million. Each unit consisted of a convertible promissory note to purchase 250 shares of our common stock for each $1,000 borrowed by us. The holders of the notes had the option to convert the unpaid principal and interest to common stock at any time at a conversion price of $0.60 per share. The notes matured on September 30, 2003 and earned interest at 8% per annum, increasing to 13% in the event of a default in payment of principal or interest, to be paid at maturity. We did not have a right to prepay the notes. In September 2003, the investors converted the outstanding balance of principal and accrued interest totaling $1.4 million into 2,287,653 shares of our common stock.

We also issued to these accredited investors warrants to purchase an aggregate of 1,600,000 shares at $0.60 per share, expiring July 19, 2007. The warrants are not callable by us. No warrants have been exercised as of October 31, 2003.

We filed a registration statement for the resale of all shares held by or obtainable by these and other investors. The registration statement was declared effective by the SEC on July 18, 2003.

TOYS "R" US

In May 2002, Toys "R" Us, Inc. ("Toys") agreed to invest $1.3 million for the purchase of a non-recourse convertible note and a warrant to purchase 2,500,000 common shares. The purchase price was received in installments through September 27, 2002. The note is non-interest bearing, and the face amount was either convertible into shares of our stock valued at $0.553 per share or payable in cash at our option, at the end of the term. In November 2002, the Board decided that this note will be converted solely for equity and will not be repaid in cash. The note is due May 29, 2009, or if earlier than that date, three years after the completion of the development project contemplated in the development agreement between us and Toys entered into at the same time. We do not have the right to prepay the convertible note before the due date. The face amount of the note is 16% of the $1.3 million purchase price as of May 29, 2002, and increases by 4% of the $1.3 million purchase price on the last day of each succeeding month, until February 28, 2004, when the face amount is the full $1.3 million purchase price. The face amount will cease to increase if Toys terminates its development agreement with us for a reason other than our breach. The face amount will be zero if we terminate the development agreement due to an uncured breach by Toys of the development agreement. We have received all of the $1.3 million proceeds.

The warrant entitles Toys to purchase up to 2,500,000 of our common shares at $0.553 per share. The warrant was initially vested as to 400,000 shares as of May 29, 2002, and vests at the rate of 100,000 shares per month until February 28, 2004. The warrant will cease to vest if Toys terminates its development agreement with us for a reason other than our breach. The warrant will become entirely non-exercisable if we terminate the development agreement due to an uncured breach by Toys of the development agreement. Toys may elect a "cashless exercise" where a portion of the warrant is surrendered to pay the exercise price. As of October 31, 2003, 2.1 million shares of the warrant are exercisable. No warrants have currently been exercised.

The note conversion price and the warrant exercise price are each subject to a 10% reduction in the event of an uncured breach by us of certain covenants to Toys. These covenants do not include financial covenants. Conversion of the note and exercise of the warrant each require 75 days advance notice. As a result, under the rules of the SEC, Toys will not be considered the beneficial owner of the common shares into which the note is convertible and the warrant is exercisable until 15 days after it has given notice of conversion or exercise, and then only to the extent of such noticed conversion or exercise. We also granted Toys certain registration rights for the common shares into which the note is convertible and the warrant is exercisable, including the right to demand registration on Form S-3 if such form is available to us, and the right to include shares into which the note is convertible and the warrant is exercisable in other registration statements we propose to file.

OMICRON/MIDSUMMER/ISLANDIA

On March 31, 2003, we entered into a securities purchase agreement with Midsummer Investment, Ltd. ("Midsummer"), Omicron Master Trust ("Omicron"), and Islandia, L.P. ("Islandia") for the sale to these investors of debentures, convertible into shares of our common stock at a conversion price equal to $1.0236 per share, for an aggregate amount of $3.5 million. The investors also received a five-year warrant to purchase up to, in the aggregate, 1,572,858 shares of common stock with an exercise price equal to $1.0236 per share. The debentures would have been matured in May 2005 and bore an interest rate of 9% per annum. Interest was payable on a quarterly basis commencing on June 1, 2003, in cash or shares of common stock, at our option. If certain conditions were met, we had the right, but not the obligation, to redeem the debentures at 110% of their face value, plus accrued interest. Commencing in February 2004, we would have been obligated to redeem $219,000 per month of the debentures. Furthermore, if the daily volume weighted average price of our common stock on the American Stock Exchange exceeds $1.0236 by more than 200% for 15 consecutive trading days, we will have the option to cause the investors to convert their debentures into common stock. In July 2003, Omicron converted $500,000 of their debenture into 488,472 shares of our common stock. In August 2003, the daily volume weighted average price of our common stock on the American Stock Exchange exceeded $1.02 by more than 200% for 15 consecutive trading days; therefore, we exercised the option to cause the investors to convert their debentures into common stock. As a result, the investors converted the remaining balance of their debentures into an aggregate of 2,930,832 shares of our common stock as of September 30, 2003.

Pursuant to the registration rights agreement, we filed a registration statement covering 130% of the common stock issuable upon the conversion of the debentures and the warrants. The registration statement was declared effective July 18, 2003.

Additional debentures, aggregating up to $2 million, will be sold to these investors in a second closing, if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The shares of common stock underlying these debentures and warrants were not included in the registration statement declared effective in July 2003. Neither the investors nor we have executed the second closing as of October 31, 2003.

MBSJ INVESTORS, LLC

On April 1, 2003, we entered into a securities purchase agreement with MBSJ Investors, LLC ("MBSJ") for the sale to MBSJ of a 9% debenture, convertible to shares of our common stock at a conversion price of $1.0236, for $400,000. This debenture was accompanied by a five-year warrant to purchase 156,311 shares of common stock with an exercise price of $1.0236 per share. Interest was due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we would have been obligated to redeem $20,000 per month of the debenture. The debenture would have matured in October 2005. This debenture was accompanied by a five-year warrant to purchase 156,311 shares of our common stock with an exercise price of $1.0236 per share. MBSJ was also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to Midsummer, Omicron and Islandia. In August 2003, the daily volume weighted average price of our common stock on the American Stock Exchange exceeded $1.02 by more than 200% for 15 consecutive trading days; therefore, we exercised the option to cause the investor to convert its debenture into common stock. As a result, the investor converted its debenture into 390,777 shares of our common stock as of September 2003.

CRESTVIEW

On May 6, 2003, we entered into an agreement with Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. (collectively, the "Crestview Investors") for the sale to the Crestview Investors of 9% debentures, convertible into shares of our common stock at a conversion price of $1.0236 for $300,000. These debentures were accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.0236 per share. Interest was due on a quarterly basis, payable in cash or shares of common stock at our option. Commencing on February 1, 2004, we would have been obligated to redeem $19,000 per month of the debentures. The debentures would have matured in May 2005. These debentures were accompanied by five-year warrants to purchase an aggregate of 101,112 shares of common stock with an exercise price of $1.0236 per share. The Crestview Investors were also granted registration rights under a registration rights agreement, and certain other rights similar to those granted to Midsummer, Omnicron and Islandia. In August 2003, the daily volume weighted average price of our common stock on the American Stock Exchange exceeded $1.02 by more than 200% for 15 consecutive trading days; therefore, we exercised the option to cause the investor to convert its debenture into common stock. As a result, the investors converted their debentures into 293,082 shares of our common stock as of September 30, 2003.

Additional debentures aggregating up to $300,000 will be sold to these investors in a second closing, if within one year after the date of first sale of debentures there occurs a period of 15 consecutive trading days during which the daily volume weighted average closing price of our common stock is maintained at a price at or above $1.75 per share, subject to certain conditions. The shares of common stock underlying these debentures and warrants were not included in the registration statement declared effective in July 2003. Neither the investors nor we have executed the second closing as of October 31, 2003.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations, including purchase commitments at September 30, 2003, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

                                                     For the fiscal years ending March 31,
                                                     -------------------------------------
Contractual Cash Obligations                  2004        2005        2006        2007    Thereafter
----------------------------                  ----        ----        ----        ----    ----------
                                                                 (in thousands)
Operating leases                             $  445      $  867      $  360      $  107      $   13
Purchases                                       667         394
Payables aged over 90 days                      398
                                             -------     -------     -------     -------     -------

     Total contractual cash obligations      $1,510      $1,261      $  360      $  107      $   13
                                             =======     =======     =======     =======     =======

                                                         For the fiscal years ending March 31,
                                                         -------------------------------------
Other Commercial Commitments                  2004          2005         2006         2007      Thereafter
----------------------------                  ----          ----         ----         ----      ----------
                                                                   (in thousands)
Guarantees                                   $     187
                                             ---------

       Total commercial commitments          $     187
                                             =========

BUSINESS RISKS

INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN OUR FORM 10-K/A FOR THE YEAR ENDED MARCH 31, 2003 AND FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2003. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THOSE DESCRIBED BELOW, RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS COULD BE HARMED, THE PRICE OF OUR COMMON STOCK COULD DECLINE AND OUR INVESTORS MAY LOSE ALL OR PART OF THEIR INVESTMENT. SEE THE NOTE REGARDING FORWARD-LOOKING STATEMENTS INCLUDED AT THE BEGINNING OF
ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN THIS FORM 10-Q.

OUR SALES CYCLES ARE LONG AND PROSPECTS ARE UNCERTAIN. THIS MAKES IT DIFFICULT FOR US TO PREDICT REVENUES AND BUDGET EXPENSES.

The length of sales cycles in our business makes it difficult to evaluate the effectiveness of our sales strategies. Our sales cycles historically has ranged from three to twelve months, which has caused significant fluctuations in revenues from period to period. Due to our difficulties in completing new application software sales in recent periods and our refocused sales strategy, it is difficult to predict revenues and properly budget expenses.

Our software applications are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the retail enterprise. In many cases, our customers must change established business practices when they install our software. Our sales staff must dedicate significant time consulting with a potential customer concerning the substantial technical and business concerns associated with implementing our products. The purchase of our products is often discretionary, so lengthy sales efforts may not result in a sale. Moreover, it is difficult to predict when a license sale will occur. All of these factors can adversely affect our business, financial condition and results of operations.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND THEY MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors, many of which are outside of our control. If revenue declines in a quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, application development and general and administrative expenses do not change significantly with variations in revenue in a quarter. It is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts or investors. If that happens, our stock price will likely decline.

OUR REVENUE MAY VARY FROM PERIOD TO PERIOD, WHICH MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS.

Factors outside our control that could cause our revenue to fluctuate significantly from period to period include:

         o the size and timing of individual orders, particularly with respect to our larger customers;

         o        general health of the retail industry and the overall economy;

         o technological changes in platforms supporting our software products; and

         o        market acceptance of new applications and related services.

In particular, we usually deliver our software applications when contracts are signed, so order backlog at the beginning of any quarter may represent only a portion of that quarter's expected revenues. As a result, application license revenues in any quarter are substantially dependent on orders booked and delivered in that quarter, and this makes it difficult for us to accurately predict revenues. We have experienced, and we expect to continue to experience, quarters or periods where individual application license or services orders are significantly larger than our typical application license or service orders. Because of the nature of our offerings, we may get one or more large orders in one quarter from a customer and then no orders the next quarter.

OUR EXPENSES MAY VARY FROM PERIOD TO PERIOD, WHICH COULD AFFECT QUARTERLY RESULTS AND OUR STOCK PRICE.

If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations would be adversely affected and we may incur losses for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

         o the extent of marketing and sales efforts necessary to promote and sell our applications and services;

         o        the timing and extent of our development efforts; and

         o        the timing of personnel hiring.

IT IS DIFFICULT TO EVALUATE OUR PERFORMANCE BASED ON PERIOD TO PERIOD COMPARISONS OF OUR RESULTS.

The many factors, which can cause revenues and expenses to vary, make meaningful period to period comparisons of our results difficult. We do not believe period to period comparisons of our financial performance are necessarily meaningful, and you cannot rely on them as an indication of our future performance.

WE MAY EXPERIENCE SEASONAL DECLINES IN SALES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FALL SHORT OF EXPECTATIONS IN SOME QUARTERS.

We may experience slower sales of our applications and services from October through December of each year as a result of retailers' focus on the holiday retail-shopping season. This can negatively affect revenues in our third fiscal quarter and in other quarters, depending on our sales cycles.


WE MAY NEED TO RAISE CAPITAL TO GROW OUR BUSINESS. OBTAINING THIS CAPITAL COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

We may need to raise further capital to:

         o        support unanticipated capital requirements;

         o        take advantage of acquisition or expansion opportunities;

         o        continue our current development efforts;

         o        develop new applications or services; or

         o        address working capital needs.

Our future capital requirements depend on many factors including our application development, sales and marketing activities. We do not know whether additional financing will be available when needed, or available on terms acceptable to us. If we cannot raise needed funds for the above purposes on acceptable terms, we may be forced to curtail some or all of the above activities and we may not be able to grow our business or respond to competitive pressures or unanticipated developments.

We may raise capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution and the new securities may have greater rights, preferences or privileges than our existing common stock.

INTANGIBLE ASSETS MAY BE IMPAIRED MAKING IT MORE DIFFICULT TO OBTAIN FINANCING.

Goodwill, capitalized software, non-compete agreements and other intangible assets represent approximately 73% of our total assets as of September 30, 2003. We may have to impair or write-off these assets, which will cause a charge to earnings and could cause our stock price to decline. Any such impairment will also reduce our assets, as well as the ratio of our assets to our liabilities. These balance sheet effects could make it more difficult for us to obtain capital, and could make the terms of capital we do obtain more unfavorable to our existing stockholders.

FOREIGN CURRENCY FLUCTUATIONS MAY IMPAIR OUR COMPETITIVE POSITION AND AFFECT OUR OPERATING RESULTS.

Fluctuations in currency exchange rates affect the prices of our applications and services and our expenses, and foreign currency losses will negatively affect profitability or increase losses. Approximately 8% and 12% of our net sales were in the United Kingdom, in the six months ended September 30, 2003 and 2002, respectively. Many of our expenses related to foreign sales, such as corporate level administrative overhead and development, are denominated in U.S. dollars. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss contributes to fluctuations in our operating results. We do not hedge against foreign currency exchange rate risks.

WE HAVE CUSTOMERS REPRESENTING SIGNIFICANT AMOUNTS OF OUR BUSINESS.

QQQ Systems Ltd. ("QQQ") accounted for 32% and 0% and Toys "R" Us, Inc. ("Toys") accounted for 13% and 35% of our net sales for the six months ended September 30, 2003 and 2002, respectively. The software license sale to QQQ was a one-time transaction. While we have a development agreement with Toys, this customer has the right to terminate the agreement without cause with limited advance notice. A reduction, delay or cancellation of orders from Toys would significantly reduce our revenues and force us to substantially curtail operations. We cannot provide any assurances that Toys or any of our current customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL AND SALES PERSONNEL, OR IF WE ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

We are heavily dependent on Harvey Braun, our Chief Executive Officer and Chairman of the Board, and Steven Beck, our President and Chief Operating Officer. We do not have any written employment agreements with Mr. Braun or Mr. Beck. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled software programmers, managers, and sales and marketing personnel. Competition for personnel is intense, particularly in international markets. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We may not be successful in attracting or retaining skilled sales, technical and managerial personnel. The loss of key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance and cause our stock price to decline.

WE ARE DEPENDENT ON THE RETAIL INDUSTRY, AND IF ECONOMIC CONDITIONS IN THE RETAIL INDUSTRY FURTHER DECLINE, OUR REVENUES MAY ALSO DECLINE. RETAIL SALES HAVE BEEN AND MAY CONTINUE TO BE SLOW.

Our future growth is critically dependent on increased sales to the retail industry. We derive the substantial majority of our revenues from the licensing of software applications and the performance of related professional and consulting services to the retail industry. Demand for our applications and services could decline in the event of consolidation, instability or more downturns in the retail industry. This decline would likely cause reduced sales and could impair our ability to collect accounts receivable. The result would be reduced earnings and weakened financial condition, each or both of which would likely cause our stock price to decline.

The success of our customers is directly linked to economic conditions in the retail industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. In addition, the retail industry may be consolidating, and it is uncertain how consolidation will affect the industry. The retail industry as a whole is currently experiencing increased competition and weak economic conditions that could negatively impact the industry and our customers' ability to pay for our products and services. Such consolidation and weak economic conditions have in the past, and may in the future, negatively impact our revenues, reduce the demand for our products and may negatively impact our business, operating results and financial condition. Weak economic conditions and the September 11, 2001 terrorist attack have adversely impacted sales of our software applications, and we believe mid-tier specialty retailers may be reluctant during the current economic slowdown to make the substantial infrastructure investment that generally accompanies the implementation of our software applications. The war in Iraq and the anticipated burden of rebuilding that country's infrastructure has also led to some uncertainty in the economic climate, which may adversely impact our business.

THERE MAY BE AN INCREASE IN CUSTOMER BANKRUPTCIES DUE TO WEAK ECONOMIC
CONDITIONS.

We have in the past and may in the future be impacted by customer bankruptcies. During weak economic conditions, such as those currently being experienced in many geographic regions around the world, there is an increased risk that certain of our customers will file bankruptcy. When our customers file bankruptcy, we may be required to forego collection of pre-petition amounts owed, and to repay amounts remitted to us during the 90-day preference period preceding the filing. Accounts receivable balances related to pre-petition amounts may in certain of these instances be large due to extended payment terms for software license fees, and significant billings for consulting and implementation services on large projects. The bankruptcy laws, as well as the specific circumstances of each bankruptcy, may severely limit our ability to collect pre-petition amounts, and may force us to disgorge payments made during the 90-day preference period. We also face risk from international customers which file for bankruptcy protection in foreign jurisdictions, in that the application of foreign bankruptcy laws may be less certain or harder to predict. Although we believe that we have sufficient reserves to cover anticipated customer bankruptcies, there can be no assurance that such reserves will be adequate, and if they are not adequate, our business, operating results and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE RETAIL SOFTWARE INDUSTRY.

We conduct business in an industry characterized by intense competition. Most of our competitors are very large companies with an international presence. We must also compete with smaller companies which have been able to develop strong local or regional customer bases. Many of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than us. Our competitors may also have lower cost structures and better access to the capital markets than us. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may:

         o introduce new technologies that render our existing or future products obsolete, unmarketable or less competitive;

         o make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, which would increase the ability of their products to address the needs of our customers; and

         o establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to compete through these channels.

We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from providers of offerings similar to, or competitive with, our applications, or from service providers that provide services similar to our services. Competition could also render our technology obsolete.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES.

The retail software industry is characterized by rapid technological change, evolving standards and wide fluctuations in supply and demand. We must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new offerings or if we fail to introduce progressive new offerings in a timely or cost-effective manner, our financial performance will suffer.

The success of application enhancements and new applications depends on a variety of factors, including technology selection and specification, timely and efficient completion of design, and effective sales and marketing efforts. In developing new applications and services, we may:

         o fail to respond to technological changes in a timely or cost-effective manner;

         o encounter applications, capabilities or technologies developed by others that render our applications and services obsolete or non-competitive or that shorten the life cycles of our existing applications and services;

         o experience difficulties that could delay or prevent the successful development, introduction and marketing of these new applications and services; or

         o fail to achieve market acceptance of our applications and services.

The life cycles of our applications are difficult to estimate, particularly in the emerging electronic commerce market. As a result, new applications and enhancements, even if successful, may become obsolete before we recoup our investment.

OUR PROPRIETARY RIGHTS OFFER ONLY LIMITED PROTECTION AND OUR COMPETITORS MAY DEVELOP APPLICATIONS SUBSTANTIALLY SIMILAR TO OUR APPLICATIONS AND USE SIMILAR TECHNOLOGIES WHICH MAY RESULT IN THE LOSS OF CUSTOMERS. WE MAY HAVE TO BRING COSTLY LITIGATION TO PROTECT OUR PROPRIETARY RIGHTS.

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspects of our intellectual property. Our intellectual property includes our trademarks, trade secrets, copyrights and other proprietary information. Our efforts to protect our intellectual property may not be successful. Effective copyright and trade secret protection may be unavailable or limited in some foreign countries. We hold no patents. Consequently, others may develop, market and sell applications substantially equivalent to ours or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

We may find it necessary to bring claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. The ultimate outcome of any litigation will be difficult to predict.

OUR APPLICATIONS MAY BE SUBJECT TO CLAIMS THEY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

We may become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to and defending claims related to our intellectual property rights, even ones without merit, can be time consuming and expensive and can divert management's attention from other business matters. In addition, these actions could cause application delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

DEVELOPMENT AND MARKETING OF OUR OFFERINGS DEPENDS ON STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES. OUR EXISTING STRATEGIC RELATIONSHIPS MAY NOT ENDURE AND MAY NOT DELIVER THE INTENDED BENEFITS, AND WE MAY NOT BE ABLE TO ENTER INTO FUTURE STRATEGIC RELATIONSHIPS.

Since we do not possess all of the technical and marketing resources necessary to develop and market our offerings to their target markets, our business strategy substantially depends on our strategic relationships. While some of these relationships are governed by contracts, most are non-exclusive and all may be terminated on short notice by either party. If these relationships terminate or fail to deliver the intended benefits, our development and marketing efforts will be impaired and our revenues may decline. We may not be able to enter into new strategic relationships, which could put us at a disadvantage to those of our competitors, which do successfully exploit strategic relationships.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

Substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from fire, earthquake, water damage, sabotage, flood, power loss, technical or telecommunications failure or break-ins. Our business interruption insurance may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to service our customers. Any of these occurrences could impair our ability to serve our customers and harm our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR APPLICATIONS.

Our business exposes us to product liability risks. Any product liability or other claims brought against us, if successful and of sufficient magnitude, could negatively affect our financial performance and cause our stock price to decline.

Our applications are highly complex and sophisticated and they may occasionally contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of our applications may involve customer-specific customization by us or third parties, and may involve integration with systems developed by third parties. These aspects of our business create additional opportunities for errors and defects in our applications and services. Problems in the initial release may be discovered only after the application has been implemented and used over time with different computer systems and in a variety of other applications and environments. Our applications have in the past contained errors that were discovered after they were sold. Our customers have also occasionally experienced difficulties integrating our applications with other hardware or software in their enterprise.

We are not currently aware of any defects in our applications that might give rise to future lawsuits. However, errors or integration problems may be discovered in the future. Such defects, errors or difficulties could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, returns, increased costs and diversion of development resources, redesigns and increased warranty and servicing costs. In addition, third-party products, upon which our applications are dependent, may contain defects which could reduce or undermine entirely the performance of our applications.

Our customers typically use our applications to perform mission-critical functions. As a result, the defects and problems discussed above could result in significant financial or other damage to our customers. Although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our applications or the performance of our services. Our product liability insurance may not cover all claims brought against us.

SOFTLINE LIMITED HAS THE RIGHT TO ACQUIRE A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, SO WE MAY BE EFFECTIVELY CONTROLLED BY SOFTLINE, AND OUR OTHER STOCKHOLDERS ARE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING.

Softline Limited beneficially owns approximately 49% of our outstanding common stock, including shares Softline has the right to acquire upon conversion of its Series A Convertible Preferred Stock. Ivan M. Epstein, Softline's Chief Executive Officer, and Robert P. Wilkie, Softline's Chief Financial Officer, serve on our board of directors. If Softline converts its Series A Preferred Stock, it may have effective control over all matters affecting us, including:

         o        the election of all of our directors;

         o the allocation of business opportunities that may be suitable for Softline and us;

         o any determinations with respect to mergers or other business combinations involving us;

         o        the acquisition or disposition of assets or businesses by us;

         o debt and equity financing, including future issuance of our common stock or other securities;

         o        amendments to our charter documents;

         o        the payment of dividends on our common stock; and

         o        determinations with respect to our tax returns.

OUR BUSINESS MAY BE DISADVANTAGED OR HARMED IF SOFTLINE'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

Conflicts of interest have and will continue to arise between Softline and us in a number of areas relating to our past and ongoing relationships. Conflicts may not be resolved in a manner that is favorable to us, and such conflicts may result in harmful consequences to our business or prospects.

SOFTLINE'S INFLUENCE ON OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

Softline's potential voting control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, Softline's control could reduce the price that investors may be willing to pay in the future for shares of our stock, or could prevent any party from attempting to acquire us at any price.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price could be affected. Some of the volatility in our stock price may be unrelated to our performance. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

We have not previously paid any cash or other dividend on our common stock. We anticipate that we will use our earnings and cash flow for repayment of indebtedness, to support our operations, and for future growth, and we do not have any plans to pay dividends in the foreseeable future. Softline is entitled to dividends on its Series A Convertible Preferred Stock in preference and priority to common stockholders. Future equity financing(s) may further restrict our ability to pay dividends.

THE TERMS OF OUR PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. We issued 141,000 shares of Series A Convertible Preferred Stock to Softline in May 2002. Our board of directors may determine the terms of subsequent series of preferred stock without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We are actively seeking capital, and some of the arrangements we are considering may involve the issuance of preferred stock.

FAILURE TO COMPLY WITH THE AMERICAN STOCK EXCHANGE'S LISTING STANDARDS COULD RESULT IN OUR DELISTING FROM THAT EXCHANGE AND LIMIT THE ABILITY TO SELL ANY OF OUR COMMON STOCK.

Our stock is currently traded on the American Stock Exchange. The Exchange has published certain guidelines it uses in determining whether a security warrants continued listing. These guidelines include financial, market capitalization and other criteria, and as a result of our financial condition or other factors, the American Stock Exchange could in the future determine that our stock does not merit continued listing. If our stock were delisted from the American Stock Exchange, the ability of our stockholders to sell our common stock could become limited, and we would lose the advantage of some state and federal securities regulations imposing lower regulatory burdens on exchange-traded issuers.

DELAWARE LAW AND SOME PROVISIONS OF OUR CHARTER AND BYLAWS MAY ADVERSELY AFFECT THE PRICE OF YOUR STOCK.

Special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors. Stockholders have no right to call a meeting. Stockholders must also comply with advance notice provisions in our bylaws in order to nominate directors or propose matters for stockholder action. These provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change in control of the Company or our management. Delaware law also contains provisions that could delay or make more difficult change in control transactions. As a result, the price of our common stock may be adversely affected.

SHARES ISSUED UPON THE EXERCISE OF OPTIONS, WARRANTS, DEBENTURES AND CONVERTIBLE NOTES COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

We have issued options and warrants to acquire common stock to our employees and certain other persons at various prices, some of which are or may in the future have exercise prices at below the market price of our stock. As of October 31, 2003, we have outstanding options and warrants for 16,865,219 shares. Of these options and warrants, 1,048,005 have exercise prices above the recent market price of $2.06 per share (as of October 31, 2003), and 15,817,214 have exercise prices at below that recent market price. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders.

Our existing stock option plan currently has approximately 2,108,005 shares available for issuance as of October 31, 2003. Future options issued under the plan may have further dilutive effects.

We issued to Toys "R" Us, Inc. our major customer, a note convertible into 2,500,000 shares of common stock. This note has a conversion price of $0.553. This note will have a dilutive effect on stockholders if converted.

We issued to Union Bank of California, N.A. an unsecured note that is convertible into shares of common stock at a price per share of eighty percent (80%) of the average share closing price of our common stock for the ten trading day period immediately preceding the payoff date. This note will have a dilutive effect on stockholders if converted.

Sales of shares pursuant to exercisable options, warrants, convertible notes, and convertible debentures could lead to subsequent sales of the shares in the public market, and could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.


ITEM 3. - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows. We are exposed to market risks, which include changes in interest rates, changes in foreign currency exchange rate as measured against the U.S. dollar and changes in the value of stock of a publicly traded company, which secures a promissory note we hold.

INTEREST RATE RISK

We do not have debt or borrowings with variable rate term.

FOREIGN CURRENCY EXCHANGE RATE RISK

We conduct business in various foreign currencies, primarily in Europe. Sales are typically denominated in the local foreign currency, which creates exposures to changes in exchange rates. These changes in the foreign currency exchange rates as measured against the U.S. dollar may positively or negatively affect our sales, gross margins and retained earnings. We attempt to minimize currency exposure risk through decentralized sales, development, marketing and support operations, in which substantially all costs are local-currency based. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of the foreign currency. We do not hedge against foreign currency risk. Approximately 7% and 15% of our total net sales were denominated in currencies other than the U.S. dollar for the three months ended September 30, 2003 and 2002, respectively. Approximately 8% and 12% of our total net sales were denominated in currencies other than the U.S. dollar for the six months ended September 30, 2003.

EQUITY PRICE RISK

We have no direct equity investments.


ITEM 4.  - CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES. Based on their evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-14 (c) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of a date (the "Evaluation Date") within 90 days of the filing date of this Quarterly Report on Form 10-Q, our principal executive officer and finanical and accounting officer have concluded that our disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and are operating in an effective manner.

CHANGES IN INTERNAL CONTROLS. There were no significant changes in our internal controls, as such term is defined under Section 13 (b) of the Exchange Act, or to our knowledge, in other factors that could significantly affect these controls subsequent to the Evaluation Date.

                          PART II. - OTHER INFORMATION

ITEM 1. - LEGAL PROCEEDINGS

In April of 2002, our former CEO, Thomas Dorosewicz, filed a demand with the California Labor Commissioner for $256,250 in severance benefits allegedly due under a disputed employment agreement, plus attorney's fees and costs. Mr. Dorosewicz's demand was later increased to $283,894. On June 18, 2002, we filed an action against Mr. Dorosewicz, Michelle Dorosewicz and an entity affiliated with him in San Diego Superior Court, Case No. GIC790833, alleging fraud and other causes of action relating to transactions Mr. Dorosewicz caused us to enter into with his affiliates and related parties without proper board approval. On July 31, 2002, Mr. Dorosewicz filed cross-complaints in that action alleging breach of statutory duty, breach of contract, fraud and other causes of action related to his employment with us and other transactions he entered into with us. This dispute was heard before an arbitrator during the week ended October 3, 2004 and a decision from the arbitrator should be forthcoming.

Due to the declining performance of our Australian subsidiary, we decided in the third quarter of fiscal 2002 to sell certain assets of our Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to an entity affiliated with former management, and is actively pursuing the collection of receivables. If the sale proceeds plus collections on receivables are insufficient to discharge the indebtedness to National Australia Bank, we may be called upon to pay the deficiency under our guarantee to the bank. We have reserved $187,000 as our potential exposure. The receiver has also claimed that we are obligated to it for inter-company balances of $636,000, but we do not believe any amounts are owed to the receiver, who has not as of the date of this report acknowledged the monthly corporate overhead recovery fees and other amounts charged by us to the Australian subsidiary offsetting the amount claimed to be due.

On May 15, 2002, an employee who is currently out on disability/worker's compensation leave, Debora Hintz, filed a claim with the California Labor Commissioner seeking $41,000 in alleged unpaid commissions. In or about December of 2002, Ms. Hintz filed a discrimination claim against us with the Department of Fair Employment and Housing, alleging harassment and sexual orientation discrimination. We have responded appropriately to both the wage claim and the discrimination allegations, which we believe lack merit based on present information.

On August 30, 2002, Cord Camera Centers, Inc., an Ohio corporation ("Cord Camera"), filed a lawsuit against one of our subsidiaries, SVI Retail, Inc. as the successor to Island Pacific Systems Corporation, in the United States District Court for the Southern District of Ohio, Eastern Division, Case No. C2 02 859. The lawsuit claimed damages in excess of $1.5 million, plus punitive damages of $250,000, against SVI Retail for alleged fraud, negligent misrepresentation, breach of express warranties and breach of contract. These claims pertained to the following agreements between Cord Camera and Island
Pacific: (i) a License Agreement, dated December 1999, as amended, for the use of certain software products, (ii) a Services Agreement for consulting, training and product support for the software products and (iii) a POS Software Support Agreement for the maintenance and support services for a certain software product. The parties settled this matter in September 2003 and the terms of the settlement are covered by a confidentiality agreement.

In mid-2002, we were the subject of an adverse judgment entered against us in favor of Randall's Family Golf Centers, ("Randall") in the approximate sum of $61,000. The judgment was entered as a default judgment, and is based on allegations that the Company received a preferential transfer of funds within 90 days of the filing by Randall of a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York. We and Randall have agreed to settle this claim for $12,500, subject to the settlement receiving approval by the U.S. Bankruptcy Court.

On November 22, 2002, UDC Homes, Inc and UDC Corporation now known as Shea Homes, Inc. served Sabica Ventures, Inc. ("Sabica") and Island Pacific, an operating division of SVI Solutions, Inc. ("Island Pacific") with a cross-complaint for indemnity on behalf of an entity identified in the summons as Pacific Cabinets. Sabica and Island Pacific filed a notice of motion and motion to quash service of summons on the grounds that neither Sabica nor Island Pacific has ever done business as Pacific Cabinets and has no other known relation to the construction project that is the subject of the cross-complaint and underlying complaint. A hearing on Sabica's and Island Pacific's motion to quash occurred on May 22, 2003 which was subsequently denied.

Except as set forth above, we are not involved in any material legal proceedings, other than ordinary routine litigation proceedings incidental to our business, none of which are expected to have a material adverse effect on our financial position or results of operations. However, litigation is subject to inherent uncertainties, and an adverse result in existing or other matters may arise from time to time which may harm our business.

ITEM 2. - CHANGES IN SECURITIES AND USE OF PROCEEDS

During the quarter ended September 30, 2003, we issued 75,000 shares of common stock to an employee in lieu of cash payments for commissions earned in prior periods, valued at $75,000.

The foregoing securities were offered and sold without registration under the Securities Act of 1933 to sophisticated investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under such Act and Regulation D thereunder.


ITEM 4. - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On July 9, 2003, we held a special meeting of stockholders. All 32,577,343 shares were represented at the meeting in person or by proxy. The following matters were considered and approved:

         o Ratification of the sale and issuance of up to $6.5 million of 9% convertible debentures and accompanying warrants to purchase shares of common stock to certain investors. The measure passed with 21,475,900 votes for, 482,980 votes against, 11,835 abstained and 10,606,628 broker non-votes.

         o Change of our name from "SVI Solutions, Inc." to "Island Pacific, Inc." The measure passed with 32,508,306 votes for, 56,072 votes against, 12,965 abstained and no broker non-votes.

         o Amendment and restatement of our Restated Certificate of Incorporation to reflect the removal of Article XII, which restricts the shareholders' ability to take actions by written consent. The measure passed with 21,763,166 votes for, 82,572 votes against, 124,977 abstained and 10,606,628 broker non-votes.


ITEM 6. - EXHIBITS AND REPORTS ON FORM 8-K

(a)  EXHIBITS

2.1 Business Sale Agreement dated May 3, 2002 among the receivers and managers of the assets of SVI Retail (Pty) Limited and QQQ Systems PTY Limited, incorporated by reference to exhibit 2.3 to the Company's Form 10-K for the fiscal year ended March 31, 2002.

2.2 Securities Purchase Agreement dated March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P., incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed April 15, 2003

2.3 Securities Purchase Agreement dated April 1, 2003 by and among the Company and MBSJ Investors, LLC, incorporated by reference to exhibit
         2.2 to the Company's Form 8-K filed on April 15, 2003.

2.4 Agreement dated May 6, 2003 by and among the Company, Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc., incorporated by reference to exhibit 2.12 to Company's Form S-1 filed May 12, 2003.

2.5 Securities Purchase Agreement dated June 27, 2003 by and among the Company and the purchasers named therein, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on July 2, 2003.

2.6 Securities Purchase Agreement dated November 7, 2003 by and among the Company and the purchasers named therein, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on November 12, 2003.

3.1 Amended and Restated Certificate of Incorporation, incorporated by reference to exhibit 3.1 to the Company's 8-K filed on July 15, 2003.

3.2 Certificate of Designation, incorporated by reference to exhibit 4.1 of the Company's Form 8-K filed May 16, 2002.

4.1 Registration Rights Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed April 15, 2003.

4.2 Registration Rights Agreement dated as of April 1, 2003 between the Company and MBSJ Investors LLC., incorporated by reference to exhibit
         4.2 to the Company's Form 8-K filed April 15, 2003.

4.3 Registration Rights Agreement dated June 27, 2003 by and among the Company and the parties named therein, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on July 2, 2003.

4.4 Registration Rights Agreement dated November 7, 2003 by and among the Company and the parties named therein, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on November 12, 2003.

10.1 Discounted Loan Payoff Agreement dated March 31, 2003 by and amount Union Bank of California, N.A., SVI Solutions, Inc., SVI Retail, Inc., Sabica Ventures, Inc. and SVI Training Products, Inc., incorporated by reference to exhibit 10.3 to the Company's Form 8-K filed on April 15, 2003.

10.2 Unsecured Promissory Note dated March 31, 2003 in favor of Union Bank of California, N.A., incorporated by reference to exhibit 10.47 to the Company's Form S-1 filed on May 12, 2003.

10.3 Amendment Agreement to between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated July 15, 2002, incorporated by reference to exhibit
         10.11 to the Company's Form 10-K for the fiscal year ended March 31, 2002.

10.4 First Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated December 5, 2002.Summary of loan transactions between the Company and World Wide Business Centres, incorporated by reference to exhibit 10.12 to the Company's Form 10-K for the fiscal year ended March 31, 2002.

10.5 Second Amendment to Amendment Agreement between the Company,Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated March 14, 2003, incorporated by reference to exhibit 10.29 to the Company's Form S-1 filed on May 12, 2003.

10.6 Third Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated March 28, 2003, incorporated by reference to exhibit 10.30 to the Company's Form S-1 filed on May 12, 2003.

10.7 Fourth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated April 3, 2003, incorporated by reference to exhibit 10.31 to the Company's Form S-1 filed on May 12, 2003.

10.8 Fifth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated June 27, 2003 , incorporated by reference to exhibit 10.32 to the Company's Form S-3 filed on July 31, 2003.

10.9 Purchase Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.14 to the Company's Form 10-K for the fiscal year ended March 31, 2002.

10.10 Convertible Note in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.15 to the Company's Form 10-K for the fiscal year ended March 31, 2002.

10.11 Warrant in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.16 to the Company's Form 10-K for the fiscal year ended March 31, 2002.

10.12 Development Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.17 to the Company's Form 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

99.1     Certification from Principal Executive Officer.

99.2     Certification from Principal Financial and Accounting Officer

(b) REPORTS ON FORM 8-K

On July 2, 2003, we filed a Form 8-K disclosing as Item 5 the sale of 5,275,000 shares of our common stock to a group of institutional investors.

On July 15, 2003, we filed a Form 8-K disclosing as Item 5 the name change to Island Pacific, Inc.

On August 1, 2003, we filed a Form 8-K disclosing as Item 5 the appointment of Harvey Braun, our Chief Executive Officer, to the position of Chairman of the Board and Ran Furman to the position of Chief Financial Officer.

On August 13, 2003, we filed a Form 8-K disclosing as Item 9 our first quarter financial results for the quarter ended June 30, 2003.

                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly cause this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Island Pacific, Inc.
                                    Registrant

                                    /S/ Ran Furman
                                    -------------------------------------------
Date: November 12, 2003             Ran Furman
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                    Signing on behalf of the registrant

                            FORM 10-Q CERTIFICATIONS


I, Harvey Braun, certify that:

         1. I have reviewed this quarterly report on Form 10-Q of Island Pacific, Inc.;

         2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

         3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

         4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

                  (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

                  (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

                  (c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

         5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

                  (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

                  (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

         6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date:  November 12, 2003

                                       /s/ Harvey Braun
                                       -----------------------------------------
                                       Harvey Braun
                                       Chairman of the Board and Chief Executive
                                       Officer
                                       (Principal Executive Officer)

                            FORM 10-Q CERTIFICATIONS


I, Ran Furman, certify that:

         5. I have reviewed this quarterly report on Form 10-Q of Island Pacific, Inc.;

         6. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

         7. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

         8. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

                  (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

                  (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

                  (c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

         9. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

                  (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

                  (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

         10. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date:  November 12, 2003

                                    /s/ Ran Furman
                                    -------------------------------------------
                                    Ran Furman
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): November 12, 2003

                              Island Pacific, Inc.
   __________________________________________________________________________
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
   __________________________________________________________________________
                 (State or Other Jurisdiction of Incorporation)

         0-23049                                        33-0896617
_____________________________                  _________________________________
(Commission File Number)                       (IRS Employer Identification No.)

19800 MacArthur Boulevard, Suite 1200, Irvine, California    92612
________________________________________________________________________________
(Address of Principal Executive Offices)                (Zip Code)

                                 (949) 476-2212
   __________________________________________________________________________
              (Registrant's telephone number, including area code)

   ___________________________________________________________________________
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.   OTHER EVENTS.

         Island Pacific, Inc. ("Island Pacific") entered into a Securities Purchase Agreement dated November 7, 2003 with a group of institutional and accredited investors (collectively, the "Investors") for the sale by Island Pacific to the Investors of up to 3,180,645 shares of common stock at a per share price of $1.55, for an aggregate amount of up to $4,930,000. The transaction was completed on November 7, 2003.

         The Investors were given registration rights under a Registration Rights Agreement requiring Island Pacific to file a registration statement respecting the common stock within 30 days following the date of the purchase agreement. If the registration statement covering the shares held by the Investors is not filed within the timeframe specified in the Registration Rights Agreement or declared effective within 90 days following the date of the purchase agreement or upon the occurrence of certain other conditions, Island Pacific will be obligated to pay liquidated damages to the Investors equal to two percent (2%) per month of the amount invested by the Investors.

         Roth Capital Partners, LLC ("Roth Capital") served as placement agent in this transaction. It received fees of $178,600 in cash and 115,226 shares of common stock, plus warrants to purchase 282,065 shares common stock at the exercise price of $1.71 per share. Roth Capital was also granted registration rights respecting these securities.

EXHIBIT INDEX

Exhibit No.       Description
----------        -----------

2.1 Securities Purchase Agreement dated as of November 7, 2003 by and among Island Pacific and the Investors.

4.1 Registration Rights Agreement dated as of November 7, 2003 by and among Island Pacific and the Investors.

99.1     Press Release dated November 10, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                             Island Pacific, Inc.

Date: November 12, 2003                      By: /s/ Ran Furman
                                                 -------------------------------
                                             Name: Ran Furman
                                             Title: Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):             November 20, 2003

                              Island Pacific, Inc.
                     (formerly known as SVI Solutions, Inc.)
   --------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
   --------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

         0-23049                                        33-0896617
-----------------------------                  ----------------------------
(Commission File Number)                       (IRS Employer Identification No.)


19800 MacArthur Boulevard, Suite 1200, Irvine, California              92612
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)

                                 (949) 476-2212
   --------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

   ---------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.   OTHER EVENTS.

         On November 20, 2003, Island Pacific, Inc. ("Island Pacific") and Page Digital Incorporated ("Page") executed an Agreement of Merger and Plan of Reorganization ("Merger Agreement") pursuant to which Island Pacific will acquire Page, a developer of multi-channel commerce software (the "Merger"). Under the terms of the Merger Agreement, Page will merge into IPI Acquisition, Inc., a wholly owned subsidiary of Island Pacific. Island Pacific will pay the stockholders of Page approximately $7,000,000 in consideration, consisting of $2,000,000 in cash and 2,500,000 shares of common stock valued at $2.00 per share. The Merger Agreement also provides for a potential adjustment to the number of shares exchanged in the Merger if Island Pacific's common stock trades below $1.50 for the 20 trading days immediately prior to the closing.

         The consummation of the Merger is conditioned on the California Commissioner of Corporations issuing a permit perfecting Island Pacific's exemption under Section 3(a)(10) of the Securities Act of 1933 after a fairness hearing, or, alternatively, the SEC declaring a Form S-4 registration statement effective. Completion of the transaction is also subject to approval by the stockholders of Page, as well as satisfaction of customary closing conditions. The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         In connection with the Merger Agreement, Lawrence Page and David Joseph (the "Stockholders") entered into a voting agreement with Island Pacific (the "Voting Agreement"). Under the terms of the Voting Agreement the Stockholders agreed, until the earlier of the consummation of the Merger, the termination of the Voting Agreement or the termination of the Merger Agreement, to vote their shares of Page common stock: (i) in favor of adoption and approval of the terms of the Merger Agreement and the Merger; (ii) against any action, proposal, transaction or agreement that would directly or indirectly result in a breach of any covenant, representation, warranty or other obligation or agreement of Page set forth in the Merger Agreement or of the Stockholders set forth in the Voting Agreement; (iii) against any alternative proposal; (iv) against any change in a majority of the members of the board of directors of Page; (v) against any material change in the present capitalization of Page or any amendment of Page's certificate of incorporation or bylaws; (vi) against any other material change in Page's corporate structure or business, and (vii) against any other action or proposal involving Page or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Merger.

         The foregoing descriptions of the Merger Agreement and Voting Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Merger Agreement and Voting Agreement attached hereto as exhibits and incorporated herein by reference.



         EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

2.1 Agreement of Merger and Plan or Reorganization by and among Island Pacific, Inc., Page Digital Incorporated and IPI Acquisition, Inc. dated November 20, 2003. *

99.1 Voting Agreement by and among Island Pacific, Inc., Lawrence Page and David Joseph dated November 20, 2003.

*Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                                  Island Pacific, Inc.

Date:    November 24, 2003                        By: /S/ Ran Furman
                                                      --------------------------
                                                  Name:  Ran Furman
                                                  Title: Chief Financial Officer